Exhibit 4.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT
BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT TRIVAGO N.V.
TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY “[*]”.

SHARE PURCHASE OPTION AGREEMENT

This SHARE PURCHASE OPTION AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2024 (the “Effective Date”) by and among (i) Holisto Ltd, an Israeli private limited liability company, registered number 515341535 with its principal office at 2 Sderot Nim, Rishon Lezion, Israel (the “Company”); (ii) trivago N.V, a company organized under the laws of the Netherlands (the “Purchaser”); (iii) the Shareholders of the Company listed on Schedule I hereto (the “Executing Shareholders”) and (iv) Connecticut Innovations, Incorporated in its capacity as the representative of the Securityholders (as defined below) (the “Securityholders’ Representative”).

Whereas,     The Company is an all-in-one travel technology platform provider (the “Business”);
Whereas,    Concurrently herewith, the Purchaser and the Company are entering into a Series B Preferred Share Purchase Agreement, pursuant to which the Purchaser is to make an equity investment in the Company, in accordance with the terms thereof (the “SPA”); and
Whereas,    certain of the Executing Shareholders are signing a Joinder (as defined below);
Whereas,    at the Effective Date the Executing Shareholders hold 95.55% of the issued and outstanding share capital of the Company, and immediately prior to the Acquisition Closing shall hold, together with all other Securityholders at least 99.02% of the Company Securities, and as further inducement for the Purchaser to invest in the Company under the terms of the SPA, the Executing Shareholders desire to grant, and the Purchaser desires to obtain, an exclusive option for the Purchaser (or its Affiliates) to purchase 100% of the Company Securities at the time of the Acquisition Closing.

Now, Therefore, in consideration of the mutual promises, covenants representations and warranties set forth herein, the Company, the Purchaser, the Securityholders’ Representative and the Executing Shareholders (each a “Party” and collectively the “Parties”) agree as follows:

1.Purchaser Option
Purchaser Option
1.1On the terms and subject to the conditions of this Agreement, in consideration of the mutual covenants and other good and valuable consideration set forth in this Agreement, the Company and the Executing Shareholders hereby irrevocably and unconditionally grant to the Purchaser, the exclusive right and option (but not the obligation) to purchase 100%, but not less than 100%, of the Company Securities not then held by the Purchaser (or its Affiliates), free and clear of any Liens (the “Purchaser Option” and such purchase the “Acquisition”).

1.2During the Option Period, the Purchaser may, in its sole discretion, exercise the Purchaser Option, by way of delivering a written notice to the Securityholders’ Representative and the Company indicating Purchaser’s election to exercise the Purchaser Option (the “Exercise Notice”). Upon receipt of the Exercise Notice, the Company shall give notice to the Securityholders. The Purchaser Option is validly exercised if the Exercise Notice is delivered at any time during the Option Period, notwithstanding the expiration of the Option Period prior to the consummation of the Acquisition Closing.
1.3In the event that the Purchaser has delivered the Exercise Notice, the Parties shall be irrevocably obligated to consummate the Acquisition, subject to the satisfaction of the conditions and on the terms set forth in this Agreement. Subject to the satisfaction of the conditions and on the terms set forth in this Agreement, at the Acquisition Closing, (a) each Shareholder shall, severally and not jointly, sell, transfer, assign, convey and deliver to Purchaser all of its rights, title and interests in the Shares owned by such Shareholder, free and clear of any Liens, and (b) the Purchaser shall purchase and acquire all of the Shares held by each such Shareholder, in each case free and clear of any Liens, for the consideration described herein.
1.4If the Purchaser does not deliver the Exercise Notice to the Securityholders’ Representative and the Company on or before the expiration of the Option Period, the Purchaser Option and this Agreement shall automatically terminate and be of no further force or effect, except for such terms hereof which shall survive termination or expiration hereof, as set forth in Section 18 (Termination) below. The Purchaser shall be under no obligation to exercise the Purchaser Option.
1.5The grant of the Purchaser Option and the effectiveness of this Agreement (including the Company’s obligations hereunder) shall occur on the Effective Date.
1.6As security for each Shareholder’s compliance with this Agreement and to facilitate the Acquisition, each Shareholder shall deposit into escrow with the Company (i) all applicable share certificates or an affidavit confirming that no share certificates were issued by the Company in respect of all the Shares held by such Shareholder, in the form attached hereto as Schedule 1.6A; and (ii) executed share transfer deeds as well as blank copies thereof, to give effect to the sale of all the Shares held by such Shareholder to the Purchaser at the Acquisition Closing, and the consummation of the Acquisition, in the form attached hereto as Schedule 1.6B ((i) and (ii) the “Share Transfer Instruments”) to be held in trust by the Company for the benefit of the Purchaser, and completed, released and delivered by the Company to the Purchaser at the Acquisition Closing. Each Shareholder hereby irrevocably appoints each member of the Board as its true, exclusive, and lawful representative, agent and attorney-in-fact for such purpose, and with the exclusive power and authority to complete, release and deliver such Shareholder’s Share Transfer Instruments to the Purchaser at the Acquisition Closing, and to take all actions reasonably necessary for such purpose on behalf of the Shareholder.
1.7Treatment of Company Options
Immediately prior to the Acquisition Closing, each Company Option that is outstanding, whether vested or unvested, as of immediately prior to the Acquisition Closing and that has a per share exercise price that is less than the Per Share Consideration for Ordinary Shares as set forth on the Consideration Schedule (each such Company Option an “In-the-Money Company Option”), will be cancelled and, in exchange therefor, each former holder of any such cancelled In-the-Money Company Option (each an “In-the-Money Company Optionholder”) will be entitled to receive, in consideration of such cancelled In-the-Money

Company Option and in full settlement therefor, (i) the applicable portion of the Purchase Price payable to such In-the-Money Company Optionholder as set forth in the Consideration Schedule, which shall be calculated as the product of (A) the aggregate number of Ordinary Shares subject to such In-the-Money Company Option immediately prior to the Acquisition Closing multiplied by (B) the excess, if any, of the Per Share Consideration for Ordinary Shares over the exercise price per Ordinary Share applicable to such In-the-Money Company Option immediately prior to the Acquisition Closing, and (ii) such In-the-Money Company Optionholder’s Pro Rata Portion of distributions, if any, of (A) the Adjustment Escrow Amount, (B) the Indemnification Escrow Amount, (C) the Securityholder Expense Fund, and (D) any amounts payable as a result of any Post-Closing Adjustment, subject to such In-the-Money Company Optionholder executing a joinder in the form attached hereto as Schedule 1.7 (the “Optionholder Joinder”).
Each Company Option that is not an In-the-Money Company Option shall be terminated, canceled and extinguished at the Acquisition Closing, with no consideration payable in connection with such termination, cancellation and extinguishment, and in no event shall any such Company Options that is not an In-the-Money Company Option be assumed or substituted by Purchaser.
The Company has prior to the Effective Date, taken all actions, including, without limitation, obtaining appropriate resolutions of the Board and providing all notices and obtaining all consents, that are necessary or desirable or reasonably requested by Purchaser to give effect to the treatment of Company Options contemplated by this Section 1.7, except for providing to Purchaser any Optionholder Joinders.
1.8Treatment of Company Warrants
Immediately prior to the Acquisition Closing, each Company Warrant that is outstanding as of immediately prior to the Acquisition Closing and that has a per share exercise price that is less than the Per Share Consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Schedule (each such Company Warrant an “In-the-Money Company Warrant”), will be cancelled and, in exchange therefor, each former holder of any such cancelled In-the-Money Company Warrant (each a “In-the-Money Company Warrantholder”) will be entitled to receive, in consideration of such cancelled In-the-Money Company Warrant and in full settlement therefor, (i) the applicable portion of the Purchase Price payable to such In-the-Money Company Warrantholder as set forth in the Consideration Schedule, which shall be calculated as the product of (A) the aggregate number of Shares for which such In-the-Money Company Warrant is exercisable immediately prior to the Acquisition Closing multiplied by (B) the excess, if any, of the Per Share Consideration payable with respect to the applicable class of Shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Schedule over the exercise price per Share applicable to such In-the-Money Company Warrant immediately prior to the Acquisition Closing, and (ii) such In-the-Money Company Warrantholder’s Pro Rata Portion of distributions, if any, of (A) the Adjustment Escrow Amount, (B) the Indemnification Escrow Amount, (C) the Securityholder Expense Fund, and (D) any amounts payable as a result of any Post-Closing Adjustment, subject to such In-the-Money Company Warrantholder executing (i) a joinder in the form attached hereto as Schedule 1.8A (the “Warrantholder Joinder”); and (ii) an amendment to the In-the-Money Company Warrantholder’s In-the-Money Company Warrant in the form attached hereto as Schedule 1.8B (the “Warrant Amendment”).

Each Company Warrant that has a per share exercise price that is equal to or greater than the Per Share Consideration payable with respect to the applicable class of shares to which the relevant Company Warrant is exercisable as set forth on the Consideration Spreadsheet shall be terminated, canceled and extinguished at the Acquisition Closing, with no consideration payable in connection with such termination, cancellation and extinguishment and in no event shall any such
Company Warrant that is not an In-the-Money Company Warrant be assumed or substituted by Purchaser.
The Company has, prior to the Effective Date, taken all actions, including, without limitation, obtaining appropriate resolutions of the Board and providing all notices and obtaining all consents, that are necessary or desirable or reasonably requested by Purchaser to give effect to the treatment of Company Warrants contemplated by this Section 1.8.
1.9Holders of Convertible Securities on the Acquisition Closing Date who do not execute and deliver this Agreement, a Joinder, an Optionholder Joinder or a Warrantholder Joinder and Warrant Amendment, as applicable thereto (the “Dissenting Holder(s)”), shall not be entitled to receive any portion of the Purchase Price pursuant to this Agreement, and such portion of the Purchase Price shall be allocated amongst the other Securityholders, in accordance with their Pro Rata Portions, as such Pro Rata Portions are recalculated after disregarding the Pro Rata Portions of the Dissenting Holder(s).

2.Purchase Price
2.1If the Purchaser exercises the Purchaser Option and delivers an Exercise Notice during the Option Period, the aggregate purchase price to be paid by the Purchaser hereunder shall be calculated based on a valuation of the Company (for 100% of the securities of the Company), to be determined as follows:
2.1.1If the Purchaser delivers an Exercise Notice within 12 calendar months of the Closing of the SPA (as defined therein) (the “First Exercise Period”), and in the twelve calendar months period ending on the end of the month prior to the month in which the Exercise Notice is delivered, the Operating Income is negative - the valuation of the Company shall be 1X Revenues; or
2.1.2If the Purchaser delivers an Exercise Notice within the First Exercise Period, and in the twelve calendar months period ending on the end of the month prior to the month in which the Exercise Notice is delivered, the Operating Income is positive - the valuation of the Company shall be 1X Revenues + 1X Operating Income; or
2.1.3If the Purchaser delivers an Exercise Notice at any time following expiry of the First Exercise Period but prior to the expiry of the Option Period - the valuation of the Company shall be 1X Revenue + 2X Operating Income.
2.2Upon determining the valuation of the Company based on the foregoing calculations, which calculations shall be based on US generally accepted accounting principles (“GAAP”), in effect on the date the Purchaser delivers an Exercise Notice, applied on a consistent basis with previous years, such valuation amount shall be multiplied by the percentage that the Company Securities not then held by the Purchaser (or its Affiliates) constitute out of the then aggregate Company Securities, including those held by the Purchaser (or its Affiliates) (the “Purchaser Percentage”, and such resulting amount, the “Target Price”); provided however that:
(A) if the sum of the Net Debt plus the Working Capital, taken as a whole, (expressed as a negative number) is lower, by more than 25%, than the Target Net Debt and Target Working

Capital – i.e., if the sum of the Net Debt plus the Working Capital, taken as a whole, is lower than US$ -12.5 million (a negative amount) (such amount in excess of the 25% threshold, excluding, for the avoidance of doubt, the 25% itself, the “Shortfall”), then the Target Price shall be reduced by an amount equal to the Shortfall;
(B) if prior to the Acquisition Closing Date the Purchaser has issued a Claims Notice for Losses under the SPA (as such terms are defined therein), in accordance with the terms of the SPA, and (i) the Company and the Purchaser have reached an agreement on the amount of such Losses, prior to the Acquisition Closing Date, then the Target Price shall be reduced by the agreed Losses, and/or (ii) if the Company and the Purchaser have not reached an agreement on the amount of such Losses or a portion thereof, prior to the Acquisition Closing Date, then, the amount of such Losses or such portion thereof which has not been agreed upon, shall be placed by the Purchaser in escrow with the Escrow Agent (in a separate account), until (x) 120 days from the delivery of such Claims Notice - if the Purchaser has not filed a lawsuit with a competent court for the amount of such Losses or such portion thereof which has not been agreed upon within such 120 day period (in which event, upon expiry of such 120 days, the amount so placed in escrow shall be distributed to the Securityholders, in accordance with their Pro Rata Portions) or (y) if (a) the Purchaser has filed a lawsuit with a competent court for the amount of such Losses or such portion thereof which has not been agreed upon, within such 120 day period or (b) the Claims Notice concerns the Sivota Claim, and provided that a lawsuit or legal proceeding initiated by Sivota is pending or being settled, until such time when the claims in the Claims Notice for such Losses or such portion thereof which has not been agreed upon, is/are finally resolved (i.e. by a resolution of a competent court not subject to further appeals), at which time, the amount so resolved in favor of the Purchaser (if any) shall be deducted from the Target Price and transferred by the Paying Agent to the Purchaser, and the remainder (if any) shall be transferred to the Securityholders in accordance with their respective Pro Rata Portion thereof;
(C) the Target Price shall further be reduced by USD 70,000 to the extent paid or to be paid by the Company to Oppenheimer & Co. Inc. in connection with the SPA and/or SPOA; and
(D) if the disclosures set forth in the Updated Disclosure Schedule would have led to, or resulted in, Losses paid, incurred or sustained by any of the Purchaser Indemnified Persons, directly or indirectly, had they not been disclosed in the Updated Disclosure Schedule that exceed USD 1 Million in the aggregate (without duplication with (A) above), then any amount exceeding such USD 1 Million threshold shall be deducted from the Target Price;
(such resulting amount, after downward adjustment of the Target Price in accordance with the foregoing (A), (B), (C) and (D), the “Purchase Price”).
2.3Notwithstanding anything to the contrary herein, in no event shall the Purchase Price exceed US$ 60,000,000 (the “Purchase Price Cap”) or shall be lower than the 2023 Revenues.
An illustration of the calculation of the Purchase Price shall be prepared by the Purchaser and the Company and shall be attached as Schedule 2.2 hereto promptly following the execution hereof.
2.4The aggregate Purchase Price to be paid by the Purchaser at the Acquisition Closing shall be an amount equal to (a) the Estimated Purchase Price; minus (b) the Adjustment Escrow Amount; minus (c) the Indemnification Escrow Amount; minus (d) the Securityholder Expense Fund; minus (e) the Securityholders’ Participation Amount; minus (f) the Delayed Consideration; and minus (g) Change of Control Payments (such amount, the “Closing Purchase Price”).

2.5The Purchase Price shall be payable by the Purchaser at least 50% in cash, in US$ available funds (the “Cash Consideration”), and the balance in Class A Shares (as defined below)(the “Share Consideration” and each such share, a “Purchaser Share”, and collectively, the “Purchaser Shares”), provided however that the Purchaser may elect in its sole discretion to increase the Cash Consideration component (i.e. up to 100%) and decrease the Share Consideration component accordingly, including for the purpose of satisfying its tax withholding obligations in connection with this Agreement, and provided further that the Purchaser may elect to pay all or certain Securityholders their entire Pro Rata Portion of the Purchase Price in cash, if the issuance of Purchaser Shares thereto would be prohibited under any applicable securities laws, or require the Purchaser to issue a prospectus or similar document under any applicable securities laws, and provided further that irrespective of any Securityholders’ ratio between its/his/her Cash Consideration and Share Consideration, the Founders shall receive 50% of their portion of the Purchase Price in Purchaser Shares, unless the Purchaser agrees otherwise in its sole discretion. The obligation of the Purchaser to pay the Share Consideration to the Securityholders shall be set off against the receivable of the Purchaser by the Securityholders to pay their respective aggregate Purchaser Share PPS to the Purchaser, and for the avoidance of doubt no Securityholder shall be required to make any cash payment of their respective aggregate Purchaser Share PPS to the Purchaser and the number of Purchaser Shares to be issued thereto shall not be reduced by such set-off..
2.6The Share Consideration shall not be subject to any lock-up period. Purchaser shall within thirty (30) days after the Acquisition Closing (the “Filing Deadline”), prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), a registration statement (the “Registration Statement”) registering the resale of any Purchaser Shares received by the Securityholders pursuant to this Agreement (including those which are held in escrow but excluding the Purchaser Shares constituting Delayed Consideration) (the “Registrable Purchaser Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), and shall use its reasonable best efforts to have such registration statement declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the sixtieth (60th) day following the Filing Deadline (or the seventy fifth (75th) day after the Filing Deadline if subject to a full review by the SEC) (the “Effectiveness Deadline”), and remain effective, until the earlier of the date when (a) all Registrable Purchaser Shares issued to the Securityholders are sold by the holders thereof and (b) all Registrable Purchaser Shares are freely tradable under Rule 144 under the Securities Act by non-affiliates of Purchaser (within the meaning of U.S. securities laws) without limitation as to volume or manner of sale. If the SEC prevents Purchaser from including any or all of the Registrable Purchaser Shares issued to the Securityholders proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale or otherwise, (i) such Registration Statement shall register for resale such number of Registrable Purchaser Shares which is equal to the maximum number of Registrable Purchaser Shares as is permitted by the SEC and (ii) the number of Registrable Purchaser Shares to be registered for each Securityholder named in the Registration Statement shall be reduced pro rata among all such Securityholders and as promptly as practicable after being permitted to register additional Registrable Purchaser Shares under Rule 415 under the Securities Act, Purchaser shall file a new Registration Statement when allowed by the SEC to register such Registrable Purchaser Shares not included in the initial Registration Statement and use its reasonable best efforts to cause such Registration Statement to become and remain effective as promptly as practicable consistent with the terms of this Section 2.6. In the event that the SEC requires any Securityholder seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” in order to permit such

Registration Statement to become effective, and such Securityholder does not consent to being so named as an underwriter in such Registration Statement, then, in each such case and notwithstanding anything else contained herein, the Purchaser shall not be obligated hereunder to register resales of Registrable Purchaser Shares on such Securityholder’s behalf. In addition, and notwithstanding anything else contained herein, the Purchaser shall not be obliged to register for resale any Registrable Purchaser Shares held in escrow to the extent prevented by the SEC from doing so. Purchaser will provide a draft of the Registration Statement to the Securityholders’ Representative for review reasonably in advance of filing the Registration Statement. Purchaser’s obligations hereunder shall be subject to the timely provision by the Company (if and when applicable) and the Securityholders of all information reasonably requested from them and required pursuant to applicable securities law and stock exchange rules and regulations to effect the registration of the Registrable Purchaser Shares (including timely completion and return by each Securityholder of a selling shareholder questionnaire in customary form for a selling shareholder in similar situations, to be provided by the Purchaser). Availability of any Registration Statement may be temporarily suspended from time to time upon notice by the Purchaser if Purchaser determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the effectiveness or use of the Registration Statement could materially affect a bona fide business or financing transaction of Purchaser or would require premature disclosure of information that could materially adversely affect Purchaser or if such effectiveness or use would otherwise be prohibited under any applicable securities laws; provided, that Purchaser may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive days, or more than one hundred twenty (120) total days, in each case during any twelve (12)-month period (unless not delaying or suspending the Registration Statement would be prohibited under any applicable securities laws). The Securityholders also agree that any such registration shall be subject to such other reasonable and customary terms for these types of arrangements as may be agreed in writing between the Purchaser and the Securityholders Representative. Any failure by Purchaser to file the Registration Statement by the Filing Deadline shall not otherwise relieve Purchaser of its obligations to file the Registration Statement or effect the registration of the Registrable Purchaser Shares set forth in this Section 2.6. Purchaser will use its reasonable best efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Purchaser remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable the Securityholders to resell the Registrable Purchaser Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to the Securityholders), as applicable. Purchaser shall advise the Securityholders’ Representative within three (3) business days: (i) when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Purchaser of any notification with respect to the suspension of the qualification of the Registrable Purchaser Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) of the occurrence of any event that requires the making of any changes in any Registration Statement so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. Upon the occurrence of any event contemplated in the foregoing clause (iv),

Purchaser shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to the Securityholders included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Purchaser shall bear the costs and expenses related to complying with its aforesaid obligations to file and have declared and remain effective a Registration Statement (or any amendment thereto or any supplement to the related prospectus, including any other required document pursuant to this Section 2.6) to allow the Securityholders to resell any Registrable Purchaser Shares received hereunder as contemplated herein, provided that an amount of US$150,000 out of such costs and expenses will be deducted from the Closing Purchase Price (such amount, the “Securityholders’ Participation Amount”). Notwithstanding the foregoing, in the event that Purchaser breaches any of its obligations under this Section 2.6 and the Registration Statement is not declared effective by the Effectiveness Deadline or maintained effective after the Effectiveness Deadline as required hereunder, Purchaser shall be required to repay to the Securityholders the Securityholders’ Participation Amount (without such repayment derogating from any other rights or remedies available to the Securityholders hereunder or under any other agreement or applicable Law for breach of this Agreement), by transferring such Securityholders’ Participation Amount to the Paying Agent, for further disbursement to the Securityholders, in accordance with their respective Pro Rata Portion, without derogating from other remedies available to the Securityholders for any such breach. For the avoidance of doubt, the Securityholders shall not be entitled to any demand or any other forms of registration rights, nor shall they be entitled to any underwritten shelf takedowns pursuant to the Registration Statement.
2.7The number of Purchaser Shares to be issued and delivered as the Share Consideration shall be calculated by dividing the Share Consideration by the Purchaser Share PPS, in each case rounded to the nearest whole Purchaser Share (with 0.5 being rounded up).
“Purchaser Share PPS” shall mean (i) the volume weighted average price of one American Depositary Share, each currently representing five Class A shares, nominal value €0.06 per share, of the Purchaser (“ADS”) on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Purchaser and Securityholders) over the 90 consecutive trading days ending with the last complete trading day two business days before the Acquisition Closing, rounded to four decimal places, divided by (ii) the number of shares underlying one ADS during such period. Notwithstanding the foregoing, if between the date of this Agreement and the Acquisition Closing the number of class A Shares in the capital of the Purchaser, with a nominal value of €0.06 per class A share (the “Class A Shares”) represented by the ADSs or the Class A Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any additional shares in the capital of the Purchaser are issued upon any exercise of rights under any shareholder rights plan, as applicable, or any similar event shall have occurred, then the Share Consideration and any other number or amount contained herein which is based upon the number of the Class A Shares (including the Purchaser Share PPS), as the case may be, will be appropriately adjusted, without duplication, to provide to the Securityholders the same economic effect as contemplated by this Agreement prior to such event; provided however that if the Share Consideration exceeds 20% of the Purchase Price, the Purchaser Share PPS shall be subject to downward adjustment to reflect a discount of 10% on the portion of the Share Consideration that exceeds 20% of the Purchase Price. Accordingly, the Purchaser Share PPS shall be calculated while taking into account such discount of 10% on the applicable portion of the Share Consideration, which exceeds 20% of the Purchase Price, and in any event there shall only be one price per share applicable to all of the Share Consideration. The Purchaser Share PPS shall not be less than the nominal value of a Purchaser Share.
2.8Estimated Purchase Price.
2.8.1No later than 15 Business Days following the delivery of the Exercise Notice, the Company shall provide to the Purchaser and the Securityholders’ Representative a statement (the “Consideration Schedule”), based on the Company’s unaudited and unreviewed financial statements, prepared in accordance with GAAP, applied on a consistent basis with previous years, and executed by the Chief Financial Officer or Chief Executive Officer of the Company setting forth in sufficient detail the Company’s calculation of (a) the Revenues, (b) Operating Income (c) Target Price (d) Working Capital as of the Acquisition Closing (e) Net Debt as of the Acquisition Closing and (f) the Company’s calculation of the Purchase Price (the “Estimated Purchase Price”), as well as the Adjustment Escrow Amount, the Securityholder Expense Fund, the Indemnification Escrow Amount, Change of Control Payments and the Closing Purchase Price, the Delayed Consideration, and each Securityholder’s applicable Pro Rata Portion of the Estimated Purchase Price, Adjustment Escrow Amount, the Indemnification Escrow Amount, the Securityholder Expense Fund and the Closing Purchase Price.
2.8.2Together with the Consideration Schedule the Company shall provide the Purchaser reasonable documentation supporting the amounts set forth therein, and upon request by the Purchaser, within 30 Business Days from such request, the Company shall provide the Purchaser financial statements reviewed by the Company’s auditors, for the relevant periods applicable for determining the Target Price and/or the Purchase Price. The Purchaser shall be given all such access as it may reasonably require during the Company’s normal business hours and upon reasonable prior notice to the accounting books and records of the Company and access to such representatives of the Company as it may reasonably require and without unreasonably interfering with the day-to-day operation of the Company, for the purpose of resolving any disputes or responding to any matters or inquiries raised concerning the Consideration Schedule and the calculations therein. The Company shall consider in good faith any revisions to the calculations set forth in the Consideration Schedule proposed by the Purchaser and shall work with the Purchaser prior to the Acquisition Closing to resolve any disputes with respect to the Consideration Schedule and Estimated Purchase Price and any such resolutions shall be reflected in an amended and updated Consideration Schedule, executed by the Chief Financial Officer or Chief Executive Officer of the Company.
2.9Purchase Price Adjustment.
2.9.1As soon as practicable, but in any event within 60 Business Days after the Acquisition Closing, the Purchaser shall deliver to the Securityholders’ Representative a certificate executed by the Chief Financial Officer of the Company and an officer of the Purchaser (the “Closing Statement”), setting forth the Purchaser’s determination of: (a) the Revenues (b) Operating Income (c) Target Price, (d) Working Capital (e) Net Debt and (f) the Purchase Price and each Securityholder’s applicable Pro Rata

Portion of the Purchase Price. The actual date on which the Closing Statement is delivered the “Delivery Date”.
2.9.2The Closing Statement shall include reasonable documentation supporting the amounts set forth therein, and the Company shall provide the Securityholders’ Representative with any supporting documentation that the Securityholders’ Representative may reasonably request to verify the amounts set forth therein.
2.9.3Within 14 Business Days of the Delivery Date (the “Objection Period”), the Securityholders’ Representative may deliver to the Purchaser a written statement specifying any objections thereto, if any, in reasonable detail (an “Objections Statement”). If the Securityholders’ Representative does not deliver an Objections Statement within the Objection Period, then the Closing Statement shall be deemed final and binding upon all Parties. If the Securityholders’ Representative delivers an Objections Statement within the Objection Period, the Securityholders’ Representative and the Purchaser shall negotiate in good faith for 14 Business Days following the Purchaser’s receipt of such Objections Statement to try and resolve such objections (any unresolved objection, a “Dispute”).
2.9.4Any item or matter set forth in the Closing Statement that is not included in the Objections Statement shall be deemed final and binding upon the Parties. In the event that the Purchaser and the Securityholders’ Representative manage to resolve all Disputes, the Purchaser and Securityholders’ Representative shall sign a modified Closing Statement which shall be final and binding upon the Parties. In the event that the Purchaser and the Securityholders’ Representative are unable to resolve all objections during such 14 Business Day period, either the Purchaser or the Securityholders’ Representative shall refer any remaining Disputes to an Israeli branch of Deloitte, KPMG or PwC, as an independent expert (the “Expert”) as shall be agreed upon by the Securityholders’ Representative and Purchaser, and, if Securityholders’ Representative and Purchaser are unable to so agree within 7 days after the end of such 14 Business Day period, then Securityholders’ Representative and Purchaser shall each be entitled to request that the head of the Institute of Certified Public Accountants in Israel shall appoint the Expert.
2.9.5The Expert shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 14 Business Days after its appointment and shall act in its capacity as an expert and not as an arbitrator. The Parties shall cooperate with the Expert in resolving a Dispute and shall make available to the Expert such individuals and information (except for communications with attorneys and accountants’ working papers) as may be reasonably required by the Expert to make its determination pursuant to this Section 2.9. The Expert shall, in resolving a Dispute, refer only to such definitions of Revenues, Operating Income, Working Capital, Net Debt and Target Net Debt and Target Working Capital, as set forth herein. In resolving any disputed item, the Expert shall use GAAP and shall not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such item by either Party. Each Party and their respective advisors and accountants shall have a reasonable opportunity to meet with the Expert to provide their respective views as to any disputed issues with respect to the calculation of the matters in dispute as specifically set forth in the Objections Statement (and only to the extent such matters are still in dispute). The

Expert’s determination shall be made in writing and shall be conclusive and binding upon all the Parties, save in the event of a manifest mathematical error (when the relevant part of the determination shall be void and the matter shall be remitted to the Expert for correction). Upon delivery of such determination, the Closing Statement, as modified by such determination, shall be final and binding upon all the Parties. All reasonable fees and costs of the Expert in resolving any disputed item shall be paid by the non-prevailing party, as determined by the Expert (the “Expert Fees”).
2.9.6Upon the Closing Statement becoming final and binding in accordance with this section 2.9 (such date the “Closing Statement Effective Date”), the Purchase Price shall be recalculated accordingly, provided however that in no event shall the Purchase Price exceed the Purchase Price Cap or shall be lower than the 2023 Revenues (the “Final Purchase Price”) and the following adjustments and payments shall be made (“Post-Closing Adjustment”):
2.9.6.1If the Final Purchase Price is greater than the Estimated Purchase Price then the Purchaser shall pay, or caused to be paid, within 7 Business Days of the Closing Statement Effective Date, such difference to the Paying Agent for further disbursement to the Securityholders (subject to any withholdings required pursuant to the terms hereof) in accordance with their Pro Rata Portion thereof, payable in combination of cash and Purchaser Shares, with respect to each Securityholder, in the same proportion as the proportion between the Cash Consideration and the Share Consideration within the Purchase Price for such Securityholder, unless agreed otherwise, in writing, by the Purchaser and the Securityholders’ Representative;
2.9.6.2If the Final Purchase Price is less than the Estimated Purchase Price (a “Negative Adjustment Amount”), then within 3 Business Days of the Closing Statement Effective Date, any amount owed to the Purchaser shall be released from the Adjustment Escrow Amount and shall be returned and paid to the Purchaser by the Escrow Agent (as defined in section 3 below). In the event that the Negative Adjustment Amount exceeds the Adjustment Escrow Amount, then such excess amount shall be recovered by the Purchaser from the Indemnification Escrow Amount (the amount so recovered the “Negative Adjustment Amount Recovery”), and such Negative Adjustment Amount Recovery shall be transferred to the Purchaser by the Escrow Agent, provided, however, that such recovery shall not reduce the maximum amount that the Purchaser may recover with respect to Losses caused by a breach of Non Fundamental Representations. For the avoidance of doubt, the limitations of liability of the Securityholders under Section 17 (Indemnification) of this Agreement (other than under section 17.12.4) shall not apply with respect to the liability of Securityholders to pay the Negative Adjustment Amount.
2.9.6.3If the Negative Adjustment Amount is less than the Adjustment Escrow Amount, then the balance of the Adjustment Escrow Amount less any Expert Fees to be paid by the Securityholders, shall be released, within 3 Business Days after payment of the Negative Adjustment Amount to the Purchaser, to the Securityholders in accordance with their Pro Rata Portion thereof. If determined by the Expert that the Expert Fees are to the borne by the Securityholders, the Escrow Agent shall pay the Expert Fees to the Expert on the Securityholders’ behalf.

2.9.6.4Notwithstanding anything to the contrary herein, in the event that the amount of the Post-Closing Adjustment is less than 0.5% of the Estimated Purchase Price (the “Threshold”), then no payment shall be made on account of such adjustment; provided, however, that if the amount of the Post-Closing Adjustment is equal to or exceeds the Threshold, then the entire amount of the Post-Closing Adjustment (from the first dollar) shall be paid by the Securityholders or the Purchaser, as applicable.
2.9.6.5Any release of amounts out of the Indemnification Escrow Amount hereunder, to each Securityholder or the Purchaser, shall be made in cash and in Purchaser Shares (and if the release is to the Purchaser, by surrendering such Purchaser Shares to the Purchaser for no consideration by way of executing a suitable share transfer deed in the form reasonably acceptable to the Purchaser), in the same proportion as the proportion between the Cash Consideration and the Share Consideration within the Purchase Price for such Securityholder, and for the purposes of determining the amount of Purchaser Shares required to be surrendered in each specific case, the amount of such Purchaser Shares shall be calculated using the Purchaser Share PPS (as adjusted in accordance with section 2.7).

3.Escrow; Founders Holdback; Securityholder Expense Fund
3.1In order to secure the Securityholders’ obligations to pay the Negative Adjustment Amount (if any) and indemnification obligations under section 17 (Indemnification), at the Acquisition Closing, the Purchaser shall deposit an amount equal to 10% of the Estimated Purchase Price, in cash and in Purchaser Shares, with respect to each Securityholder, in the same proportion as the proportion between the Cash Consideration and the Share Consideration within the Purchase Price for such Securityholder (the “Escrow Amount”) with the Paying Agent, in its capacity as an escrow agent (the “Escrow Agent”), to be held by the Escrow Agent in accordance with the terms hereof and the Escrow Agreement to be entered into by and among the Purchaser, the Securityholder’s Representative, the Company, the Founders and the Escrow Agent at the Acquisition Closing, in a form to be agreed upon by the Company and the Purchaser prior to the Acquisition Closing (the “Escrow Agreement”). The fees of the Escrow Agent shall be borne 50:50 between the Company and the Purchaser, with the Company’s portion being paid by the Company immediately prior to the Acquisition Closing.
3.220% of the Cash Consideration portion constituting the Escrow Amount (the “Adjustment Escrow Amount”) shall be used to secure the Securityholders’ obligations to pay the Negative Adjustment Amount (if any). Accordingly, in the event that the Securityholders are not required to pay the Purchaser a Negative Adjustment Amount, or the Negative Adjustment Amount is less than the Adjustment Escrow Amount, then within 7 Business Days of the Closing Statement Effective Date, the balance of the Adjustment Escrow Amount, less any Expert Fees to be paid by the Securityholders, if any, shall be transferred and paid to the Securityholders in accordance with their Pro Rata Portion thereof.
3.3The remainder of the Escrow Amount (i.e., the Escrow Amount less the Adjustment Escrow Amount) (the “Indemnification Escrow Amount”) shall be used to secure the Securityholders’ obligations under section 2.9 (Purchase Price Adjustment) and Section 17 (Indemnification) as follows:

3.3.1On the date falling 15 months as of the Acquisition Closing Date (the “Release Date”), the Indemnification Escrow Amount minus (i) the sum of any amounts in respect of which claims were made pursuant to Sections 2.9 (Purchase Price Adjustment) and Section or 17 (Indemnification) by any Purchaser Indemnified Persons and which were released to the Purchaser Indemnified Persons in accordance herewith and with the Escrow Agreement; and minus (ii) the sum of any amounts in respect of which claims were made pursuant to section 17 (Indemnification) by any Purchaser Indemnified Persons prior to the Release Date, and which (A) are then pending, and (B) with respect of which a claim has been submitted by such Purchaser Indemnified Person to the Israeli court, in accordance with Section 20.10 below, by no later than 120 days after an Officer’s Certificate with respect of such claim has been delivered in accordance with Section 17.9 hereto (the “Outstanding Claim(s)” and the “Release Amount”, respectively) shall be transferred to the Securityholders in accordance with each Securityholder’s Pro Rata Portion thereof, in accordance with the mechanism in the Escrow Agreement.
3.3.2In the event that the Release Amount is negative, no amount of the Indemnification Escrow Amount shall be released on the Release Date.
3.3.3 Notwithstanding the foregoing, in the event that the expiry of the 120 day period mentioned above, falls after the Release Date, then the sum of any amounts in respect of the applicable Outstanding Claims shall not be released from the Indemnity Escrow Fund until (i) if the Purchaser Indemnified Persons has not filed a lawsuit with a competent court in connection with an Outstanding Claim - the expiry of such 120 day period or (ii) in the event that within such 120 day period, the Purchaser Indemnified Persons has filed a lawsuit with a competent court in connection with an Outstanding Claim - any Outstanding Claim has been finally resolved. Upon such final resolution, any amount remaining at such time within the Indemnity Escrow Fund to secure such Outstanding Claim, less that portion thereof which is so finally resolved to be transferred to the Purchaser Indemnified Persons, shall be transferred to the Securityholders in accordance with each Securityholder’s Pro Rata Portion thereof, in accordance with the mechanism in the Escrow Agreement.
3.4The Purchaser shall not be responsible for any failure by the Escrow Agent to distribute any amount of the Escrow Amount among the Securityholders.
3.5In the event of a conflict between the Escrow Agreement and the Agreement, the terms of this Agreement shall prevail as between the Parties hereto.
3.6Any interest accruing on any amounts held in escrow shall be for the benefit of the recipient(s) of such amounts, and be paid together with such amounts, upon the release thereof in accordance with the provisions hereof.
3.7At the Acquisition Closing Date, together with the Escrow Amount, the Purchaser shall cause to be deposited with the Escrow Agent an amount in cash of US$100,000 out of the Estimated Purchase Price (the “Securityholder Expense Fund”). The Securityholder Expense Fund shall be used by the Securityholder’s Representative for the payment of expenses incurred by it in performing its duties in accordance with Section 19 below.

3.8Founders’ Escrow Amounts.
In addition to a Founder’s portion of the Escrow Amount, and in order to secure the continuing employment or engagement as an independent contractor of such Founder with the Purchaser or any of its Affiliates after the Acquisition Closing, at the Acquisition Closing 50% of the Estimated Purchase Price payable to a Founder at the Acquisition Closing in Purchaser Shares, in consideration for all such Founder’s Company Options, and calculated before deduction of such Founder’s portion of the Escrow Amount (the “Delayed Consideration”), shall be deposited with the Escrow Agent and only released and transferred to the Founder (or the Purchaser as applicable) in accordance with the terms of such Founder’s Holdback Agreement, the Escrow Agreement and the Paying Agent Agreement.

4.Paying Agent; Tax Ruling and Tax Withholding
4.1Following the receipt by the Company of the Exercise Notice, the Company may (but is not obligated to) prepare and file with the ITA an application permitting Securityholders, who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any consideration in Purchaser Shares that such Electing Holder is entitled to receive pursuant to this Agreement until the date set forth Section 104H of the ITO (the “104 Tax Ruling”). The Purchaser shall cooperate with Israeli counsel of the Company, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104 Tax Ruling. For the avoidance of doubt, the language in and provisions of the applicable application for the 104 Tax Ruling and the language of the 104 Tax Ruling itself shall be subject to the prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned) of the Purchaser or its counsel, and the Purchaser shall have an opportunity to review, comment on and approve any such applications or other documents prior to their being filed with the ITA. No such ruling shall impose any restrictions or obligations on the Purchaser or the Company, without the Purchaser’s or the Company’s, as the case may be, prior written consent, except for such restrictions or obligations which are set forth in the (A) ITO in relation with the 104 Tax Ruling, and (B) application for the 104 Tax Ruling in the form provided to and approved by the Purchaser and its legal counsel and auditors. The final wordings of such ruling shall be approved in advance by the Purchaser and the Securityholders’ Representative (whose respective approvals shall not be unreasonably withheld, delayed or conditioned). Any costs associated with the application for such ruling shall be paid by the Company prior to the Acquisition Closing or by the Securityholders’ Representative, out of the Securityholder Expense Fund, after the Acquisition Closing. For the avoidance of doubt, the Company shall not make any application to the ITA with respect to any matter relating to such ruling without first consulting with the Israeli legal counsel of the Purchaser and granting the such legal counsel seven (7) Business Days to review and comment on and approve the draft rulings applications, and the Company shall inform the Purchaser’s counsel of the content of any discussions and meetings relating thereto in advance and allow such Israeli legal counsel to participate in any such discussions or meetings.
4.2The Parties acknowledge and agree that ESOP Management & Trust Services Ltd. (the “Paying Agent”) will act as a paying agent and as the 104 Trustee in connection with the payment of any consideration (including the Cash Consideration or Share Consideration components thereof) to be paid to the Securityholders hereunder and for purposes of withholding and remitting taxes, all in accordance with the terms and conditions of this Agreement, the provisions of the ITO including Section 104H of the ITO, the 104 Tax Ruling

(if applicable), and the Paying Agent Agreement to be entered into between the Paying Agent, the Purchaser, the Company, the Founders and the Securityholders’ Representative, in a form to be agreed upon by the Company and the Purchaser prior to the Acquisition Closing (the “Paying Agent Agreement”). The fees of the Paying Agent shall be borne 50:50 between the Company and the Purchaser, with the Company’s portion being paid by the Company immediately prior to the Acquisition Closing.
4.3At the Acquisition Closing, the Purchaser shall cause, and be responsible for, the transfer to the Paying Agent of the Closing Purchase Price, including the Cash Consideration and Share Consideration components thereof, for the benefit of the Securityholders, and the Paying Agent will transfer such Closing Purchase Price to the Securityholders in accordance with their Pro Rata Portion, subject to the withholding of applicable taxes, all in accordance with the terms and conditions of this Agreement, the provisions of the ITO including Section 104H of the ITO, the 104 Tax Ruling (if applicable), and the Paying Agent Agreement and the Escrow Agreement.
4.4Payment by Purchaser of any consideration to the Paying Agent (including the Cash Consideration and Share Consideration components thereof), or to the 104 Trustee in accordance with the 104 Tax Ruling (if applicable), shall be treated for all purposes of this Agreement as having been paid by the Purchaser to the Securityholders, and upon such payment thereof the Purchaser shall have fulfilled its obligation to pay such consideration.
4.5The Purchaser or the Paying Agent on its behalf (but without duplication) shall deduct and withhold from any consideration payable to the Securityholders pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payments under the ITO, the 104 Tax Ruling (if applicable) or any applicable law unless a Securityholder provides the Paying Agent with a Withholding Certificate. If the Withholding Certificate provides for any withholding rate (other than zero-rate withholding), the Paying Agent will withhold the applicable tax with respect to the Cash Consideration and Share Consideration components thereof solely pursuant to the Withholding Certificate from the Cash Consideration due to the relevant Securityholder.
4.6Any amounts deducted or withheld under this section will be paid by the Paying Agent to the ITA. To the extent that amounts are so withheld and paid to the ITA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Securityholder as part of the Purchase Price due to such Securityholder hereunder. After remittance or payment of any tax to the ITA, the Paying Agent shall promptly deliver to the Securityholder a certified copy of an official receipt, a copy of the return reporting such payment or remittance, or other documentation evidencing such payment or remittance to such tax authority.
4.7Subject to the foregoing in Section 4.6, but notwithstanding anything else to the contrary herein, and in accordance with the Paying Agent undertaking provided by the Paying Agent to the Purchaser under Section 6.2.4 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), and subject to the provisions of the 104 Tax Ruling (if applicable), any payment (whether in cash or shares) payable or otherwise deliverable to any of the applicable Securityholders under this Agreement other than in connection with 102 Options and/or 102 Shares, shall be transferred to and retained by the Paying Agent for the benefit of each such payment recipient for a period of 180 days, which period may be extended by an additional 180 days by the applicable Securityholder by providing written notice to the Paying Agent and the Purchaser of the same, or, with respect to any post-closing payments, ninety (90) days from the date on which such amounts or any remaining balance thereof is released or any extended date as above, or an earlier date required in writing by such Securityholder (the “Withholding Drop Date”) (during which time no payments shall be made by the Paying Agent to any such Securityholder and no amounts for Israeli taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each such Securityholder may obtain a Withholding Certificate). If a Securityholder delivers, no later than three Business Days prior to the Withholding Drop Date a Withholding Certificate to the Paying Agent, then the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such Withholding Certificate and the balance of the payment that is not withheld shall be paid to such Securityholder within 5 Business Days as of receipt by the Paying Agent of such Withholding Certificate. If any Securityholder (i) does not provide the Paying Agent with a Withholding Certificate by no later than three Business Days before the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his/her/its portion of any payment prior to the Withholding Drop Date and fails to submit a Withholding Certificate no later than three Business Days before such time, then the amount to be withheld from such Securityholder’s portion of such payment shall be calculated according to the applicable withholding rate as reasonably determined by the Paying Agent, which amount shall be calculated in NIS based on the US$:NIS exchange rate known on the date the payment is actually made to such recipient, and the Paying Agent will pay to such recipient the balance of the payment due to such recipient that is not so withheld.
4.8In the event that the Purchaser or Paying Agent receives a demand from the ITA to withhold any amount out of the amount held by the Purchaser or Paying Agent and transfer it to the ITA, the Purchaser or Paying Agent, as applicable (i) shall notify the applicable Securityholder of such matter promptly after receipt of such demand, and provide such Securityholder with reasonable time to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such Securityholder to the Purchaser, the Purchaser or the Paying Agent on its behalf, shall transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Securityholder.
4.9Notwithstanding anything to the contrary in this Agreement, if the 104 Tax Ruling is received and delivered to the Purchaser prior to the applicable withholding date, in form and substance reasonably acceptable to the Purchaser, then the provisions of the 104 Tax Ruling shall apply with respect to the types of consideration specified and addressed within the 104 Tax Ruling, and all applicable withholding procedures with respect to any Electing Holder shall be made in accordance with Section 104H of the ITO and the provisions of the 104 Tax Ruling.
4.10For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, taxes with respect to any portion of the Share Consideration (including any Delayed Consideration) and Cash Consideration payable pursuant to this Agreement, to a specific Securityholder, shall be paid from any portion of the Cash Consideration payable to such Securityholder only, and no payment of any portion of the Share Consideration and Cash Consideration then due, will be released by the Paying Agent to the Securityholder unless, all the taxes with respect thereto (including the Cash Consideration and Share Consideration components thereof) were fully withheld and remitted to the ITA, or a Withholding Certificate exempting each and all components of consideration from withholding taxes was obtained and delivered to the Purchaser or the Paying Agent.
4.11Notwithstanding the above, any consideration payable in respect of shares issued as a result of 102 Options, shall be transferred by the Paying Agent, without any tax deduction and withholdings, to the Trustee for further deduction and withholding tax and other compulsory payments, and such payments shall be subject to deductions and withholdings by the Trustee on the 15th day of the calendar month following the month during which such payment occurs, all in accordance with the terms and conditions the ITO including, Section 102 of the ITO, the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003, the ITA’s guidelines and the trust documents governing the trust administered by the Trustee. Any amount so deducted and withheld shall be remitted by the Trustee to the ITA.
4.12The 102 Sellers acknowledge that (a) if the required applicable holding period under Section 102 of the ITO has not elapsed by the Acquisition Closing, or (b) if the 102 Shares do not qualify under any particular tax treatment (such as Section 102 of the Ordinance or any other treatment) – then any payments due thereto hereunder (including any Cash Consideration and Share Consideration components thereof) will be subject to and reduced by withholding at the marginal tax rate in accordance with applicable Law (that may be up to 62%, inclusive of national insurance and health tax, subject to any change in laws).
4.13For the avoidance of doubt, no withholding shall be made from any consideration deposited with the Escrow Agent and/or the 104 Trustee and/or the Trustee, until and unless such consideration actually become payable to the Paying Agent for further disbursement to the applicable Securityholder and subject to the terms of the 104 Tax Ruling, if and as applicable.
4.14Any currency conversion commissions will be borne by the applicable Securityholder and deducted from payments to be made to such Securityholder.
4.15Notwithstanding anything to the contrary herein, any bonuses payable to any employee in connection with, or as a result of, the Acquisition Closing, that have not been paid by the Company prior to the Acquisition Closing, as set forth in the Consideration Schedule together with the employer portion of payroll taxes attributable thereto (the “Change of Control Payments”) such Change of Control Payments shall be paid by the Company as soon as practicable following the Acquisition Closing, or otherwise in accordance with their terms (but in no case shall they be required to be paid earlier than the first scheduled payroll following the Acquisition Closing) or, in the case of any employer portion of payroll taxes, in the ordinary course following the Acquisition Closing, to each recipient thereof (in accordance with the Consideration Schedule) together with the first scheduled payroll following the Acquisition Closing.

5.Exchange Procedures on the Effective Date
5.1At the Effective Date, the following transactions shall occur and documents shall be delivered:
5.1.1Deliveries into Escrow. Each Executing Shareholder shall deposit into escrow with the Company the Share Transfer Instruments duly executed by such Executing Shareholder.
5.1.2Shareholder Resolution. The Company shall furnish Purchaser, a true and correct copy of duly executed resolutions of the Company’s shareholders, substantially in the form attached hereto as Schedule 5.1.2, including a waiver of all pre-emptive rights, rights of first refusal, co-sale rights or other participation rights in connection with the Purchaser Option and Acquisition.
5.1.3Board Resolution. The Company shall furnish Purchaser, a true and correct copy of duly executed unanimous resolutions of the Board of Directors of the Company (the “Board”), substantially in the form attached hereto as Schedule 5.1.3.

5.1.4Warrantholder Joinder and Warrant Amendment. The Company shall furnish the Purchaser the Warrantholder Joinders and Warrant Amendment duly executed by the Company and each holder of an In-the-Money Company Warrant.
5.1.5Amendment of Discount Warrants. Amendments to the three warrants issued to Discount Capital Ltd. dated March 25, 2021, dated October 13, 2021 and July 30, 2022 respectively, duly executed by the Company and Discount Capital Ltd, in a form attached hereto as Schedule 5.1.25.1.5.
5.1.6Holdback Agreements. Agreements, duly executed by each of the Founders, setting forth the terms and conditions for the holdback and release of the Purchaser Shares issued to each such Founder at the Acquisition Closing, in the forms attached hereto as Schedule 5.1.6 (the “Holdback Agreements”).
5.1.7The Purchaser shall deliver to the Company copies of the Holdback Agreements each duly executed by the Purchaser.

6.The Acquisition Closing
6.1The Acquisition Closing. The closing of the Acquisition (the “Acquisition Closing”) shall take place virtually, by the electronic exchange of documents and counterpart signature pages, no later than 7 Business Days as of the satisfaction or waiver of the conditions set forth in sections 6.4 and 6.5 (other than those conditions that by their nature will be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of such conditions) provided however that (a) the Acquisition Closing may occur on a different date and time if mutually agreed in writing by the Company, the Securityholders’ Representative and Purchaser, (b) if the Parties are relying on the “bring along” provisions of the Articles of Association and in Section 10.10 below, or a forced sale by Law to facilitate the Acquisition, the Purchaser or the Company may delay the Acquisition Closing to the extent reasonably necessary to facilitate such “bring along” or forced sale by applicable Law, but in no event later than the Longstop Date, unless agreed in writing otherwise by the Purchaser and the Securityholders’ Representative, and (c) if the Parties are awaiting receipt of Regulatory Approvals, the Purchaser or the Company may delay the Acquisition Closing to the extent necessary to receive the Regulatory Approvals, but in no event later than the Longstop Date, unless agreed in writing otherwise by the Purchaser and the Securityholders’ Representative. The date on which the Acquisition Closing occurs is referred to herein as the “Acquisition Closing Date”.
6.2Deliveries and Transactions at the Acquisition Closing.
The Acquisition shall take place remotely by facsimile, e-mail or other electronic communication, unless another method is mutually agreed upon in writing by Purchaser, the Company and the Securityholders’ Representative. At the Acquisition Closing, the following transactions shall occur simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered to the satisfaction of the Purchaser and its counsel:
The Company shall deliver to the Purchaser:
6.2.1Share Transfer Deeds. The Share Transfer Instruments duly executed by each of the Shareholders in favor of the Purchaser, and completed by the Company in accordance with section 1.6.
6.2.2Share Certificates. Validly executed share certificate for the all the Shares in the name of the Purchaser in the form attached hereto as Schedule 6.2.2.

6.2.3Shareholders Register. A copy of the Company’s Shareholders Register updated to include the Acquisition and identifying the Purchaser as the sole owner of all of the issued and outstanding share capital of the Company, on a fully diluted basis.
6.2.4Resignation of Directors. Validly executed letters of resignation from the Board, executed by any director of the Company not then appointed by the Purchaser, in the form attached hereto as Schedule 6.2.4.
6.2.5Compliance Certificate. A certificate duly executed by the Chief Executive Officer of the Company, and dated as of the Acquisition Closing Date, substantially in the form attached hereto as Schedule 6.2.5.
6.2.6[Reserved].
6.2.7Payoff Letters. Payoff letters, in a form reasonably acceptable to Purchaser, with respect to any creditors of the Company, including Connecticut Innovations, Incorporated, Ruizheng Investment (BVI) Limited, Jeopal Ltd., Oozzi Cats, Gunner Holdings Ltd., Journy Ventures, Bryan Kujawksi and Payman Pouladdej.
6.2.8Release of Liens. Evidence, in a form reasonably acceptable to Purchaser, with respect to the release, removal and deregistration of any and all Liens on the assets of the Company, including those in favor of Connecticut Innovations, Incorporated.
6.2.9Termination of Agreements. Evidence of the termination of the Contracts set forth in Schedule 6.2.9 to this Agreement, in a form reasonably acceptable to Purchaser.
6.2.10Joinder. (i) Optionholder Joinders duly executed by the Company and those holders of Company Options who have actually executed Optionholder Joinders (ii) Joinders duly executed by the Company and each holder of Company Securities, other than the Executing Shareholders with respect to their Shares and other than holders of Company Options that are subject to the 2019 Amended Plan. It is agreed that in the event the Company has not been able to obtain, prior the Acquisition Closing, Joinders, duly executed by the Company and each holder of Shares, other than the Executing Shareholders with respect to their Shares, then this condition to Acquisition Closing shall be deemed to have been fulfilled if the Company is able to satisfy the requirement of the sale to Purchaser, at the Acquisition Closing, of 100% of the Company Securities at the time of the Acquisition Closing (less those Shares held at such time by the Purchaser or any Affiliate thereof), by way of the Bring-Along Provisions (as defined below), prior to the Longstop Date.
6.2.11IIA Approval. Written confirmation by the Company of delivery of notification to the IIA with respect to the Acquisition, in a form acceptable to the Purchaser, and that the IIA has not objected thereto or to the transactions contemplated herein, within 7 days.
6.2.12Accredited Investor. An (a) accredited investor questionnaire in the form attached hereto as Schedule 6.2.12, executed by each Securityholder, or (b) a certification that the Securityholder is outside the United States and not a “U.S. person” as defined in Regulation S under the Securities Act, executed by each Securityholder, in a form acceptable to the Purchaser.
6.2.13Paying Agent Agreement. The Company shall furnish the Purchaser the Paying Agent Agreement duly executed by Paying Agent, the Company, the Founders and the Securityholders’ Representative.

6.2.14Escrow Agreement. The Company shall furnish the Purchaser, the Escrow Agreement duly executed by Escrow Agent, the Company, the Founders and the Securityholders’ Representative.
6.2.15Stock Option Agreements. Stock Option Agreements duly executed by each of the Founders in a form agreed between the Founders and the Purchaser (the “Stock Option Agreements”), on the basis of the commercial terms set forth in Schedule 6.2.15.
The Purchaser shall deliver:
6.2.16Payment. The Purchaser delivered to the Company wiring instructions evidencing payment of (i) the Closing Purchase Price to the Paying Agent, for further disbursement to the Securityholders, in accordance with their Pro Rata Portion, (ii) the Escrow Amount and Delayed Consideration to the Paying Agent for further disbursement to the Escrow Agent in accordance with the Escrow Agreement, (iii) the Securityholder Expense Fund to the Paying Agent for further disbursement to the Escrow Agent in accordance with the Escrow Agreement, in accordance with their wiring instructions and in accordance with the Consideration Schedule.
6.2.17Stock Option Agreements. The Stock Option Agreements duly executed by the Purchaser.
6.2.18Officer Certificate. The Purchaser delivered to the Securityholders a certificate, dated as of the Acquisition Closing Date, executed on behalf of the Purchaser by a duly authorized officer of the Purchaser, confirming that applicable corporate resolutions of the Purchaser, required to effect the transactions hereunder, including, without limitation, with respect to the issuance of the Purchaser Shares (if any) to the Paying Agent in the manner and under the conditions set forth herein, have been obtained, are in effect and have not been rescinded, and are issued in compliance with the governing documents of the Purchaser and with applicable Law.
6.2.19Paying Agent Agreement. The Purchaser shall furnish the Company and the Securityholders’ Representative the Paying Agent Agreement duly executed by the Purchaser.
6.2.20Escrow Agreement. The Purchaser shall furnish the Company and the Securityholders’ Representative the Escrow Agreement duly executed by the Purchaser.
6.3Regulatory Approvals. As a condition precedent to the Acquisition Closing, the Parties shall have obtained anti-trust, antimonopoly, competition or other regulatory approvals or clearances required to be granted or issued by any Governmental Authority for the consummation of the Acquisition, as determined by the Purchaser and the Company, in a form reasonably satisfactory to the Purchaser (collectively the “Regulatory Approvals”).
At the time the Exercise Notice is delivered, the Purchaser and the Company shall assess whether there is any requirement to obtain Regulatory Approvals. If, at any time at or following the delivery of the Exercise Notice, any requirement to obtain any Regulatory Approval has been identified by the Purchaser or the Company, then, the Parties shall co-operate and make the relevant filings with the relevant authorities aimed at obtaining the Regulatory Approvals and shall co-operate in good faith during the process of preparing and submitting the filings, drafting of merger notices and otherwise in obtaining such approvals.

Notwithstanding anything to the contrary herein, any approval by any Governmental Authority that imposes or seeks to impose (i) any obligation on the Purchaser or the Company to divest or agree to divest any of its businesses, products or assets, or to take or agree to take any other action or agree to any limitation or restriction on any of its businesses, products or assets, or cause any of its subsidiaries or affiliates to do the same, or (ii) any additional covenants, obligations or liabilities on the Purchaser or the Company, shall not constitute a Regulatory Approval, save in the event that the Purchaser agrees to the same in its sole and absolute discretion.
Each of the Company and the Purchaser undertakes to provide the other Party with any information and documents reasonably necessary for such other Party to prepare any applicable applications, merger notices, filings or correspondence with the relevant authorities in order to obtain the Regulatory Approvals and with any information required by any Governmental Authority after the submission of the applicable applications, merger notices or filings.
In the event that the Purchaser desires, in its sole discretion, to seek an exemption from the Israel Securities Authority from issuing a prospectus in connection with the Purchaser Shares to be issued hereunder (if any), such exemption shall be deemed a Regulatory Approval, and the provisions herein regarding Regulatory Approvals shall apply mutatis mutandis.
6.4Purchaser Conditions to Acquisition Closing. The respective obligation of the Purchaser to take all actions that are required to be taken by it at the Acquisition Closing are further subject to the fulfillment at or before the Acquisition Closing of the following conditions, unless waived in writing by the Purchaser:
(i)the Securityholders and Company shall have delivered and shall have performed all actions, covenants and obligations, that are to be delivered or performed thereby on or prior to the Acquisition Closing pursuant to this Agreement, including all the deliverables set forth in section 6.2 above;
(ii)all (and not part) of the Company Securities are sold by the Securityholders to the Purchaser free and clear of any Liens, including by way of the Bring-Along Provisions (the “Fundamental Condition”);
(iii)the representations and warranties in section 7 (Representations and Warranties of the Securityholders) and section 8 (Representations and Warranties of the Company) are true and correct in all respects at the Acquisition Closing as though made again on the Acquisition Closing Date, except, to the extent expressly made as of a specific earlier date, in which case at such specified earlier date; provided however that within 15 Business Days of delivery of the Exercise Notice, the Company may deliver to the Purchaser an updated Company Disclosure Schedule and make available to Purchaser true and correct copies of all documents referred to therein concurrently with the delivery thereof, to the extent not previously provided or made available to Purchaser (the “Updated Disclosure Schedule”); and provided further that the Updated Disclosure Schedule shall be solely for purposes of qualifying the Company Non Fundamental Representations and the Company’s representations set forth in section 8.21 (Intellectual Property Rights) and section 8.13 (Taxes) of this Agreement, as of the Acquisition Closing Date, and updating the Authorized Share Capital Representation and the Capitalization Table, and all solely with respect to facts and circumstances arising after the Effective Date, (and shall not operate to cure any breach or inaccuracy based on incorrect or incomplete information provided in the Company Disclosure Schedule), and further provided that the Purchaser agrees to the substance and form of the Updated Disclosure Schedule, and absent such agreement by the Purchaser prior to the Longstop Date, the sole and exclusive remedy available to the Purchaser shall be to terminate this Agreement pursuant to Section 18 hereof;
(iv)in the interim period between the delivery of the Exercise Notice and the Acquisition Closing there shall not have been a Material Adverse Effect with respect to the Company;
(v)receipt of all Regulatory Approvals;
(vi)no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition;
(vii)no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by any third party (excluding the Parties and their respective officers, directors, shareholders or Affiliates), seeking any of the foregoing be threatened or pending; and
(viii)The earlier of the following shall have occurred: (i) all Shareholders that are not party to this Agreement shall have executed and delivered a Joinder and provided their respective deliverables under Section 6.2 (Deliveries and Transactions at the Acquisition Closing), or (ii) expiry of the Bring Along Waiting Periods and at such time there shall have been no 341 Legal Proceeding initiated during the one month period from the date of delivery of the Bring-Along Notice (unless the court adjudicating the 341 Legal Proceeding approves the consummation of the Acquisition Closing).
6.5Securityholders’ Conditions to Acquisition Closing. At the Acquisition Closing, the obligations of the Securityholders to take all actions that are required to be taken by it at the Acquisition Closing are further subject to the fulfillment at or before the Acquisition Closing of the following conditions, unless waived in writing by the Securityholders’ Representative:
(i)the Purchaser shall have delivered and shall have performed all actions, covenants and obligations, that are to be delivered or performed on or prior to the Acquisition Closing pursuant to this Agreement, including all the deliverables set forth in section 6.2.16 above;
(ii)the representations and warranties in section 9 (Representations and Warranties of the Purchaser) were true and correct in all respects at the Effective Date;
(iii)receipt of all Regulatory Approvals;
(iv)solely to the extent the Purchase Price includes Share Consideration, then in the interim period between the delivery of the Exercise Notice and the Acquisition Closing the ADS of the Purchaser shall not have been delisted or ceased, or suspended from, trading on NASDAQ;
(v)no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition;

(vi)the earlier of the following shall have occurred: (i) all Shareholders that are not party to this Agreement shall have executed and delivered this Agreement or a Joinder and provided their respective deliverables under Section 6.2 (Deliveries and Transactions at the Acquisition Closing), or (ii) expiry of the Bring Along Waiting Periods and at such time there shall have been no 341 Legal Proceeding initiated during the one month period from the date of delivery of the Bring-Along Notice (unless the court adjudicating the 341 Legal Proceeding approves the consummation of the Acquisition Closing);
(vii)solely to the extent the Purchase Price includes Share Consideration, then no approval, whether regulatory or corporate, of the Purchaser, required for the issuance to the Securityholders of Purchaser Shares at the Acquisition Closing, has been revoked, rescinded or otherwise altered in a manner that prohibits the Purchaser from issuing the Share Consideration at the Acquisition Closing, and all such approvals remain in full force and effect; and
(viii)no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by any third party (excluding the Parties and their respective officers, directors, shareholders or Affiliates), seeking any of the foregoing be threatened or pending.

7.Representations and Warranties of the Securityholders
Each of the Securityholders severally (and not jointly and severally), hereby represent and warrants to Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, on the Effective Date and as of the Acquisition Closing Date (other than the representations and warranties which are made as of a specified date, which speak only as of such date), and covenants and agrees, that, except as set forth in the applicable portions of the Company Disclosure Schedule (as defined below), which exceptions shall be deemed to be part of the representations and warranties made hereunder the following representations and warranties are true and correct:
7.1Authority; Non-Contravention; Approvals. Such Securityholder, if a corporate entity, is a corporation incorporated and existing and in good standing (to the extent such concept is recognized in the applicable jurisdiction) under the Laws of its relevant jurisdiction. Such Securityholder has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which such Securityholder is a party, and to perform the transactions contemplated in this Agreement and the Related Agreements to which such Securityholder is a party. This Agreement has been, and upon the execution of the Related Agreements to which such Securityholder is a party, the Related Agreements will be, duly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes and, upon Purchaser’s execution of the applicable Related Agreements, will constitute, valid and binding obligations of such Securityholder, enforceable against such Securityholder in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity.
The execution and delivery by such Securityholder of this Agreement and the Related Agreements to which he, she or it is a party and the performance of the transactions contemplated in this Agreement and the Related Agreements to which he, she or it is a party do not and will not (i) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any Contract or other instrument of any kind to which such Securityholder is now a party or by which such Securityholder or any of its assets may be bound or affected; or (ii) result in a violation of any Law, order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Securityholder (iii) require such Securityholder to obtain any consent, waiver, approval, ratification, permit, license, or make any filing or registration with, any Governmental Authority or other Person.
No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made by such Securityholder in connection with or as a result of the execution and delivery of this Agreement and the Related Agreements to which such Securityholder is a party or the performance by such Securityholder of the transactions contemplated in this Agreement and the Related Agreements to which such Securityholder is a party; except for declarations, consents, approvals, orders, authorizations, registrations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of such Securityholder to perform its obligations hereunder, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.
7.2Title to Company Securities. Such Securityholder has, and will deliver to Purchaser at the Acquisition Closing, good, valid and marketable title to the Shares and other Company Securities held by such Securityholder, free and clear of all Liens. Other than as provided in the Articles of Association and as provided in this Agreement, such Securityholder is not a party to any voting trust, proxy, or other Contract or understanding with respect to any of the Shares or other Company Securities held by such Securityholder, any and all proxies relating to the Shares shall terminate and be of no further force and effect immediately prior but subject to the Acquisition Closing. Such Securityholder shall comply or shall have complied with its obligations under the Articles of Association with respect to the transactions contemplated hereby. Such Securityholder is the sole and exclusive owner of the Shares and other Company Securities set forth in the Capitalization Table opposite such Securityholder’s name, and such Shares and other Company Securities are legally and beneficially solely owned by such Securityholder and represent such Securityholder’s entire right, title and interest in and to the share capital of the Company. Such Securityholder has not breached or violated any provision of the Articles of Association.
7.3Litigation. There is no judgment or proceeding pending against such Securityholder, or to the knowledge of such Securityholder, threatened against such Securityholder, in each case, that challenges the validity or enforceability of this Agreement with respect to such Securityholder or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated in this Agreement with respect to such Securityholder or that could reasonably be expected to impair or delay such Securityholder’s ability to consummate the transactions contemplated in this Agreement.
7.4Interest in Intellectual Property. Neither such Securityholder nor any of its Affiliates has any rights, title or interest in, or right or permission to use, any Intellectual Property of the Company or any of its Subsidiaries or Intellectual Property used by the Company or necessary for the operation of the business as currently conducted.

7.5Brokers’ and Finders’ Fees. Such Securityholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated in this Agreement.
7.6Interested Party Transactions. Except as set forth in Section 8.14 (Interested Parties; Conflicts of Interest) of the Company Disclosure Schedule there are no Contracts, or understandings between such Securityholder or any Affiliate or Immediate Family Member thereof, on the one hand, and the Company, on the other.
7.7Bankruptcy; No Dissolution. Such Securityholder is not insolvent, and there has been no request for, nor has there been issued, any bankruptcy, insolvency or liquidation proceedings, order or decree, nor a receiver appointed against, such Securityholder, whether temporary or permanent; nor has any legal, administrative or other proceeding concerning the bankruptcy, insolvency or liquidation of the such Securityholder been commenced, nor has such Securityholder proposed a compromise or arrangement to its creditors.
7.8Taxes. Such Securityholder acknowledges that the execution of this Agreement, the grant of the Purchaser Option and the consummation of the Acquisition may have immediate tax consequences on such Securityholder and that any such tax liability shall be borne exclusively by such Securityholder, and expressly acknowledges, confirms and agrees that the Purchaser and/or Company is not under any duty to ensure, promise or guarantee the tax treatment of any payments made under this Agreement or obtain any tax ruling in connection with the Purchase Price (including the Cash Consideration and Share Consideration components thereof).
To the extent the Securityholder is a 102 Seller, s/he further expressly acknowledges, confirms and agrees that: (A) that the Purchaser and/or Company is not under any duty to (i) ensure, promise or guarantee the tax treatment of any payments made under this Agreement, and specifically, whether the beneficial capital gains track tax treatment pursuant to Section 102(b)(2) of the ITO shall apply to any payments to be made hereunder to the applicable 102 Seller, or (ii) obtain any tax ruling in connection with the Purchase Price (including the Cash Consideration and Share Consideration components thereof); (B) no representation or commitment is made by the Purchaser and/or Company, and the Purchaser and/or Company shall not be required to take any action, for or regarding the qualification of any such payments made hereunder under any preferential tax treatment, and such tax treatment and/or withholding obligation shall be determined in accordance with applicable law. The 102 Sellers further irrevocably waive, release and discharge the Purchaser and/or Company and their respective officers, directors, shareholders, representatives, successors and assigns from any claim and demand regarding the tax treatment of, or tax withholding applied to, any payment made in accordance with this Agreement, including without limitation with respect to any failure to qualify in whole or in part for the beneficial capital gains track tax treatment pursuant to Section 102(b)(2) of the ITO. Each of the 102 Sellers has considered the tax consequences arising from the sale of their 102 Shares and payments hereunder and understands that the Purchaser and/or Company Group has not provided nor does it assume any responsibility to advise the 102 Sellers on such matters, which remain the 102 Sellers’ sole responsibility. All tax consequences and all compulsory payments under any applicable law which may arise in connection with the sale of the 102 Shares and payments hereunder, shall be borne and paid solely by the 102 Sellers.
7.9Claims Against the Company. Such Securityholder does not have any existing claim against the Company or its Subsidiaries, nor is aware of any circumstances in existence which may give rise to such a claim, including with respect to any debt or loans (provided, however, that nothing herein shall affect any rights any Securityholder in its capacity as an employee of the Company).
7.10Compliance with Applicable Restrictions on Resale. The Securityholder shall not offer to sell or otherwise dispose of any Share Consideration so acquired by them in violation of any of the registration requirements of the U.S. Securities Act of 1933, as amended, or any other applicable securities Law.
7.11Risk Factor; Experience. The Securityholder acknowledges that Securityholder can bear the economic risks of Securityholder’s purchase of the Purchaser Shares and has such requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the transactions contemplated herein.
7.12Independent Investigation. The Securityholder acknowledges that the Purchaser has not made any representation or warranty as to the Purchaser or the Purchaser Shares, except as set forth in Sections 9 (Representations and Warranties of the Purchaser).

8.Representations and Warranties of the Company
The Company hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, that except as set forth in the Disclosures Schedule attached hereto as Schedule 8 (the “Company Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations and warranties are true and correct as of the Effective Date and as of the Acquisition Closing, except, in each case, as to such representations and warranties that address matters as of a particular date, which are given only as of such date.
8.1Organization. The Company is an Israeli private limited liability company, duly organized and validly existing under the laws of the State of Israel, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company has not taken any action or failed to take any action, which would preclude or prevent the Company from conducting its business after the Acquisition Closing substantially in the same manner heretofore conducted. The Company is not a “violating company” (within the meaning of Section 362A of the Israeli Companies Law).
8.2Corporate Power. The Company has full corporate and legal power and authority to enter into, execute, deliver and perform this Agreement, the other Related Agreements and any other instrument and/or commitment the execution and delivery of which by the Company is contemplated hereby and thereby, to bind itself hereunder and thereunder, to comply with its obligations hereunder and thereunder and to consummate all the transactions and carry out the provisions hereunder and thereunder.
8.3Authorization. All corporate actions on the part of the Company, and its officers, directors and shareholders, in each case, in their capacity as such, required for the authorization, execution, delivery and performance by the Company of this Agreement and the other Related Agreements and the consummation of the transactions contemplated herein and therein by the Company. This Agreement and each of the other Related Agreements, when executed and delivered by or on behalf of the Company, shall be duly and validly authorized, and shall constitute valid and legally binding obligations of the Company, legally enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
The execution, delivery and performance of and compliance with this Agreement and the other Related Agreements have not resulted and will not result, with or without the passage of time or giving of notice (a) in any violation of, or conflict with, or constitute a default under the Articles of Association, or (b) in any violation of, conflict with or default under any agreement, instrument, judgment, ruling or decree, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company, or suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company, its business, operations or assets, or (c) in any material violation of applicable law. Such execution, delivery, performance and compliance will not (x) except as set forth in Schedule 8.3, of the Disclosure Schedule give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment, or to any of the properties of the Company, or (y) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.
8.4Approvals. Except as set forth in Schedule 8.4 of the Disclosure Schedule, there are no approvals, permits, authorizations, consents or registrations, declarations or filings with or from any governmental authorities, suppliers, customers or any other entities, organizations or persons, required to be obtained by the Company in connection with the consummation of the transactions contemplated by this Agreement or other Related Agreements, including the exercise by the Purchaser of the Purchaser Option and the Acquisition Closing, except the filings with the Registrar required in connection with this Agreement, each of which shall be made following the Acquisition Closing as expressly set forth herein.
8.5Subsidiaries. Other than as set forth in Schedule 8.5 of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any interest in any corporation, association or business entity, and is not a participant in any partnership or joint venture. The companies listed in Schedule 8.5 of the Disclosure Schedule (each a “Subsidiary”) are wholly owned by the Company (save as provided in Schedule 8.5of the Disclosure Schedule) and are managed and controlled by the Company. Each Subsidiary is duly organized and validly existing and in good standing under the laws of the country or state of its incorporation or registration, and it has the full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each representation made with respect to the Company in this Section 5 (Representations and Warranties of the Company) is made with respect to the Subsidiaries mutatis mutandis, excluding the representations in Sections 8.1, 8.2, 8.3, 8.4, 8.7 and 8.11 and unless otherwise stated therein.
8.6Permits. The Company has all permits, licenses, approvals, franchises, standards and any similar authority, necessary or required under any law, statute, directive, regulation, rule, ordinance, contract or otherwise applicable to the Company for the conduct of its business as now being conducted (“Permits”), and the Company is not in any default under any of the Permits. The Company has not received notice of any revocation or modification of any such Permits. To the knowledge of the Company, there is currently no investigation, enquiry or proceeding outstanding or anticipated which could result in the suspension, cancellation, modification or revocation of any of the Permits (including as a result of the entry into, or consummation of, this Agreement, the Related Agreements or otherwise (including the exercise by the Purchaser of the Purchaser Option under the Share Purchase Option Agreement (as defined therein)).

8.7Capitalization.
8.7.1The authorized share capital of the Company as of immediately prior to the Acquisition Closing consists of NIS 100,000, comprised of (i) 6,886,068 Ordinary Shares, of which 120,051 Ordinary Shares are issued and outstanding; (ii) 65,814 Ordinary A Shares, all of which Ordinary A Shares are issued and outstanding; (iii) 225,903 Preferred A Shares, of which 201,712 Preferred A Shares are issued and outstanding; (iv) 13,423 Preferred A-1 Shares, all of which Preferred A-1 Shares are issued and outstanding; (v) 64,588 Preferred A-2 Shares, all of which Preferred A-2 Shares are issued and outstanding (vi) 1,230,264 Preferred B Shares, of which none are issued and outstanding; (vii) 273,392 Preferred B-1 Shares, of which none are issued and outstanding; (viii) 830,132 Preferred B-2 Shares, par value NIS 0.01 each, of the Company, of which none are issued and outstanding; and (ix) 410,416 Preferred B-3 Shares, of which none are issued and outstanding. (the “Authorized Share Capital Representation”).
8.7.2All of the issued and outstanding share capital of the Company has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with all applicable securities laws, anti-dilution, preemption (or similar) rights under the Articles of Association, agreements or otherwise. Save as provided in the Articles of Association, such securities are free and clear of all Liens.
8.7.3The Shares to be sold by such Securityholder are and will be immediately prior to the Acquisition Closing, duly authorized, validly issued, fully paid and non-assessable and have the rights, preferences, privileges and restrictions set forth in the Articles of Association, and save as provided in the Articles of Association are and will be free and clear of any Liens and shall be duly registered in the name of the Purchaser in the Company’s shareholders register, and will be issued and allotted in compliance with all applicable securities laws, preemption (or similar) rights under the Articles of Association, agreements or otherwise. The entry into this Agreement and the consummation of the Acquisition Closing will not trigger any rights of first refusal, preemption (or similar) rights, rights of first offer, rights of first negotiation or other rights to acquire or receive any securities of the Company, which have not been fully waived on the Effective Date. Immediately after the Acquisition Closing, the only Company Securities will be the Shares.
8.7.4The capitalization table of the Company is attached hereto as Schedule 8.7.4 of the Disclosure Schedule (the “Capitalization Table”) and sets forth the complete and accurate issued share capital of the Company, the lawful record and registered (and to the Company’s knowledge the beneficial) holders thereof and their respective type, class and number of shares and other securities and percentage of equity holdings in the Company, and the total number of reserved, promised and granted options (including for any of the Company’s founders, employees, directors and consultants) warrants, and all other rights, promises or undertakings to subscribe for, purchase or acquire from the Company any share capital of the Company, immediately prior to, and immediately after the Acquisition Closing on a fully diluted basis. Except as set forth in Schedule 8.7.4 of the Disclosure Schedule and the Articles of Association, the Company has not granted, and there are no existing rights, options or promises to subscribe for, warrants, calls, pre-emptive rights, or convertible securities, or other rights, agreements, arrangements or commitments of any character by the Company entitling any third party to purchase or receive any shares or other securities of the Company, nor has the Company undertaken to issue any securities or any shares to any third party, nor is there any basis for a claim regarding an undertaking from the Company to issue any securities or shares to a third party. There are no outstanding or authorized share appreciation rights, phantom shares, or similar rights with respect to the Company.
8.8The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the Company’s share capital or any interest therein, or to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by the Company of any dividends nor has the Company made any other distributions of any cash or assets of any kind to any of its shareholders or repurchased any of the Company’s shares, and the Company is not under any obligations (contingent or otherwise) to acquire any of its share capital or interest therein or to pay any dividend or make any other distribution in respect thereof. There are no voting agreements or calls of any kind relating to the share capital of the Company to which the Company is a party, or to the knowledge of the Company, among its shareholders. There is no liability for dividends accrued and unpaid by the Company.
8.9Options. The Company has duly adopted the 2019 Plan and the 2019 Amended Plan, and other than the 2019 Amended Plan the Company does not have and is not otherwise subject to any other equity incentive plans, agreements or arrangements. The 2019 Amended Plan was lawfully adopted, and replaces the 2019 Plan in its entirety and is binding on the Company and the recipients of any options granted under the 2019 Plan or otherwise. Schedule 8.9 of the Disclosure Schedule details all option, share purchase or share grant agreements, equity or equity-based awards, undertakings, offers or promises of grants, to any of the Company's employees or consultants and third parties with respect to the equity of the Company and details (i) the name of the grantee; (ii) with respect to options granted to Israeli taxpayers, whether each such option was granted and, is subject to tax pursuant to Section 3(i) of the ITO or Section 102 of the ITO (“Section 102”); (iii) the date on which a Company equity award was granted by the Board; (iv) the number of shares subject to the applicable grant; and (v) the exercise price. The 2019 Plan has been, and the 2019 Amended Plan shall be promptly following the Effective Date, filed with and deemed approved by the Israel Tax Authority under Section 102(b)(2) of the ITO (“Capital Gains Route”), or was otherwise approved by, or deemed approved by passage of time without objection by the Israel Tax Authority. All Company options granted under the 2019 Plan or 2019 Amended Plan and designated upon grant as being subject to the Capital Gains Route including any securities issued thereunder were and are currently in compliance with the requirements of Section 102 and the written requirements and guidance of the Israel Tax Authority, including being timely deposited with the trustee appointed by the Company in accordance with the provisions of the ITO, and the rules and regulations promulgated thereunder and the guidance published by the Israel Tax Authority on July 24, 2012, and clarification dated November 6, 2012, and no action has been brought and, to the Company’s knowledge, no action has been threatened against the Company with respect to the failure of the Company to comply with such requirements. The Company has furnished to the Purchaser complete and accurate copies of the 2019 Plan and 2019 Amended Plan and forms of agreements used thereunder. All Company options and shares issued upon exercise thereof, and awards pursuant to the 2019 Plan and 2019 Amended Plan, have been issued and granted in compliance with the terms of the 2019 Plan and 2019 Amended Plan, applicable resolutions, applicable law and all requirements set forth in the applicable grant letters and option agreements, and with respect to each such award that is an option granted to a United States taxpayer or a person otherwise subject to taxation in the United States, had an exercise price per Ordinary Share equal to or greater than the fair market value of an Ordinary Share on the applicable grant date as determined in a manner that would satisfy the valuation rules under Section 409A of the U.S. Internal Revenue Code of 1986 as amended from time to time (the “Code”). Except as set forth in Schedule 8.9 of the Disclosure

Schedule none of the Company’s share purchase agreements or share option documents contains a provision for acceleration (or lapse of a repurchase right) upon the occurrence of any event or combination of events. Except as set forth in Schedule 8.9 of the Disclosure Schedule the Company has never adjusted or amended the exercise price or terms of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.
8.10Directors and Officers. The directors and officers of the Company prior to the Acquisition Closing are set forth in Schedule 8.10 of the Disclosure Schedule. Except as set forth in Schedule 8.10 of the Disclosure Schedule the Company is not partner or subject to any agreement, obligation, commitment or understanding, and there is no agreement, obligation, commitment or understanding between the Company and any persons and/or entities, which affects or relates to the appointing of directors in the Company or voting restrictions or veto rights of a director of the Company. All agreements, commitments and understandings, whether written or oral, with respect to any compensation or benefits to be provided by the Company to any of the Company’s directors and officers, are described in Schedule 8.10 of the Disclosure Schedule.
8.11Financial Statements. The Company’s audited consolidated financial statements as of December 31, 2023 and the Company’s unreviewed and unaudited, financial statements for the 3 month period ending as of March 31, 2024 (collectively the “Financial Statements”), are attached hereto as Schedule 8.11 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may not contain all footnotes required by the GAAP. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company, and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments. The Company maintains and intends to continue to maintain a standard system of accounting established and administered in accordance with GAAP. Except as set forth in Schedule 8.11(a) of the Disclosure Schedule, the Company has made no agreement or undertaking, which is currently in effect, providing for, any carve-out mechanism, bonus arrangement or any other obligation by the Company to make any payments to existing shareholders, service providers, employees or other third parties, in connection with a Deemed Liquidation or an IPO (as such terms are defined in the Articles of Association). Except as set forth in Schedule 8.11(b) of the Disclosure Schedule, the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company. Except as set forth in Schedule 8.11(c) of the Disclosure Schedule, there are currently no outstanding shareholder’s loans to the Company.
8.12Liabilities.
Other than as set forth in Schedule 8.12 of the Disclosure Schedule or in the Financial Statements, since December 31, 2023:
8.12.1the Company has no liabilities or obligations, contingent or otherwise, known or unknown, other than liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, (i) with respect to any matters other than sale or purchase of travel inventory, do not exceed individually US$50,000 or

US$200,000 in the aggregate, and, (ii) with respect to sales or purchases of travel inventory, do not exceed US$5,000,000, per annum in the aggregate;
8.12.2the Company has not made, received or discharged any loans, created any liens, pledges or encumbrances, or granted any guarantees, contingent or otherwise;
8.12.3there has not been any waiver by the Company of a valuable right or of a debt owed to it;
8.12.4there has not been any declaration, setting aside or payment or other distribution, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Company;
8.12.5there has not been any material change in the assets, liabilities, condition (financial or otherwise) operating results or business of the Company;
8.12.6there has not been any material damage, destruction or loss, whether or not covered by insurance, to any of the material assets or properties of the Company;
8.12.7there has not been any material change or amendment to any material contract or arrangement by which the Company or any of its respective assets or properties is bound or subject;
8.12.8there has not been any sale, transfer, assignment or lease of, or imposition of mortgage or pledge on, any material asset of the Company, except for such that arise in the ordinary course of business and liens for taxes not yet due or payable;
8.12.9there has not been any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company as currently conducted;
8.12.10there has not been any resignation or termination of any executive officer, key employee or lay off of group of employees of the Company;
8.12.11there has not been any material change in any compensation arrangement or agreement with any of the key employees of the Company; or
8.12.12there has not been any agreement or commitment by the Company to do any of the things described in this Section 8.12.
The Company has repaid any and all loans and amounts due to Discount, including under the Discount Agreements, and the Discount Agreements have terminated and are no longer in force and effect, and the Company has no continuing obligations or liabilities under the Discount Agreements, and Discount has no rights or grounds for any claim or demand in connection therewith, or has any rights which survived such termination, except as explicitly stated in Schedule 8.12 of the Disclosure Schedule.
8.13Taxes.
8.13.1The Company has accurately prepared and duly and timely filed all Tax returns and reports (including information returns and reports) to the extent required by applicable law, such Tax returns and reports are true, correct and complete in all material respects, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. None of such returns or reports of the Company is currently or ever has been audited by any taxing authority and the Company has not been notified that any of such returns or reports will be audited. Any and all Taxes and other charges due by Tax Authorities (including those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been paid on time. The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid including in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or third party (each as determined for tax purposes) and any actual or deemed distributions of profits, to the appropriate Taxing Authority.
8.13.2The Company has not made any elections pursuant to the ITO (other than elections that relate solely to method of accounting, depreciation or amortization). The Company has not applied for and is not subject to any Tax ruling or other Tax determination. No closing agreements, tax assessments, private letter rulings, Tax decision, ruling, or similar agreement issued by any Taxing Authority, and no technical advice memoranda or similar agreements or rulings relating to taxes, have been requested (whether or not granted), received, entered into or issued by any Taxing Authority with or in respect of the Company or any of their respective businesses, properties or assets. The Company never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. Each deficiency resulting from any examination relating to Taxes by any Taxing Authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company. The Company has not incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its respective books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company’s accounts and notes receivable are properly booked. The Company has not received any written indication of a Tax liability with respect to the periods which have not been audited. None of the income Tax returns of the Company has ever been audited by governmental authorities. There are no pending or to the Company's knowledge, threatened disputes, claims, audits, examinations, or other proceedings regarding any Taxes of the Company or applicable to the assets of the Company.
8.13.3The Company has not claimed the status of an “approved”, “benefited” or “preferred” enterprise under the Israeli Encouragement of Capital Investment Law, 1959, or any benefit under these programs, and has not generated any Tax-exempt profits in accordance with such law. The Company has not received any cash governmental grants with respect to its classification as a “preferred enterprise”, “benefited enterprise” or an “approved enterprise”. The Company has not received any Tax benefits from any Israeli, US, foreign, binational, or multinational foundation, association, university, consortiums, institution or federal, state, or local governmental authority (including under any law intended to address the consequences of COVID-19).
8.13.4Any related party transactions to which the Company is a party to, have been conducted on an arms-length basis in accordance with transfer pricing rules and regulations under Section 85A of the ITO and/or any applicable legal requirement in such foreign jurisdictions. The Company has maintained all necessary documentation in connection with such related party transactions in accordance with Section 85 of the ITO and its regulations promulgated thereunder and any similar provision of any legal requirements in such foreign jurisdictions.
8.13.5No claim or notice has been made by any authority in a jurisdiction where the Company does not file a Tax return that it is, or may be, subject to Tax by that jurisdiction. The Company has never been subject to Tax or a Tax resident in any country other than the jurisdiction of incorporation of the Company, and has never had or deemed to have a “permanent establishment” (as defined in any applicable income Tax treaty) or a fixed place of business in any other jurisdiction. The net operating losses, built-in-losses, capital losses, Tax credits, or other similar items of the Company that were reported in the Tax returns of the Company, are valid and may be offset and/or recognized and/or deducted in accordance with the provisions of Israeli Tax law or under any other applicable law.
8.13.6The Company is duly registered for the purposes of Israeli VAT and has materially complied with all legal requirements concerning VAT, including with respect to the timely making of accurate returns and payments, the maintenance of records and the issuance of reverse charge invoices. The Company: (i) has duly collected all amounts on account of any use or sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by law to be collected by it, and has duly and timely remitted to the appropriate governmental authority any such amounts required by any legal requirements to be remitted by it; (ii) has not made any unlawful and incorrect exempt or zero VAT transactions, as defined in the Israel Value Added Tax Law of 1975, and other applicable Tax laws, and there are no circumstances by reason of which there might not be an entitlement to full credit under applicable legal requirements of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it; (iii) has not received a refund for input VAT for which it is not entitled under any legal requirements; and (iv) has issued reverse charge invoices for VAT purposes on imported services where the service provider has not issued an invoice.
8.13.7The Company does not own any interest in any controlled foreign corporation pursuant to Section 75B of the ITO, or other entity the income of which is required to be included in the income of the Company for Israeli Tax purposes. The Company is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO that may be violated as a result of the consummation of the transactions contemplated by this Agreement.
8.13.8The Company has delivered to the Purchaser true and complete copies of (i) all Tax returns, (ii) any audit report issued relating to any Taxes due from or with respect to the Company, (iii) any closing or settlement agreements entered into by or with respect to the Company with any Taxing Authority, (iv) all material communications to, or received by the Company from, any Taxing Authority including Tax rulings and Tax decisions and (v) all Tax opinions and legal memoranda and similar documents for the Company, in each case under (i) to (iv) for all taxable periods since inception.
8.13.9The Company has not undertaken and has never participated or engaged in any transaction which requires or will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 5767-2006, regarding aggressive Tax planning. The Company does not and has never taken a Tax position that is subject to reporting under Section 131E of the ITO or similar provisions under the Israeli Value Added Tax Law of 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition) of 1963. The Company has never obtained a Tax opinion that is subject to reporting under Section 131D of the ITO.
8.13.10The Company is not a real property corporation (Igud Mekarke’in) within the meaning of this term under section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

8.14Interested Parties; Conflicts of Interest.
8.14.1Except as set forth in Schedule 8.14(a) of the Disclosure Schedule, none of the Company’s Affiliates (as such term is defined in the Articles of Association), shareholders, directors, officers or current or former employees and/or consultants, nor any of their Affiliates or immediate family members, is indebted to the Company, and the Company has no debt or monetary obligation to any of them.
8.14.2None of the Company’s Affiliates, directors, officers, current employees and/ or consultants, or, to the Company’s knowledge, shareholders or former key employees, is engaged in any activity which competes with the Company, or, to the Company’s knowledge, directly or indirectly owns any material interest in any entity - other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) - which is a competitor of the Company.
8.14.3Except as set forth in Schedule 8.14(c) of the Disclosure Schedule, none of the Company’s directors, officers, shareholders or current or former key employees, has or had, either directly or indirectly (i) any interest in the assets, technology or know how used or owned by the Company, or which is required for the Company to operate its business as currently conducted (ii) is a party to, or has a beneficial interest in, any contract or business arrangement with the Company (excluding any employment, consulting or service agreements between the Company and any such directors, officers, shareholders or current employees in their capacity as such) or to any contract affecting the assets, technology or know how used or held by the Company, or which is required for the Company to operate its business as currently conducted, or (iii) any interest in any Material Contract (as defined below) or other transaction or any proposed transaction related to the assets, technology or know how used or held by the Company, or which is required for the Company to operate its business as currently conducted or (iv) purchases from or sells or furnishes to the Company any goods or services; in each case, excluding any interest of any of the foregoing persons, which derives from ownership of any securities in the Company.
8.15Records. The minute books of the Company contain accurate and complete copies of the minutes of every meeting of the Company’s shareholders and Board. No resolutions have been passed, enacted, consented to or adopted by the directors or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.
8.16Title to Property and Assets. The Company does not currently own, lease or license any tangible properties or assets which are material for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted, other than those set forth in Schedule 8.16(a) of the Disclosure Schedule (the “Material Assets”). The Company has good and marketable title to all of the Material Assets and except as set forth therein, other than those set forth in Schedule 8.16(b) of the Disclosure Schedule, such assets are not subject to any Lien or conditional sale agreement , and such Material Assets are sufficient in all material respects for the conduct of the Company’s business as currently conducted. The Company, and to the knowledge of the Company, any other party thereto, is not in default or in breach of any material provision of its leases or licenses pertaining to the Material Assets, and such leases and licenses are in full force and effect in accordance with their terms and are the legal, valid and binding obligations of the Company and to the knowledge of the Company, any other party thereto. The Company’s shareholders do not own, hold or possess any property, whether tangible or intangible, which is material, individually or in the aggregate, to the assets, properties, conditions or business of the Company, as currently conducted.
8.17Litigation. Other than those set forth in Schedule 8.17 of the Disclosure Schedule, no civil, criminal or governmental action, suit, proceeding or inquiry, or to the knowledge of the Company, investigation, is pending or to the knowledge of the Company threatened against the Company or against any of its founders, officers, directors, or employees (in each case, in their capacity as such), or against any of the Company’s properties or assets, or with regard to the Company’s business, before any court, arbitrator, mediator or tribunal or administrative or other governmental agency having jurisdiction over the Company, nor to the knowledge of the Company is there any reasonable basis for the foregoing. Neither the Company nor any of its officers or directors (in each case, in their capacity as such) is a party to, and the Company’s assets are not subject to or bound by, any order, writ, injunction, judgment, award or decree of any court, tribunal, arbitrator or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.
8.18Contracts and other Commitments.
8.18.1Schedule 8.18(a) of the Disclosure Schedule contains a true and complete list of all material contracts, agreements, commitments, undertakings, understandings and instruments to which Company is a party or by which it is bound (“Material Contracts”). The term Material Contracts includes (i) all inbound (other than Off the Shelf IP or Open Source) license agreements and all outbound license agreements and joint development agreements, other than licenses granted in the ordinary course of business to and from service providers, suppliers and product and service users, (ii) rights to market, distribute, resell or use any of the Company’s technology, products or services, or that provide for any royalty, milestone, commission or similar payment by the Company, (iii) restrictions on the Company from freely engaging in any business or manufacturing, distributing or selling its products in any part of the world, non-compete or non-solicitation undertakings by the Company, or the grant of any exclusivity or most favored nation clause, (iv) change of control provisions, right of first negotiation, rights of first offer, right of first refusal or other similar strategic rights in connection with the acquisition of all or substantially all of the assets or a majority of the shares of the Company, (v) obligations on the Company to share, license or develop any product or technology, or that otherwise involve the establishment of a joint venture, strategic alliance or similar enterprise, (vi) consideration or value exceeding (A) with respect to any matters other than purchase of travel inventory, US$ 200,000 per annum, per agreement, but excluding employment or consulting agreements, which contain periodical payments and which are made in the ordinary course of business, and (B) with respect to purchase of travel inventory, US$ 5,000,000 per annum, per supplier, (vii) any guarantee, indemnity, security or other agreement pursuant to which the Company agrees to become directly or contingently liable for any obligation of any other person, or any other person agrees to become directly or contingently liable for any liability or obligation of the Company, other than such provided to or by the Company in the ordinary course of business, or (viii) agreements with material suppliers or customers, granting rights to license, market or sell products or services ,with outbound or inbound revenues, as the case may be, in excess of US$ 500,000 during the 12-month period ending June 30, 2024.
8.18.2Neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any of the Material Contracts. All of the Material

Contracts are in full force and effect in accordance with their terms and are the legal, valid and binding obligations of the Company and to the knowledge of the Company, any other party thereto. The Company has not received any notice or communication from any party to a Material Contract nor has any other indication relating to such party’s intent to modify, terminate or fail to renew the arrangements and relationships set forth therein. From and immediately after the Acquisition Closing, the Company will continue to enjoy all of the benefits of each of the Material Contracts without the necessity of any consent, authorization or agreement from or with any person. The execution and performance of this Agreement and the Related Agreements by the Company, including the exercise by the Purchaser of the Purchaser Option and the consummation of the Acquisition Closing, will not, with or without the passage of time or giving of notice, result in any violation, or be in conflict with or constitute a default under any Material Contract.
8.18.3The Business Combination Agreement by and among the Company, Holisto MergerSub Inc and Moringa Acquisition Corp (“Moringa”) dated June 9, 2022, as amended from time to time, including all agreements associated therewith and all exhibits and schedules attached thereto, including that certain Lock Up Agreement and Shareholder Voting and Support Agreement (and the proxies granted therein), were validly and lawfully terminated prior to the completion and consummation of the merger and\or SPAC transaction contemplated therein, and the Company and the shareholders of the Company have no continuing obligations or liabilities thereunder in connection with the merger and/or SPAC transaction contemplated therein, or otherwise (save for standard confidentiality obligations that survive termination), and neither Moringa nor any securityholder of the Company has disputed such lawful termination or made, or other than as forth in Schedule 8.178.18(c) of the Disclosure Schedule has grounds for, any claim in connection therewith or has any rights which survived such termination (including with respect to proxies granted).
8.19Compliance. The Company has not been and is not (a) in any default under the Articles of Association, or under any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property and/or assets is bound or affected, or (b) in any material default with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the knowledge of the Company, no third party is in default under any material agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected. Neither the Company, nor, to the Company’s knowledge, any of its respective shareholders, directors, officers and employees has received, in respect of any of the Company’s business, any notice or communication from any governmental body, customer or any third party alleging noncompliance by the Company or its directors with any applicable laws. To the Company's knowledge, it is not under investigation with respect to the violation of any law. The Company is not a party to any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.
8.20Employees; Contractors.
8.20.1Except as set forth in Schedule 8.20(a), the Company has complied in all material respects with all applicable laws, policies, procedures and in all respects with all agreements each relating to employment and terms and conditions of employment, including equal opportunity, wages, hours, overtime, immigration, workforce reduction, offers of employment and termination of employment, employment practices, discrimination, worker or employee classification, working during rest days and occupational safety and health, privacy issues, furlough, pension benefits and the withholding and payment of any taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws, and has not engaged in any unfair labor practices.
8.20.2Schedule 8.20(b) of the Disclosure Schedule lists all employment and engagement agreements between the Company and its employees and consultants, which are valid and in force. All of the Company’s current and former employees have entered into employment, proprietary information, invention assignment, non-compete and confidentiality agreements with the Company. Except as disclosed in Schedule 8.20(b) of the Disclosure Schedule and other than statutory rights under applicable law, the Company is not a party to or bound by any effective employment contract, deferred compensation arrangement, bonus plan, incentive or benefit plan, profit sharing plan, retirement agreement or other material employee compensation plan or agreement. Except as set forth in Schedule 8.20(b) of the Disclosure Schedule, no employee of the Company has been granted the right to continued employment with the Company or to any compensation following termination of employment with the Company (other than statutory rights under applicable law).
8.20.3No employees of the Company are represented by any labor union or subject to any collective bargaining agreement, except for certain provisions from collective bargaining agreements incorporated into Israeli Labor Law by a broadening order (צו הרחבה) nor, to the Company’s knowledge, are there any union organization activities pending or threatened by the Company's employees. To the Company’s knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, nor to the Company’s knowledge is there any labor organization activity involving its employees. There is no strike or other labor dispute involving the Company pending or, to the Company’s knowledge, threatened. No consultation with or consent of any labor union or other collective employee representative is required to enter into or consummate any of the Related Agreements.
8.20.4To the Company’s knowledge none of the Company’s current employees, consultants or material service providers intends to terminate his/her/its employment or consultancy with the Company, nor does the Company have a present intention to terminate the employment or engagement of any of the foregoing. Except as set forth in Schedule 8.20(d) of the Disclosure Schedule, each individual designated as an employee of the Company is currently devoting 100% of his business time to the business of the Company and the Company has no employment or consultancy contract with any employee or consultant which is not terminable by it at will without liability, upon thirty (30) days prior notice. Except as set forth in Schedule 8.20(d) of the Disclosure Schedule, to the Company’s knowledge no individual designated as an employee of the Company is planning to work less than full time at the Company in the future. No current employee of the Company is, to the Company’s knowledge, currently working for a competitive enterprise, whether or not such individual is or will be compensated for such enterprise. To the Company’s knowledge, no employee or service provider has violated any term of his or her employment or consulting agreement. Since December 31, 2023, except as set forth in Schedule 8.20(d) of the Disclosure Schedule, no employee or consultant of the Company has been terminated, nor given or been given written notice of termination of his or her employment, and no current employee or consultant has given any indication (and the Company has no knowledge) of his/her intention of terminating his/her employment or reducing the scope of his/her employment by the Company.
8.20.5There is no pending, or, to the Company’s knowledge, threatened, and there have been no, labor or employment related dispute involving the Company and any of its employees. To the Company’s knowledge, no allegations of sexual harassment or sexual misconduct have been made against any director, officer or employee of the Company. The Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer, or employee of the Company.
8.20.6All current employees of the Company are subject to Section 14 Arrangement under the Israeli Severance Pay Law (1963), subject to the terms and conditions detailed in the General Approval of the Minister of Labor regarding payments by companies to a pension fund and insurance fund in lieu of severance pay (1998), based on their full salaries and applicable compensation and from their commencement date of employment. The Company's obligations with respect to statutorily required severance payments to employees have been fully satisfied or have been fully funded by contributions to appropriate insurance funds or accrued in the applicable financial statements of the Company. Accrued vacation days due to the Company’s employees are fully funded or reserved for in the financial statements of the Company. The Company has made all required contributions (including all employer contributions and employee salary reduction contributions), and has no liability for any employee benefit plan, and has paid all insurance premiums and any charges, or properly accrued and reflected such in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each employee benefit plan, applicable law and GAAP and has no liability to any such employee benefit plan. The Company has established, maintained and administered each such employee benefit plan or other compensatory agreement, plan, program or arrangement in compliance in all material respects with all applicable laws for, and the express terms of, any such employee benefit plan, agreement, program or arrangement.
8.20.7The Company has not made any representations regarding equity incentives or other compensation to any officer, employee, director or consultant that are inconsistent with the share amounts and other terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.
8.20.8Except as set forth in Schedule 8.20(h) of the Disclosure Schedule, the Company has paid in full to all of its current and former employees and service providers all wages, over-time, due severance payments, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees or service providers on or prior to the date hereof, and all the persons classified as consultants are correctly classified as such. No employee or service provides has ever brought, or to the Company’s knowledge, threatened to bring a claim for unpaid compensation or employee benefits, including overtime. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
8.21Intellectual Property Rights.

For purposes of this Agreement, “Intellectual Property” means all items of intangible and tangible property, including the following: (i) patents and pending patent applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions, extensions and applications for any of the foregoing) industrial designs and any registrations or applications therefor; (ii) trademarks, trade names, domain names, service marks, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same, and all goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrightable subject matter, copyrights, whether or not registered, and all pending applications for registration of the same (“Copyrights”); (iv) inventions, designs, trade secrets, know-how, technology, confidential information, proprietary rights and processes, products and mask works and equivalent or similar rights in layouts, architectures or topology, engineering specifications and drawings, technical information, formulae, moral rights, works of authorship; and (v) algorithms, computer programs and software, firmware, development tools, schematics, test methodologies, hardware, and rights in prototypes, programmer notes, whether in object or source code form, and any similar or equivalent rights to any of the foregoing, and any tangible embodiments of the foregoing, whether patentable or registrable or not, and any registrations or applications therefor.
8.21.1The Company has good, valid and enforceable title and ownership, free and clear of all Liens, to the Intellectual Property owned or purported to be owned by the Company (the “Owned Intellectual Property”), except as set forth in Schedule 8.21(a) of the Disclosure Schedule.
8.21.2The Owned Intellectual Property together with the Third Party Intellectual Property and Off the Shelf IP (each as defined below) is sufficient to enable the operation of the business as now being conducted by the Company.
8.21.3Other than the Intellectual Property licensed to the Company as set forth in Schedule 8.21(c)(i) of the Disclosure Schedule (excluding any Off the Shelf IP the “Third Party Intellectual Property”) and for generally commercially available “off the shelf” products licensed under standard terms and conditions (“Off the Shelf IP”), and except as set forth in Schedule 8.21(c)(ii), the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, remuneration, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted. Other than for Off the Shelf IP and Third Party Intellectual Property, the Company does not use or license any third party Intellectual Property. Other than as set forth in Schedule 8.21(c)(iii) of the Disclosure Schedule, the Off the Shelf IP is not incorporated in or used with any product or service of the Company.
8.21.4The Owned Intellectual Property which is registered and/or under pending applications for registration is listed in Schedule 8.21(d)(i) of the Disclosure Schedule (the “Registered IP”). There are no actions or proceedings (other than the ongoing patent applications prosecution proceedings before the applicable patent office) which have been commenced or to Company’s knowledge, currently threatened in any jurisdiction, involving the Registered IP or which could result in the cancellation of any issued patent, trademark or service-mark included in the Registered IP. No item of the Registered IP (except with respect to applications) has been invalidated, and each item is subsisting, and in full force and effect. All necessary and due registration, maintenance and renewal fees due by the Company in connection with the Registered IP, as of the Acquisition Closing, have been paid and all reasonably required documents, assignments and certificates in connection with the Registered IP, as of the Acquisition Closing, have been filed, for the purposes of prosecuting and maintaining the Registered IP in the name of the Company. The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered IP that constitute fraud or a misrepresentation with respect to such application or that otherwise adversely affects the enforceability of any Registered IP. The Company is in material compliance with all requirements of any trademark or patent registry agency, in which its applications were filed; and all patents and patent applications listed in Schedule 20(d)(ii) of the Disclosure Schedule are in effect. To the Company’s knowledge, no Trademark owned, purported to be owned, used (other than Trademarks constituting Third Party Intellectual Property), or applied for by the Company is or may be, confusingly similar to any Trademark owned, used, or applied for by any third party. The Company has taken all reasonable steps to maintain its Trademarks and police their use to ensure their ongoing validity and enforceability.
8.21.5No Intellectual Property necessary to enable the activities of the business of the Company, as now being conducted or as currently proposed to be conducted, is owned or purported to be owned, nor shall be owned upon the Acquisition Closing, by any current or former employee, consultant, contractor, director, officer or shareholder of the Company personally.
8.21.6All rights, title and interest in and to Intellectual Property necessary to enable the activities of the business of the Company, as now being conducted or as currently proposed to be conducted, which were formerly owned by a shareholder or by any entity in which a shareholder had or has any interest (whether developed prior, during or subsequent to his engagement with the Company), has been irrevocably assigned, conveyed and transferred in their entirety to the Company. To the Company’s knowledge, no prior employer of a shareholder of the Company has any right whatsoever in any Owned Intellectual Property.
8.21.7There is no Off the Shelf IP or Third Party Intellectual Property that has been used or is currently being used by the Company for which the Company does not hold valid and sufficient license, or for which the Company has not made payment in full when due.
8.21.8The Company has taken reasonable security measures, including reasonable measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its Owned Intellectual Property, as is customary in the industry in which the Company operates. Each person who has or had lawful access to the Company’s Owned Intellectual Property has executed a non-disclosure and confidentiality agreement that includes a limitation on the use and disclosure of such confidential information.
8.21.9Without derogating from Section 8.21.1, neither the conduct of the Company’s business, as presently conducted, nor any product or service of the Company nor the Owned Intellectual Property has been copied from third parties, nor does the conduct of the Company’s business, as presently conducted, nor any product or service of the Company nor the Owned Intellectual Property has, to the Company’s knowledge, violated, infringed or otherwise misappropriated any Intellectual Property or rights of others, and the conduct of the business of the Company, as currently conducted, does not, to the Company’s knowledge, violate, infringe or otherwise misappropriate any trade secrets, Copyrights or know how of others or constitute an infringement, misappropriation, misuse or other violation of any other Intellectual Property rights of any third party. Except as set forth in Schedule 8.21(I) of the Disclosure Schedule, there are no claims pending or, to the Company’s knowledge, threatened against the Company or its shareholders, current or former employees, officers or directors, regarding the use of, or challenging or questioning the Company’s right or title in, any Intellectual Property owned or used by the Company. To the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, breached or otherwise come into conflict with any Owned Intellectual Property.
8.21.10The Company is not, nor as a result of the execution or delivery of this Agreement or performance of the Company’s obligations hereunder, will be, in any violation, in any material respect, of any license or sublicense or agreement relating to the Intellectual Property to which the Company is a party or otherwise is bound.
8.21.11The Company has not granted to any third party any right, option or license with respect to any Owned Intellectual Property, other than licenses to customers, service providers and suppliers to use the Company’s products for the provision of their services; in each case on a non-exclusive basis, in the ordinary course of business and subject to the terms of a written agreement.
8.21.12Neither the Company, nor to the Company's knowledge, any other person or entity acting on its behalf, has licensed or disclosed to any person (or permitted the disclosure or delivery to any escrow agent) any source code that is part of the Owned Intellectual Property and no person, other than the Company, possesses any current or contingent right to obtain, modify, distribute, disclose or have disclosed to them any source code that is part of the Owned Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any person then acting on its behalf to any person of any Company source code.
8.21.13Except as listed in Schedule 8.21(m)(i) of the Disclosure Schedule, the Company does not use any “open source”, “free software” or “copyleft” software, including any libraries or code licensed under any license agreement recognized by the Open Source Initiative (opensource.org/licenses) or the “Free Software Definition” of the Free Software Foundation or any similar licensing or distribution model (including the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD license, Open Source Initiative license, MIT, Apache, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and/or Public Domain licenses) (“Open Source”), and, except as listed in Schedule 8.21(m)(ii) of the Disclosure Schedule, the Company is in compliance with the terms of each license to such Open Source.
8.21.14The use by the Company of any software included in, or distributed for or with, the Company’s products (i) does not subject the software included in the Company’s Owned Intellectual Property to any ‘copyleft’ obligation or condition; (ii) does not create, or purport to create, obligations requiring the disclosure, distribution or license of all or a portion of the source code for any software owned or purported to be owned by the Company (iii) does not impose any requirements that any software included in the Company’s Owned Intellectual Property using, linked with, incorporating, distributed with, based on, derived from or accessing such software code (A) be licensed for the purpose of making derivative works, (B) be licensed under terms that allow its reverse engineering, reverse assembly or disassembly of any kind or (C) be redistributable at no charge; or (iv) does not subject any software included in the Company’s Owned Intellectual Property to any obligation or condition that could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute its products and services or pursuant to which the Company grants, or is obligated to grant, any rights or immunities under any Owned Intellectual Property. The Company has not used GPT-3, GPT-4, ChatGPT or any similar technology or generative AI model in connection with the research or development of its products or software.
8.21.15Each former and current employee, consultant, contractor or service provider of and to the Company or other person associated with the Company, who has developed, invented, or participated in the conception and development of Intellectual Property for or on behalf of the Company, either alone or in concert with others, has duly assigned the same to the Company and executed and delivered to the Company a proprietary information, non-competition and invention assignment agreement conveying and assigning to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising, including all such Intellectual Property, and, except as listed in Schedule 8.21(o)(i) of the Disclosure Schedule, expressly and irrevocably waived any and all moral rights with respect to such Intellectual Property, any rights under section 132(b) of the Israeli Patent Law of 1967 and the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law of 1967, or any other similar provision under any applicable law of any applicable jurisdiction. The Company does not owe and has not agreed to pay any royalties to its employees or consultants or, except as listed in Schedule 8.21(o)(ii) of the Disclosure Schedule, any third party in connection with the Owned Intellectual Property. No current employee, consultant or service provider of the Company or former employee or individual formerly engaged as a consultant, contractor or service provider of the Company or in any other capacity has excluded any works or inventions related to the Company’s business from his/her/its assignment of inventions to the Company, and to the Company’s knowledge, no current employee, consultant, contractor or service provider of the Company or former employee or individual formerly engaged as a consultant, contractor or service provider of the Company is in violation of such proprietary information, non-compete and invention assignment agreement. No current or former employee, consultant, contractor or service provider who has contributed to or participated in the conception, invention and/or development of Intellectual Property for or on behalf of the Company has asserted or, to the Company’s knowledge, threatened any claim against the Company in connection with such person’s involvement in the conception and development of any such Intellectual Property. No employee, consultant, contractor or service provider of the Company is the owner of any patent and/or named as an inventor under any patents related to the field of business of the Company.
8.21.16None of the Owned Intellectual Property was developed by or for or on behalf of, or using grants or any other subsidies of, any governmental (including military) entity or any university, and no government funding, facilities, faculty members or students of a university, college, other educational institution or research center or funding from third parties (other than the IIA) was used in the development of the Owned Intellectual Property. Except as set forth in Schedule 8.21(p) of the Disclosure Schedule, to the Company's knowledge (but without derogating from the other representations and warranties in this Section), no current or former employee, consultant, contractor or service provider of the Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property for or on behalf of the Company, has performed services for a government (including military), university, college, or other educational institution or research center during a period of time during which such employee or consultant was also performing services for the Company.
8.22Governmental Funding. Except as set forth in Schedule 8.22(i) of the Disclosure Schedule, the Company has not received and has not applied for any grants, incentives, benefits (including tax benefits) and subsidies from any Israeli or foreign governmental or regulatory authority or any agency thereof, including the IIA, nor filed any application for grants under the Law for Encouragement of Industrial Research and Development, 1984 (the “R&D Law”), or under any bi-national or multinational research and development cooperation agreement including the Binational Industrial Research and Development Foundation etc. (collectively, “Government Grants”) nor does it currently intend to submit any application for any of the foregoing. Schedule 8.22(i) of the Disclosure Schedule sets forth: (a) the aggregate amount of each Government Grant; (b) the aggregate outstanding obligations, if any, of the Company under each Government Grant with respect to royalties or other payments; and (c) the outstanding amounts to be paid to the applicable governmental entity, if any. The Company is not in violation of any of the Government Grants, including with respect to timely payment of any royalty obligations. Except as set forth in Schedule 8.22(ii)of the Disclosure Schedule, the Company has complied with all obligations in connection with such Government Grants, including the R&D Law and the regulations promulgated thereunder and the guidelines, circulars and rules issued by the IIA. No claim or challenge has been made by any governmental authority with respect to the Company’s entitlement to the Government Grants or the compliance of the Company with the terms, conditions, obligations or undertakings relating thereto. The consummation of the Agreement and other Related Agreements (including the exercise by the Purchaser of the Purchaser Option under the Share Purchase Option Agreement (as defined therein)) and the transactions contemplated hereby and thereby will not in of themselves adversely affect the continued qualification for the Government Grants or the terms or duration thereof or require any recapture of any previously claimed Government Grants or any payments to any governmental body in connection with any Government Grants. Except as provided in Schedule 8.22(iii) of the Disclosure Schedule, no Government Grants imposes any restrictions or limitations on the development or use of, or any encumbrance on, any Owned Intellectual Property or gives the grantor of such Government Grants any rights in any Owned Intellectual Property.
8.23Brokers. Other than as set forth in Schedule 8.23 of the Disclosure Schedule, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement or the Related Agreements.
8.24Cybersecurity; Data Privacy; Artificial Intelligence. Other than as set forth in Schedule 8.24 of the Disclosure Schedule, the Company is, and has at all times been, in material compliance with (i) all applicable laws, regulations and binding directives, guidelines and/or requirements of regulators in all relevant jurisdictions relating to privacy, data protection, and the collection, storage, use, and disclosure of personal information, personal data, personally identifiable information, or other similar or equivalent term defined under Data Privacy Laws (as defined below) (collectively “Personal Information”) including the Israeli Protection of Privacy Law, 5741 – 1981 and its related regulations, directives and orders, including the guidelines issued by the Israeli Protection of Privacy Authority, Privacy and Electronic

Communications (EC Directive) Regulations 2003 and the General Data Protection Regulation (EU) 2016/679 (GDPR), the Data Protection Act 2018, the California Consumer Privacy Act, as amended by the California Privacy Rights Act of 2020 and applicable subordinate legislation and regulations implementing those laws, each of the foregoing, to the extent applicable to the Company (collectively the “Data Privacy Laws”); (ii) all written policies relating to processing of Personal Information including, without limitation, a publicly posted privacy policy; (iii) any contractual obligations and the requirements of any codes of conduct to which the Company is a party relating to privacy, data protection, and the collection, storage, use, and disclosure of Personal Information and (iv) other than as set forth in Schedule 8.24 of the Disclosure Schedule, all required permits and registrations with respect to the processing of Personal Information including relevant databases registration ((i)-(iv)) collectively “Data Protection Requirements”). No written claims have been asserted or, to the knowledge of the Company, are threatened against the Company by any person or entity alleging a violation of any Data Protection Requirements (as such term is defined below). Other than as set forth in Schedule 8.24 there has been no unauthorized access to or other misuse of Personal Information held or processed by the Company, nor any security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”), and none of such data breaches, in the individual or in the aggregate, have had an adverse effect on the Company its business, assets, properties, operations or financial condition. The Company has not been notified of, and has no knowledge of, any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data. The Company uses all reasonable efforts, consistent with companies of similar size and scope, to maintain the security of its IT Systems and Data and to protect such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Company implements and maintains commercially reasonable physical, technical, organizational and administrative security measures and policies in place, compliant with Data Protection Requirements, to protect the confidentiality, integrity, and availability of all Personal Information collected, stored and used by it or on its behalf from and against unauthorized access, use and/or disclosure. With respect to Company's use of AI Tools (as defined below), the Company (i) has complied with all laws and license terms applicable to the use of such AI Tools; (ii) owns all inputs and outputs generated by use of any AI Tools; and (iii) implements and maintains commercially reasonable technical and organizational measures and policies to ensure that its use of any of the AI Tools is in compliance with all applicable laws and that it does not infringe, violate or misappropriate any third party Intellectual Property rights. For purposes hereof, “AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompt.
8.25Internet Practices. The Company (i) is in compliance with its internal privacy policies and terms of service, (ii) owns website domain name(s) applicable to its business, and is maintaining the registration(s) of such domain name(s), (iii) has not and does not, directly or indirectly, deliver or have third parties’ deliver unsolicited electronic mails, nor place metatags in a manner that infringes rights of third parties. There is no third parties’ content (including applications, graphics and technology) included in the websites owned or maintained by the Company that has not been duly authorized and permitted by such third parties.

8.26E-commerce. The Company is in material compliance with all laws applicable to its e-commerce activity, including any consumer protection laws, tourism legislation, disclosure requirements, all as applicable to its business and operations.
8.27No Powers of Attorney; No Public Offer; Registration. Other than as set forth in Schedule 8.27 of the Disclosure Schedule, and except for the Company’s signatory rights approved by the Company’s Board of Directors from time to time, there are no outstanding powers of attorney executed on behalf of the Company providing or delegating rights to act on its behalf, and no person, as agent or otherwise, is entitled to or authorized to bind or commit the Company to any obligation. Neither the Company nor anyone acting on its behalf and under its instructions has offered securities of the Company for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Shares hereunder at the Acquisition Closing not exempt from the prospectus requirements of applicable securities law including the Israeli Securities Law, 1968, and the US Securities Act of 1933, as amended. None of the issued and outstanding shares of the Company has been offered or sold by the Company in such a manner as to make the issuance and sale of such shares not exempt from such registration and prospectus requirements, and all such shares have been offered and sold by the Company in compliance with all applicable Israeli securities laws. The offer, sale and issuance of the Shares as contemplated by this Agreement at the Acquisition Closing are exempt from the registration requirements of any applicable securities laws and neither the Company nor its agents will take any action that would cause the loss of such exemption. Except as set forth in the Amended and Restated Shareholders’ Rights Agreement as in effect as of the Effective Date, and that shall terminate on the Acquisition Closing, the Company is not under any contractual obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.
8.28Anti-Bribery, Corruption and Money Laundering Laws. Neither the Company nor any founder, director, officer, employee, in each case, in their capacity as such, or to the Company’s knowledge, consultant, agent or authorized representative of the Company acting on its behalf, in each case, in their capacity as such, nor, to the Company’s knowledge, any other third party acting on behalf of the Company, has been in violation of any anti-bribery or corruption law or regulation, including, but not limited to, the Israeli Penal Code 1977, and all other anti-corruption laws and regulations applicable to the Company’s business (together, the “Applicable Anti-Bribery Laws”). Specifically, none of the foregoing have offered and with respect to consultants, agents or authorized representatives or any other third party acting on behalf of the Company, solely to the Company’s knowledge, promised, made, paid or received, directly or indirectly, any bribes, kickbacks, rebates, payoff, influence payment or other unlawful payments or transfers of value, offers of employment or other benefits to (i) any Israeli domestic public official (as defined in the Israeli Penal Code 1977 and related regulations and case law), or (ii) any foreign official (as such term is defined in the Applicable Anti-Bribery Laws) which includes any official of a foreign government or foreign political party or candidate for foreign political office, as well as any official of any intergovernmental agency, in each case, for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a domestic or foreign governmental authority, in order to assist the Company or any of its Affiliates to obtain, retain, or direct business to, the Company or any of its Affiliates. The Company has not received any notice from any governmental body or written threat from any private entities, or to the Company’s knowledge, been the target of any governmental investigations or proceedings regarding Applicable Anti-Bribery Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping, reporting and internal control requirements, the money laundering statutes of all jurisdictions applicable to the Company’s operations and any related rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”). No proceeding by or before any governmental entity involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened, nor, to the Company’s knowledge, is any investigation by or before any governmental entity involving the Company with respect to the Money Laundering Laws pending or threatened.
8.29PFIC. The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.
8.30Export Controls. The Company has at all times conducted its business in material compliance with all applicable import/export controls or restrictions on the transfer of goods, services and know-how in countries in which the Company conducts business including the Israeli Defense Export Control Law (2007); the Import and Export Order (Control of Export of Goods, Services and Dual - Use Technology), (2006) and other relevant laws and regulations under the administration of the Israeli Ministry of Economy, and, other than as set forth in Schedule 8.30 of the Disclosure Schedule, the U.S. Department of Commerce and other relevant control authorities. Without limiting the generality of the foregoing, the Company has not exported, re-exported or transferred any products or technology to, furnished any service to, or have had any other dealings, directly or indirectly with:  (i) Iran, Sudan, Myanmar, North Korea or Syria; (ii) any entity that is owned or controlled by, or affiliated with, the government of Iran, Sudan, Myanmar, Cuba, North Korea or Syria; or (iii) any person or entity listed on any list of prohibited and restricted parties, including any terrorist organization, published by Israel, the United States Government, the European Union or the United Nations. The Company has always been compliant with all relevant Israeli, U.S. and other relevant jurisdictions’ sanctions, embargo and trade laws, regulations, restrictions and asset freezes, including the Israeli Trading with the Enemy Law (1939) (and regulations issued thereunder), and the Israeli sanctions lists outlining individuals and entities deemed as, or connected with, terrorist organizations or “unlawful associations”, issued under various Israeli laws including the Defense (Emergency) Regulations (1945) and the Combating Terror Law (2016); country-specific sanctions lists administered by the U.S. office of Foreign Asset Control (“OFAC”), as well as sectorial and blocked parties lists administered by OFAC and other relevant U.S. governmental departments.
8.31Other than as set forth in Schedule 8.31 of the Disclosure Schedule, the Company does not require any licenses (i) for the use, import, export, sale, development, production, modification, integration, purchase, holding, transfer (between places or persons), conducting of negotiations concerning or distribution of encryption technology or any other technology, where such activities are restricted pursuant to the Order Governing the Control of Commodities and Services Declaration (Engagement in Encryption) (1974) as amended, or other related encryption regulations or (ii) in connection with its products or services being considered “dual use” under any applicable laws.
8.32Insurance. The insurance policies held by the Company are set forth in Schedule 8.32 of the Disclosure Schedule. Such insurance policies are sufficient for the Company’s business as currently being conducted, taking into account the size and financial status of the Company and state and scope of operations of the Company. All due premiums payable under all such insurance policies have been paid. There is no claim outstanding under any of such policies nor are there, to the Company’s knowledge, any circumstances likely to give rise to a claim under such policies. The Company has not received notice that it has undertaken any action, or omitted to take any action, which would render any such insurance policy void or voidable or which could result in a material increase in the premium for any such insurance policy, nor to the Company’s knowledge are there any circumstance which may cause any of the foregoing consequences. No claim under any such policy has ever been denied or questioned.
8.33Insolvency. The Company (i) following the closing of the SPA, will be able to pay its debts when due and has not generally failed to pay, or admitted in writing its inability or unwillingness to pay, its debts as they become due; (ii) has not applied for, consented to, or acquiesced in, the appointment of a trustee, receiver, or other custodian for the Company or for a substantial part of its property, or made a general assignment for the benefit of creditors; (iii) has not filed and there has not been filed against it, the commencement of any bankruptcy, dissolution, liquidation, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law and no “freezing or stay of process order” has been instituted, threatened or applied for against the Company; (iv) and has not taken any action authorizing or resolving, any of the foregoing.
8.34Full Disclosure. The representations and warranties in this Agreement, including in the schedules and exhibits hereto, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made. The Company has provided the Purchaser with all reasonably available information the Purchaser has requested in writing that is in its possession or under its control and advised the Purchaser of the existence of any information that has been requested by the Purchaser in writing and which is not in its possession nor under its control. The representations and warranties in this Agreement are made by the Company with the knowledge and expectation that the Purchaser is placing reliance thereon in entering into this Agreement.
8.35The term “knowledge” as relates to the Company means the actual knowledge, after due inquiry, of any of the Company’s officers, directors, CEO, CFO or CTO of a particular fact, circumstance, event or other matter in question.

9.Representations and Warranties of the Purchaser
Purchaser hereby represents and warrants to the Company and the Securityholders that on the date of this Agreement:
9.1Organization, Standing and Power. Purchaser has been duly incorporated and is currently validly existing as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing (or the equivalent concept in the jurisdictions where this is a known legal concept) in each jurisdiction in which the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the Purchaser.
9.2Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated in this Agreement and the Related Agreements. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated in this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and any Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser, and constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
9.3No Conflict. The execution and delivery by Purchaser of this Agreement and any Related Agreement to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement and such Related Agreements, will not (i) result in a violation or breach of or constitute a default under any provision of the charter documents of Purchaser (ii) result in a violation of any Law, order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser; or (iii) require Purchaser to obtain any consent, waiver, approval, ratification, permit, license, or make any filing or registration with, any Governmental Authority or other Person, which has not been obtained or made prior to the Acquisition Closing.
9.4Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which Purchaser is a party or the consummation of the transactions contemplated in this Agreement and the Related Agreements, except for immaterial consents, notices, waivers, approvals, orders or authorizations and except as may be required under applicable Securities Laws, which will be timely filed within the applicable periods therefor, and in any event prior to the Acquisition Closing.
9.5Brokers’ and Finders’ Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Related Agreements or any transaction contemplated in this Agreement or the Related Agreements.
9.6Issuance of Shares. The Purchaser Shares issuable hereunder, when issued by the Purchaser in accordance with this Agreement and the execution of a Deed of Issue, against payment, by means of a set off as described in Section 2.5 , of at least the aggregate nominal value of the Purchaser Shares to be issued, assuming the accuracy of the representations and warranties made by the Company and the Securityholders herein, will be duly issued, fully paid, non-assessable (meaning that the holders of the Purchaser Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Purchaser or its creditors for further payment on such Purchaser Shares),issued in compliance with applicable Law, provided that, for the avoidance of doubt, any such Share Consideration will be subject to transfer restrictions under applicable securities laws, including under the Securities Act, and any such Share Consideration will constitute “restricted securities” under applicable U.S. securities laws subject to transfer restrictions under the Securities Act, and will be evidenced in a form that will not permit transfers without the consent of the Purchaser to allow it to ensure compliance with the applicable securities law restrictions, it being understood that this consent will be provided by the Purchaser in connection with resales under the Registration Statement or as may otherwise be permitted under the Securities Act following confirmation from its counsel as to the compliance of any such transfer with the registration requirements under the Securities Act.
9.7Litigation. There is no judgment or proceeding pending against the Purchaser, or to the knowledge of the Purchaser, threatened against the Purchaser, that challenges the validity or enforceability of this Agreement with respect to the Purchaser or that seeks to restrain, enjoin or prohibit the consummation of the transactions hereunder or under any Related Agreements to which Purchaser is a Party, by the Purchaser or the Acquisition.

9.8Independent Investigation. The Purchaser acknowledges and agrees that none of the Securityholders or the Company has made any representation or warranty as to the Securityholder and/or the Company, except as set forth in Sections 7 (Representations and Warranties of the Securityholders) and Section 8 (Representations and Warranties of the Company) above, (including the related portions of the Company Disclosure Schedule), and save as expressly provided in any Related Agreement to which it is a party.
9.9Risk Factor; Experience. The Purchaser acknowledges that it can bear the economic risks of its purchase of the Shares, and has such requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the transactions contemplated herein.
9.10Compliance with Securities Laws. The public reports of the Purchaser accurately reflect the financial situation and the business situation of the Purchaser, in all material respects, and include all material information required to be publicly disclosed, including all material risk factors.

10.Transitional Matters
10.1During the Interim Period, and subject to applicable law, neither the Company nor the Securityholders (provided that no Securityholder shall be liable for the acts or omissions of the Company or another Securityholder under this Section 10) shall take any action or omit to take any action that would reasonably be expected to frustrate, impede or prevent the Acquisition Closing. Without limiting the foregoing, during the Interim Period, the Company shall not, other than as required pursuant to this Agreement or as approved by Purchaser in writing (whose approval shall not be unreasonably withheld, conditioned or delayed):
10.1.1change the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates), other than as required by applicable Law or GAAP;
10.1.2issue any Company Security to a Person without complying with Section 16 (Joinder) other than Option Shares;
10.1.3adopt any material Tax election or change in any Tax election or any Tax accounting method, enter into any Contract with respect to Taxes, assert any Tax claim or assessment (other than for Taxes that arise and become due and payable in the Ordinary Course of Business of the Company), settle or compromise any Tax claim or assessment, extend or waive the limitation period applicable to any Tax claim or assessment, or file any amended Tax Return, all except as may be strictly required by Law;
10.1.4waive or release any right or claim of the Company, including any write-off or other compromise of any accounts receivable, or change the Company’s practices with respect to the collection of accounts receivable or extend or provide any other incentive with respect thereto, in each case outside the Ordinary Course of Business of the Company, all except as may be strictly required by Law;
10.2Except (i) as required or expressly permitted by this Agreement, (ii) with the prior written consent of Purchaser, or (iii) as required by applicable Law, from the date of Purchaser’s delivery of the Exercise Notice until the earlier to occur of the Acquisition Closing or the termination of this Agreement, the Company shall operate only in the Ordinary Course of Business, and in such respect use commercially reasonable efforts to preserve intact its businesses and assets, by: (A) complying in all material respects with all applicable Laws; (B)

taking all actions reasonably necessary to be in compliance in all material respects with all Material Contracts; (C) notifying Purchaser in writing upon becoming aware of the commencement of any action, suit, claim or proceeding of any nature by or against the Company; (D) paying all accounts payable and pursuing collection of its accounts receivable, in each case, in the Ordinary Course of Business of the Company.
10.3Consents. Following the delivery of the Exercise Notice and prior to the Acquisition Closing, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as, and to the extent, required under such Material Contract in connection with the Acquisition or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Acquisition Closing.
10.4Further Assurances/ Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, Purchaser, the Company and each Securityholder, severally and not jointly, shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated in this Agreement, to satisfy the conditions to the obligations to consummate the Acquisition, to obtain all necessary waivers, consents and approvals and to effect all necessary or appropriate registrations and filings applicable to it and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated in this Agreement for the purpose of securing to the Parties the benefits contemplated in this Agreement. Without limiting the foregoing, as of the receipt of the Exercise Notice, the Company shall use commercially reasonable efforts to promptly provide such information reasonably requested by Purchaser for the purposes of enabling Purchaser to satisfy the filing requirements required in connection with the Acquisition pursuant to applicable Law. The Company shall promptly notify Purchaser in writing if, to the knowledge of the Company, any of the representations and warranties of the Company or any of the Securityholders becomes untrue or if any facts or circumstances occur that could give rise to a Material Adverse Effect, and shall take all reasonable actions necessary to mitigate any losses, damages, costs, obligations, liabilities, expenses, settlement payments, awards, judgments, taxes, fines and penalties – which may include any diminution in the value of the shares of the Company – in connection therewith. Without limiting the foregoing, each of the Company, the Purchaser and the Securityholders’ Representative, undertake and agree to deliver any and all notices, required in order to give effect to the release of any portion of any consideration delivered or deposited, as the case may be, with the Escrow Agent, in accordance with the release provisions hereof, to the applicable Person(s), at the applicable times, all as set forth herein.
10.5If any administrative or judicial proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the consummation of the transactions contemplated hereunder as violative of any applicable Law, each of the Purchaser and the Company shall, and shall cause their respective controlled Affiliates to, cooperate with the other parties and use their commercially reasonable efforts to contest and resist, except insofar as the Company and the Purchaser may otherwise agree, any such proceeding, including any proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereunder subject to the Longstop Date; provided, however, nothing in this Section 10.5 or otherwise in this Agreement shall require the Purchaser, the Company or their respective Affiliates, to enter into or agree to enter into any understanding, undertaking, settlement, consent, stipulation or agreement that would limit or restrict in any manner such Person's or any of its Affiliates’ ability to operate its business following the Acquisition Closing in its absolute discretion, or require the sale, divestiture, holding separate (including by establishing a trust or otherwise) or license of any of their assets, products, securities or businesses of such Person or any of its Affiliates.
10.6During the Interim Period, the Company shall (i) promptly respond to document and information requests, reasonably made by Purchaser and its respective advisors in writing no more than once a calendar quarter, by providing or making available to Purchaser such documents and information in the possession or under the control of the Company for the purpose of legal, business, financial and other due diligence as may be required by the Purchaser and its Affiliates, and in order for the Purchaser and its Affiliates to comply with applicable Law, including the rules of the SEC, NASDAQ or any stock exchange of Purchaser or its Affiliates, and (ii) make reasonably available to Purchaser or its Affiliates and their respective advisors, the Company’s then-current C-level employees and other senior representatives of the Company and such other Persons as may be reasonably requested in writing by Purchaser, all with the approval of the Company’s CEO in advance, not to be unreasonably withheld or delayed, and in co-ordination with the Company’s CEO, no more than once a calendar quarter, to allow Purchaser and its Affiliates to conduct due diligence of the Company.
10.7At the Acquisition Closing, the Company shall deliver to Purchaser all share registers, passwords, and other instruments and information reasonably requested by the Purchaser to effectively transfer operational control of the Company to Purchaser.
10.8During the Interim Period, Purchaser shall not use its veto rights or other decision making rights in bad faith, with the main purpose of negatively affecting the financial results of the Company and/or its Subsidiaries, including, without limitation, primarily in order to reduce any Revenues and/or Operating Income.
10.9The Company shall fully pay all Transaction Expenses prior to the Acquisition Closing.
10.10Section 341 of the Israeli Companies Law; Bring-Along.
The issuance and delivery of the Exercise Notice shall be deemed, for the purposes of Section 341(a) of the Israeli Companies Law and the bring-along provision set forth in Article 19.9 (Forced Sale of Minority Shares (Bring Along)) of the Articles of Association (the “Bring-Along Provision”), to constitute (A) an offer by Purchaser to purchase of all of the Shares which is conditioned upon the sale of the Company’s entire share capital and (B) an acceptance of such offer by all Shareholders who have duly executed this Agreement initially or by signing a Joinder, which shall be deemed to constitute the Bring Along Majority (as defined in the Articles of Association), and (C) a Bring Along Sale Event (as defined in the Articles of Association), in accordance with Section 341 of the Israeli Companies Law and the Bring-Along Provision.
10.10.1In the event, despite making commercially reasonable efforts to obtain the same, the Company has not been able to obtain signatures of 100% of its Shareholders (either by way of signature on this Agreement or a Joinder), then upon receipt of the Exercise Notice, the Company shall, on behalf of the Purchaser, provide a written notice in the form approved by the Purchaser, whose approval shall not be unreasonably withheld, conditioned or delayed (the “Bring-Along Notice”) and a Joinder to each holder of Shares that has not duly executed and delivered this Agreement or a Joinder (a “Non Executing Shareholder”), setting forth the information required by Section 341(a) of the Israeli Companies Law and the

Bring-Along Provision and stating Purchaser’s requirement to purchase such Non Executing Shareholder’s Shares under the terms and conditions of this Agreement.
10.10.2Purchaser and the Company shall fully coordinate any correspondence to which each may be a party which concerns the Bring-Along Notice. Purchaser and the Company shall take such other actions as may be reasonably necessary in order to ensure the transfer at the Acquisition Closing of all of the outstanding Shares to the Purchaser pursuant to Section 341 of the Israeli Companies Law, the Bring-Along Provision and under the terms and conditions of this Agreement, including in making all reasonable filings and taking such other reasonable action which is necessary to effect the sale of the Shares in compliance with Section 341 of the Israeli Companies Law and the Bring-Along Provision.
10.10.3After satisfactory completion of the necessary procedures under Section 341 of the Israeli Companies Law and the Bring-Along Provision, including without limitation, the lapse of the periods required under Law to pass from the delivery date of the Bring-Along Notices (the “Bring Along Waiting Periods”), and provided that the conditions to Acquisition Closing set forth in Section 6.4 (Purchaser Conditions to Acquisition Closing) and 6.5 (Securityholders’ Conditions to Acquisition Closing) (other than those set forth in Section 6.2.10 with respect to Joinders) hereto have been fulfilled, or waived by the applicable Parties, at the Acquisition Closing the Company shall register Purchaser as owner of all outstanding Shares, including those held by the Non-Executing Shareholders.
10.10.4Any payment of the Purchase Price to be made to the Non-Executing Shareholders in consideration for their Shares shall be deposited with the Paying Agent, as agent and trustee of the Company, to be held in escrow for such Non-Executing Shareholders, and all share certificates representing such shares held by Non-Executing Shareholders shall be deemed cancelled without any further action by any party. The Paying Agent shall release each such Non-Executing Shareholder’s Pro Rata Portion of the Purchase Price, only upon and subject to such Non-Executing Shareholder’s delivery to the Purchaser of a Joinder.
10.10.5All holders of Shares that execute this Agreement or a Joinder after the date hereof and prior to the Acquisition Closing, agree that the Securityholders’ Representative, as such Securityholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Securityholder, shall be entitled to vote all Shares owned by such Securityholder at any meeting of the Shareholders or any adjournment or postponement thereof, however called, or to execute one or more written consents in respect of such Securityholder’s Shares in favor of approval of this Agreement, the transactions contemplated hereby and any other actions and proposals required, or submitted for approval at any meeting of Shareholders, in furtherance thereof (provided that the Securityholders’ Representative shall have full discretion whether to use such proxy and authority or not).
10.10.6The proxy granted in the previous subsection shall be valid until, and automatically terminate upon, the termination of this Agreement in accordance with the terms hereof. Each Securityholder (on a several and not joint basis) affirms that the foregoing proxy, when given, is (A) given in connection with the execution of this Agreement to secure the performance of such Securityholder’s duties hereunder and (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement. All authority herein conferred shall survive the death or incapacity of any Securityholder that is an individual and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Securityholder.
10.10.7Notwithstanding the foregoing proxy, each Securityholder may vote its own Shares, provided such is done strictly in accordance herewith, at any meeting of Company shareholders (or any adjournment or postponement thereof), by proxy or otherwise.
10.10.8The Company shall, and each Securityholder (on a several and not joint basis) shall use its reasonable commercial efforts to, defend (or cooperate with the Company in the defense of) any actions brought by or on behalf of a Non-Executing Shareholder that seeks to restrain, enjoin or prohibit the transactions contemplated herein and the purchase of 100% of the Company Securities at the Acquisition Closing, including under Section 341 of the Israeli Companies Law (a “341 Legal Proceeding”), and shall, to the extent permitted by Law, use its reasonable best commercial efforts to enforce (or cooperate with the Company in the enforcement of) any such Company shareholder’s obligations (to the extent that they are not in compliance therewith) under the Bring-Along Provision and, to the extent applicable, Section 341 of the Israeli Companies Law, which shall include, with respect to the Company, the commencement by the Company of any action, to the extent applicable, or bringing of a counterclaim against such Non-Executing Shareholder as may be reasonably necessary or desirable in order to ensure due compliance by such Person with its obligations.
10.10.9The Company, Securityholders and/or Securityholders’ Representative shall have no claim or demand against a Purchaser Indemnified Persons in connection with the Company’s or Securityholders’ inability to satisfy the Fundamental Condition, including as a result of, or arising from, the Company’s inability to use or rely on Section 341 of the Israeli Companies Law or the Bring-Along Provision, whether arising from or in connection with the structure of the transactions contemplated herein, the consideration to be paid hereunder or otherwise.

11.Exclusivity
During the Interim Period, except as otherwise provided in this Agreement, the Company and the Securityholders (provided that no Securityholder shall be liable for the acts or omissions of the Company or another Securityholder under this Section 11) shall not, and shall cause its shareholders, Affiliates and representatives not to, directly or indirectly, take any action to solicit, initiate, seek, knowingly encourage, assist or support any inquiry, proposal or offer from, furnish any confidential information to, or respond to the submission of any proposal or offer from, any Person relating, with respect to the Company or the Business, to any (i) equity financing, (ii) debt financing, (iii) exclusive license to Intellectual Property, acquisition or transfer of the Company or all or substantially all or a material portion of the Company’s shares, business, assets, products or Intellectual Property, (iv) any joint venture, merger or consolidation with or involving the Company, (v) the liquidation, dissolution or recapitalization of the Company, (vi) any commitment, agreement, arrangement, understanding, transaction or transactions giving effect, directly or indirectly, to any of the foregoing, or (vii) any similar transaction or business combination (a “Competing Transaction”) in each case regardless of whether the Company or the Securityholders were aware of such Competing Transaction prior to or only after the commencement of the Interim

Period. The Company and Securityholders (provided that no Securityholder shall be liable for the acts or omissions of the Company or another Securityholder under this Section 11) shall, and shall instruct all shareholders, representatives and Affiliates acting on its behalf to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing. Promptly after the commencement of the Interim Period, the Company shall instruct each Person (other than Purchaser and its representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality Contract within the prior 12 months in connection with any actual or potential Competing Transaction to promptly return or destroy all such information, in accordance with and subject to the terms of such confidentiality Contract.

12.Confidentiality
12.1Each of Purchaser and the Company hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated in this Agreement, shall be governed by the terms of that certain mutual nondisclosure agreement by and between the Purchaser and the Company dated December 13, 2023 (as amended, and as may be amended from time to time, the “Confidentiality Agreement”). Notwithstanding the terms and conditions of the Confidentiality Agreement, Purchaser and the Company hereby agree that such confidential information provided by the Company to Purchaser may be retained by Purchaser throughout the Option Period, and used only for the purpose permitted under the Confidentiality Agreement, and until the Company requests the return of such confidential information following the termination of this Agreement.
12.2Each Securityholder (on a several and not joint basis) acknowledges that such Securityholder holds and may receive further confidential information of the Company its Affiliates and of the Purchaser and its Affiliates, whether in tangible (paper, disk or other) or non-tangible (oral or visual) form, and whether or not marked or identified as “confidential”, “proprietary”, or with a comparable legend, including confidential information regarding the Business, the Company’s products and technologies, the Company Intellectual Property, the Company’s customers, suppliers and operations, the business, products, technologies, intellectual property, customers, suppliers and operations of the Purchaser or its Affiliates, in each case whether of a technical, business, financial, commercial or other nature, and the transactions contemplated herein (including the terms hereof). The provisions applicable to confidential information herein shall not apply to materials or information to the extent that such materials or information: (i) are or become publicly known through no fault of the Securityholder, (ii) are furnished to the Securityholder by others with, to such Securityholder’s knowledge, no restrictions on disclosure, having been lawfully received, or (iii) are subsequently independently developed by such Securityholder or on its behalf, without use of or reference to any confidential information. Each Securityholder agrees to safeguard and hold all such confidential information in strict confidence, and each Securityholder shall not, directly or indirectly, at any time: (a) reveal, report, publish, disclose or transfer any such confidential information to any Person (other than the Company, Purchaser or their respective Affiliates); or (b) use any such confidential information for the benefit of any Person (other than the Company, Purchaser or their respective Affiliates). Notwithstanding the foregoing, each Securityholder may disclose such confidential information, without violating the obligations of this Agreement, to the extent the disclosure is required (A) to enforce or defend any claim under this Agreement or any Related Agreement; (B) to a financial advisor, attorney or accountant who is subject to an obligation of confidence for the purpose of obtaining advice or services from such party; (C) to an Affiliate of such Securityholder who is bound by an agreement to keep such information confidential and is bound by non-use and non-disclosure terms substantially similar to those contained in this Agreement; (D) if such Securityholder is an investment fund, to any partner (including any limited partner) of such Securityholder as and to the extent required by applicable Law or the terms of any of such Securityholder’s governing documents (including any limited partnership agreement) or contractual commitments in order for such partner to monitor its investment in such Securityholder, but only if such partner is bound by an agreement to keep such information confidential and is bound by customary non-use and non-disclosure terms; (E) in the performance of authorized employment duties in such Securityholder’s capacity as an employee of the Company; (F) to the extent the disclosure is required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that, in connection with a disclosure contemplated by clause (F), the Securityholder, reasonably promptly upon learning of such required disclosure, gives prior written notice (to the extent permissible) to Purchaser (if such confidential information belongs to Purchaser) or the Company (if such confidential information belongs to the Company) of such required disclosure and assists Purchaser or the Company, as applicable (at Purchaser’s or the Company’s sole cost and expense, as applicable) in obtaining a protective order preventing or limiting the disclosure and ensuring that the confidential information so disclosed is used only for the specific purposes for which the disclosure is required, or for which the order was issued or for which Securityholder is required to use such confidential information in the absence of any such protective order or (G) in accordance with the provisions or requirements of any security Laws to which such Securityholder is subject, but subject to Section 12.3 below.
12.3Except as may be required to comply with the requirements of any applicable Law, the rules of any stock exchange, and the filing of periodic reports and disclosure in registration statements filed with the SEC or any other Governmental Authority, the Company, the Securityholders (provided that no Securityholder shall be liable for the acts or omissions of the Company or another Securityholder under this Section 12.3), their respective agents, representatives or advisors, shall not issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated in this Agreement without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of the Purchaser. Notwithstanding anything in this Agreement to the contrary, Purchaser may make such filings as required by or appropriate under applicable Law, the rules of any stock exchange, and the filing of periodic reports and disclosure in registration statements filed with the SEC or any other Governmental Authority. Without derogating from the foregoing, in the event a Party is required under the requirements of any applicable Law, the rules of any stock exchange, or otherwise, to make any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated in this Agreement, such Party shall, to the extent legally possible, notify the Purchaser, in case of the Company or a Securityholder, or the Company, in case of Purchaser, of such and to the extent legally possible, provide, the Purchaser, in case of the Company or a Securityholder, or the Company, in case of Purchaser, the form of such press release or other public announcement before making such press release or other public announcement. The Party which is required to make any press release or other public announcement shall consider in good faith any comments to the form of such press release or other public announcement, timely made by the Purchaser, in case of the Company or a Securityholder, or the Company, in case of Purchaser.
12.4Notwithstanding the foregoing, (i) following the execution of this Agreement, Purchaser and the Company will issue a joint press release in the form attached hereto as Schedule 12.4, (ii) at the Acquisition Closing, Purchaser and the Company will issue a joint press release in a form to be mutually agreed upon, and (iii) following the Acquisition Closing, each of the

Parties and their Affiliates may, without the prior consent of the other Parties, issue press releases or make public announcements concerning the subject matter of this Agreement or the transactions contemplated hereby that are consistent with previous press releases or public announcements made by any of the Parties in compliance with this Section 12.4.

13.Tax Matters
Tax Returns for Pre-Acquisition Closing Tax Periods.
13.1The Company shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns for the Company required to be filed on or after the date of this Agreement and on or prior to the Acquisition Closing Date and shall timely pay all Taxes reflected on such Tax Returns. Such Tax Returns shall be prepared in all material respects in accordance with applicable Law and consistent with the past practices of the Company. After the delivery of the Exercise Notice by Purchaser, the Company shall permit Purchaser to review and comment on each Tax Return following the Exercise Notice during a reasonable period prior to filing and shall consider in good faith Purchaser’s reasonable comments timely provided with respect to such Tax Returns, provided however that the Company is not required to delay the filing of any Tax Returns beyond the last date on which it is legally required to be filed, due to Purchaser’s review and/or comments.
13.2In the case of any tax year that includes (but does not end on) the Acquisition Closing Date (a “Straddle Period”), the Securityholders severally and not jointly shall be responsible for paying the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the portion of such Straddle Period ending on the Acquisition Closing Date, determined by the books as of the end of business on the Acquisition Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time). The Securityholders severally and not jointly shall also be responsible for paying the amount of other Taxes of the Company that relates to the portion of such Straddle Period ending on the Acquisition Closing Date that shall be calculated to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Acquisition Closing Date and the denominator of which is the number of days in such entire Straddle Period. The Purchaser shall cause the Company to prepare and file all Tax Returns for the Company for all Straddle Periods (“Straddle Period Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’ past practices, except to the extent required by applicable Law. A draft of such Tax Returns (including any related work papers or other information reasonably requested by the Securityholders’ Representative) shall be provided to the Securityholders’ Representative for its review not later than 30 Business Days before the due date for filing such Tax Returns. Purchaser and the Securityholders’ Representative agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible. It is agreed that, notwithstanding the foregoing, in the event Purchaser chooses to treat any Tax Returns in a manner that is different than Company’ past practices, then such change shall not, in itself and absent any breach of any tax representations hereunder in Section 8.13 (Taxes), be deemed a cause for indemnity by the Securityholders hereunder.
13.3In addition to the Straddle Period Tax Returns prepared by the Company, the Purchaser shall cause the Company to also submit to the Securityholders’ Representative, together with such Straddle Period Tax Returns, a proposed allocation of the Taxes with respect to any such

Straddle Period for which the Company and the Securityholders are responsible. The Securityholders severally and not jointly shall pay or cause to be paid to Purchaser on or before the date which is 5 Business Days before the due date of each applicable Straddle Period Tax Return the amount of any Taxes of the Company relating to any Pre- Acquisition Closing Tax Period and, with respect to any Straddle Period, the Tax liabilities for which the Securityholders are responsible as determined herein.
13.4Purchaser and the Securityholders’ Representative shall cooperate fully with the Company in connection with the filing of such Tax Returns and in connection with any audit, litigation or other proceeding with respect to Taxes of the Company with respect to the Straddle Period.
13.5To the extent that the Party responsible pursuant to this Agreement for filing a Tax Return (the “Filing Party”) is required to remit any Taxes that another Party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within 10 Business Days after receipt of reasonably satisfactory evidence of the amount of such Taxes. To the extent that the Securityholders are the Paying Party, Purchaser shall be entitled, but shall not be required, to receive a distribution from the Indemnity Escrow Fund with respect to such Taxes in lieu of receiving payment from the Securityholders, all in accordance with the indemnity provisions set forth in Section 17 below.
13.6All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated in this Agreement that are attributable to any Securityholders (“Transfer Taxes”) shall be paid by such Securityholders when due, and such Securityholders will, at the expense of such Securityholders, prepare, or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Purchaser will and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
13.7Cooperation. Purchaser, the Company and the Securityholders’ Representative, on behalf of the Securityholders, shall cooperate, as and to the extent reasonably requested by the other Party, in connection with (i) the filing of any Tax Returns of or with respect to the Business, the Company, or the operations of the Company, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Business, the Company, or the operations of the Company (a “Tax Contest”). In the event any Taxing Authority informs the Purchaser or the Company, on the other hand, of any notice of any proposed audit, claim, assessment, or other dispute concerning an amount of Taxes with respect to which the other party may incur any liabilities hereunder, the Purchaser or the Company so informed shall promptly notify the Securityholders’ Representative of such matter. Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 17. Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Purchaser will represent the interests of the Company with respect to any Tax Contests involving the Company. Notwithstanding the above, if the Tax Contest relates to Taxes for which Securityholders may incur indemnity obligations under this Agreement, Purchaser will conduct the defense of such claim, and the Securityholders’ Representative will have the right to participate in such Tax Contest, but not control, at the Securityholders’ expense, provided that (i) the Purchaser provides a written notice to the Securityholders’ Representative, within ten (10) Business Days after becoming aware of the assertion of such Tax Contest, and (ii) the Purchaser shall thereafter keep the Securityholders’ Representative regularly appraised on any significant developments with respect to such Tax Contest. Purchaser and/or the Company shall be entitled to settle any claim for Taxes without the prior consent of the Securityholders’ Representative. No settlement, adjustment, or compromise of any Tax Contest without the prior consent of the Securityholders’ Representative will be determinative of the existence of a claim for indemnification under Section 17 (Indemnification) or conclusive evidence of the amount of Losses relating to such claim, and shall not, in itself and absent any (a) breach of any Tax representations hereunder in Section 8.13 (Taxes) or (b) other grounds for indemnification for Tax matters herein, be deemed a cause for indemnity by the Securityholders hereunder. However, in the event that the Securityholders’ Representative consents in writing to any settlement, adjustment, or compromise of any Tax Contest, neither the Securityholders’ Representative nor any Securityholders will have any power or authority to object to the amount of any claim by the Purchaser for indemnification under Section 17 (Indemnification) with respect to such settlement, adjustment, or compromise.
13.8Tax Sharing Agreements. Any Tax sharing, indemnification or allocation Contract, arrangement, practice or policy to which the Company is a party or by which it is bound (other than any commercial Contract with customary terms entered into in the Ordinary Course of Business of the Company and the principal purpose of which is unrelated to Taxes) shall be terminated as of the Acquisition Closing Date, and the Company shall not have any liability or obligation pursuant thereto.
13.9Refunds. The Securityholders (in accordance with their Pro Rata Portions) shall be entitled to any Tax Refund or Tax reduction, including interest (but net of any Taxes thereon) paid therewith, in respect of Taxes paid prior to the Acquisition Closing by the Company with respect to any taxable year or period (or portion thereof) that ends on or before the Acquisition Closing Date to the extent any such Tax Refund or Tax reduction is actually so received by or applied to reduce the Taxes of Purchaser, the Company, or any of their Affiliates after the Acquisition Closing unless the Tax Refund or Tax reduction has been accounted for in calculating the Final Purchase Price. Purchaser shall forward or pay such Tax Refund or Tax reduction actually received or applied, to the Paying Agent for the benefit of the Securityholders (in accordance with their Pro Rata Portions), net of any direct out-of-pocket costs actually incurred for the receipt of such Tax Refund or Tax reduction, within 30 Business Days after receipt or entitlement thereto. For the avoidance of doubt, Purchaser and its Affiliates shall only be required to use commercially reasonable efforts to cooperate and to take the required actions, including filing amended Tax Returns in order to obtain any of the foregoing amounts, but Purchaser and its Affiliates shall have no such obligation if such actions may give rise to adverse Tax consequences or unreasonable expense.
13.10Survival; Conflicts. The obligations set forth in this Section 13 (and any claim for breach thereof) shall terminate at the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). To the extent of any conflict between this Section 13 and any other provision of this Agreement, this Section 13 shall govern with respect to Tax matters.

14.Officers And Directors
From the Acquisition Closing until the seventh anniversary of the Acquisition Closing occurs, all rights to indemnification by the Company existing in favor of those Persons who are or were directors and officers of the Company prior to or as of the Effective Date (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Acquisition Closing, as provided in the Articles of Association and as provided in any indemnification contracts effective prior to the Acquisition Closing between the Company and any D&O Indemnified Persons shall survive the Acquisition and shall be observed by the Company in accordance with the terms thereof and under applicable Law. From and after the Acquisition Closing Date, Purchaser shall cause the Company (and its respective successors) to maintain such provisions in its Articles of Association (as amended from time to time) concerning the indemnification and exoneration of the Company’s former and current officers and directors that are no less favorable to those persons than the provisions of the Articles of Association, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such officer or director, except as required by applicable Laws. The provisions of this section shall survive the consummation of the Acquisition. Notwithstanding the foregoing, nothing in this section shall limit the rights of the Purchaser Indemnified Persons pursuant to Section 17 (Indemnification) and the Company shall not be obligated to provide indemnification or advancement of expenses to any D&O Indemnified Persons with respect to any action, suit, claim or proceeding of any nature arising from the actions or omissions of such D&O Indemnified Person that also give rise to Losses for which any Purchaser Indemnified Persons are entitled to indemnification pursuant to Section 17 (Indemnification). The Company shall obtain “tail” director and officer insurance and “tail” errors and omissions liability insurance prior to the Acquisition Closing (the “D&O Tail Policy”), which by its terms shall survive the Acquisition Closing and shall provide runoff coverage for not less than 7 years following the Acquisition Closing Date, having limits, terms and conditions no less favorable in all material respects than the terms of the D&O liability insurance policies currently maintained by the Company. The D&O Tail Policy shall be considered a Transaction Expense. Purchaser shall cause the Company (and its successors) following the Acquisition Closing not to terminate such insurance policies. The provisions of this Section 14 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Person.

15.Securityholder Release and Non Solicitation
15.1Effective as of the Acquisition Closing, and subject to the consummation thereof, each Securityholder, severally and not jointly, on behalf of himself/herself/itself and his/her/its heirs, executors, estates, Affiliates, and each of their respective heirs, executors, estates, successors and assigns (each, a “Releasing Person”), hereby absolutely, unconditionally, and irrevocably releases, acquits and forever discharges and covenants not to sue, to the fullest extent permitted by applicable Law, the Company, Purchaser and each of their respective current and past managers, officers, directors, shareholders, equity holders, partners, Affiliates and representatives (including their respective heirs, executors, estates, successors and assigns) (each, a “Purchaser Released Person”) of, from and against any and all liabilities, obligations, actions, causes of action, claims, expenses, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Person has at any time prior to the Acquisition Closing Date, on the Acquisition Closing Date, or thereafter whether or not pending on or asserted after the Acquisition Closing, against Purchaser Released Persons for or by reason of (A) the details and calculations in the Consideration Schedule (B) any matter, cause, actions or inactions in each case solely to the extent occurring on or prior to the Acquisition Closing Date and related to the Company, including matters arising in connection with such Securityholder’s ownership prior to the Acquisition Closing Date of any Company Securities or such Securityholder’s contractual or other arrangements with the Company prior to the Acquisition Closing Date (the “Released Holder Claims”); provided, however, nothing contained in this Section 15 shall affect or be deemed to be construed as a waiver or release of any claims or rights (a) any employment right, payment or benefit, including salary, allocations under any retirement plan, bonuses, accrued vacation, severance payments, unreimbursed expenses, any other employee compensation and/or benefits; and/or (b) any rights or benefits available to any Releasing Person pursuant to this Agreement or any Related Agreements to which it is a party (including, without limitation, the right of each Securityholder to receive their respective Pro Rata Portion of the Closing Purchase Price (including the Adjustment Escrow Amount and the Indemnity Escrow Fund), as reflected in the Consideration Schedule and any other payment hereunder, each when it becomes due and payable pursuant to the terms of this Agreement), and/or (c) any rights that the Releasing Person may have to indemnification as a director or officer (i) under the D&O Tail Policy or under any other directors’ and officers’ liability insurance policy or under the Articles of Association or (ii) pursuant to any written indemnification agreement with such Releasing Person that is disclosed in the Company Disclosure Schedule, so long as such claim for indemnification does not otherwise arise from the actions or omissions of such Releasing Person giving rise to Losses for which Purchaser Indemnified Persons are entitled to indemnification pursuant to Section 17 (Indemnification) (any such claim giving rise to indemnification for the Releasing Person under such written indemnification agreement and for Purchaser Indemnified Persons an “Overlapping Claim”) (provided, however, that with respect to an Overlapping Claim, the Releasing Person is not releasing the Company of its obligation to indemnify a D&O Indemnified Person pursuant to such written indemnification agreement with the Company solely to the extent such indemnification by the Company is necessary for such Releasing Person to be eligible for coverage under the D&O Tail Policy), and/or (d) any rights available to such Releasing Person under any other agreement entered into by such Releasing Person with Purchaser Released Person which are not related to the Company or its Affiliates, this Agreement or the transactions contemplated hereunder, and/or (e) any rights any Releasing Person may have in its/his/her capacity as an equity holder of the Purchaser (other than by virtue of the Share Consideration and this Agreement), under applicable Law or an agreement such Releasing Person has with the Purchaser, setting forth any rights of equity holders of the Purchaser.
15.2Each Securityholder (x) understands that the release contained in this section is binding on such Securityholder and its heirs, executors, estates, devisees, controlled Affiliates, and each of their respective heirs, executors, estates, successors and assigns, in accordance with its terms, effective as of the Acquisition Closing, and subject to the consummation thereof, (y) represents and warrants that (i) it has had the opportunity to consult with counsel of its choice, (ii) it is fully informed of the nature and contents of this release and (iii) it has entered into this release freely and without any threat or coercion whatsoever and (z) further agrees and covenants not to participate in any action or proceeding against the Company or any Purchaser Released Person based upon any of the Released Holder Claims.
15.3As of the Effective Date and for 4 years thereafter, each Securityholder listed on Schedule 15.2 hereto, undertakes (on a several and not joint basis) not to, directly or indirectly, either alone or jointly with any other person or in any capacity whatsoever:
15.3.1Solicit, induce or persuade (or attempt to do the same) any senior employee, director, executive, or consultant of the Company or its subsidiaries to leave the employ of, and/or terminate its engagement with, the Company or any of its subsidiaries;
15.3.2solicit for employment, hire or engage as an independent contractor, any employee or independent contractor of the Company or of any of its subsidiaries; or

15.3.3solicit, induce or persuade (or attempt to do the same) any supplier, customer, affiliate and/or partner of the Company or its subsidiaries to terminate, alter or otherwise reduce the scope of its business relationship with the Company or its subsidiaries;
The Securityholders acknowledge and agree that the restrictions contained in this section are no greater than is reasonably necessary for the protection of the interests of the Purchaser, the Company and its subsidiaries.

16.Joinder
16.1From and after the Effective Date, the Company shall make best commercial efforts to procure and cause all Shareholders (other than holders of Option Shares) who have not executed this Agreement on the date hereof, to (a) sign a joinder in the form attached hereto as Schedule 16.1 (a “Joinder” and a “Joining Shareholder” respectively) (and the Company shall promptly furnish a copy thereof to the Purchaser) and (b) deposit their Share Transfer Instruments with the Company, in order to obtain the accession hereto of one hundred percent (100%) of the Securityholders. Thereafter, such Joining Shareholder shall be deemed an Executing Shareholder hereunder for all intents and purposes and Schedule I shall automatically be updated to include such holder as a Securityholder. The Company shall communicate promptly to the Purchaser any material update to the Company’s efforts to obtain such agreements.
16.2Prior to the Acquisition Closing, the Company shall make best commercial efforts to procure and cause all holders of Company Options, issued before or after the date of this Agreement, to sign the Optionholder Joinder (and the Company shall promptly furnish a copy thereof to the Purchaser) and deposit their Share Transfer Instruments with the Company. Thereafter, such holder shall be deemed a Securityholder hereunder for all intents and purposes and Schedule I shall automatically be updated to include such holder as a Securityholder.
16.3From the date of this Agreement through the earlier of the Acquisition Closing or the termination of this Agreement, (a) the Securityholders will not sell, convey, transfer, gift or otherwise dispose of any Shares or other Company Securities held by them, unless (i) such proposed transferee agrees to the terms and provisions of, and to be bound by, this Agreement by executing the Joinder and depositing its Share Transfer Instruments with the Company, and (ii) the Company gives notice to Purchaser of each such transfer and (b) the Company will not issue any Shares or other Company Securities other than (i) issuance of Shares upon the exercise of Company Options by employees or consultants of the Company (“Option Shares”), (ii) the grant of any Company Options, pursuant to the 2019 Amended Plan, or (iii) issuance of Shares upon the exercise or conversion of Convertible Securities, other than Option Shares, unless the recipient executes the Joinder and deposits its Share Transfer Instruments with the Company.
16.4The Company shall make best commercial efforts to procure that the holders of Option Shares sell their Option Shares to Purchaser at Acquisition Closing.

16A. Certain Covenant
16A.1 From the date of this Agreement through the earlier of the Acquisition Closing or the termination of this Agreement, the Purchaser shall take all corporate actions and shall make all necessary filings with any Governmental Authority, as may be required in order to enable it to satisfy its obligation hereunder in relation to the delivery of the Share Consideration at the Acquisition Closing.

16A.2 From the date of this Agreement through the earlier of the Effectiveness Deadline or the termination of this Agreement, the Purchaser shall take all corporate actions and shall make all necessary filings with any Governmental Authority, as may be required, in order to enable it to satisfy its obligation hereunder to facilitate resales of the Registrable Purchaser Shares.
16A.3 The Purchaser, the Company and, to the extent required the Securityholders, shall cooperate in good faith, and shall take all required actions, promptly after the date of this Agreement, together with, among others, Deutsche Bank, in order to reach an agreed upon mechanism by which (i) the Class A Shares shall be issued to the Paying Agent for further delivery to the Securityholders at the Acquisition Closing and (ii) such Class A Shares may be converted into freely tradable ADSs of the Purchaser in accordance with the terms of this Agreement. The Purchaser, the Company and, to the extent required the Securityholders, shall further cooperate in good faith, and shall take all required actions, promptly after the date of this Agreement, together with, among others, Deutsche Bank, to finalize and execute any agreements, documents and instruments, required or necessary to give effect to foregoing covenants in this paragraph, such that all of said agreements, documents and instruments shall either be executed prior to the Acquisition Closing, or, if any such agreements, documents and instruments cannot by their nature be executed prior to the Acquisition Closing, be in agreed form and ready for execution prior to the Acquisition Closing.

17.Indemnification
Survival.
17.1Each representation and warranty herein shall survive and remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, or the content of any Updated Disclosure Schedule, by or on behalf of the Purchaser prior to the Effective Date or the Acquisition Closing or thereafter, for the following periods:
17.1.1The representations and warranties contained (A) in Sections 7.1 (Authority; Non-Contravention; Approvals), 7.2 (Title to Company Securities), 7.4 (Interest in Intellectual Property) and 7.5 (Brokers’ and Finders’ Fees) 7.8 (Taxes) 7.9 (Claims against the Company) (“Securityholders Fundamental Representations”) and (B) in Sections 8.1 (Organization of the Company), 8.2 (Corporate Power) 8.3 (Authorization) 8.7 (Capitalization), 8.23 (Brokers), 8.21 (Intellectual Property Rights) (the “IP Representations”) and 8.13 (Taxes) of this Agreement (“Company Fundamental Representations” and together with the Securityholders Fundamental Representations the “Fundamental Representations”) shall survive and remain in full force and effect until (i) with respect to all Fundamental Representations other than the IP Representations - (A) if the Acquisition Closing occurs, the expiration of statutory limitations for any claims relating to such matters or (B) if the Acquisition Closing does not occur, on the termination of this Agreement, and (ii) with respect to the IP Representations - (A) if the Acquisition Closing occurs, the expiration of 36 months from the Closing or (B) if the Acquisition Closing does not occur, on the termination of this Agreement.
17.1.2The representations and warranties of the Securityholders in this Agreement and/or any Related Agreement that are not Securityholders Fundamental Representations (the “Securityholders Non Fundamental Representations”) and the representations and warranties of the Company in this Agreement and/or any Related Agreement, that are not Fundamental Representations (the “Company Non Fundamental Representations” and together with the Securityholders Non Fundamental

Representations “Non Fundamental Representations”) shall survive until (A) if the Acquisition Closing occurs, on the Release Date, or (B) if the Acquisition Closing does not occur, on the termination of this Agreement (whichever occurs later in clause (A) or (B), the “Expiration Date”).
17.1.3The representations and warranties of Purchaser contained in this Agreement shall survive until the (A) if the Acquisition Closing occurs, the Release Date, or (B) if the Acquisition Closing does not occur, on the termination of this Agreement.
17.1.4All covenants and agreements contained in this Agreement, including under Section 20.3, shall survive and shall continue to remain in full force and effect after the date of this Agreement, unless they terminate earlier in accordance with their express terms.
17.1.5the indemnification rights of the Purchaser Indemnified Persons with respect to claims arising out of, resulting from or related to the matters described in Sections 17.5.3 shall survive and remain in full force and effect until (A) if the Acquisition Closing occurs, expiration of statutory limitations for any claims relating to such matters or (B) if the Acquisition Closing does not occur, on the termination of this Agreement.
17.2The date until which any representation or warranty, covenant, indemnification right, as applicable, survives shall be referred to as the “Survival Date” for such representation or warranty.
17.3Notwithstanding anything in this section to the contrary, if, at any time by the applicable Survival Date, (i) an Officer’s Certificate or a Claim Certificate is delivered alleging Losses and a claim for recovery and (ii) a claim with respect to the matters set forth in such Officer’s Certificate or a Claim Certificate has been submitted to the Israeli court, in accordance with Section 20.10 below, by no later than 120 days after an Officer’s Certificate with respect of such claim has been delivered, then the Survival Date shall extend automatically with respect to the specific claim asserted in such notice, and such claim shall survive the applicable Survival Date, in each case until such claim is fully and finally resolved. Notwithstanding the foregoing, in the event that the expiry of the 120 day period mentioned above, falls after the Survival Date, then the Survival Date shall be extended until (a) if the Purchaser Indemnified Persons has not submitted a claim with a competent court in connection with the matters set forth in such Officer’s Certificate - the expiry of such 120 day period or (b) in the event that within such 120 day period, the Purchaser Indemnified Persons has submitted a claim with a competent court in connection with the matters set forth in such Officer’s Certificate – until such claim is fully and finally resolved. Claims relating to Fraud shall survive in accordance with the applicable statute of limitations, if any.
17.4It is the intention of the Parties that the time periods herein supersede any statute of limitations applicable to the representations and warranties. The provisions of this section shall be deemed to constitute a separate written legally binding agreement among the Parties in accordance with the provisions of Section 19 of the Israeli Limitation Law (5718-1958).
Indemnification
17.5From and after the Acquisition Closing Date, each of the Securityholders (each a “Securityholder Indemnifying Person” and collectively the “Securityholder Indemnifying Persons”) shall (subject to the limitations set forth in this Agreement), severally and not jointly (save to the extent that recovery is made against the Indemnification Escrow Amount, in which case such liability shall be jointly and several among the Securityholders) each in accordance with such Securityholder Indemnifying Person’s Pro Rata Portion thereof, indemnify and hold harmless Purchaser and its officers, directors, shareholders, employees, agents and Affiliates, including, after the Acquisition Closing Date, the Company (the “Purchaser Indemnified Persons”), against all losses, liabilities, damages, Taxes, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines, penalties, or diminution in value of the Shares, excluding Consequential Damages (each a “Loss” and collectively “Losses”) paid, incurred or sustained by any of the Purchaser Indemnified Persons, directly or indirectly, arising out of or resulting from:
17.5.1any breach or inaccuracy of any Company Fundamental Representations;
17.5.2any breach or inaccuracy of Company Non Fundamental Representations;
17.5.3any breach by the Company, on or before the Acquisition Closing Date, or any failure by the Company, before the Acquisition Closing Date, to perform, fulfill or comply with, any covenant or obligation applicable to the Company contained in this Agreement or any Related Agreement;
17.5.4any inaccuracy in the Consideration Schedule, save to the extent it is remedied by a Post-Closing Adjustment;
17.5.5any claim of breach of fiduciary or other duties of any employee or Securityholder (in each case, in such employee’s or Securityholder’s capacity as such), committed on or prior to the Acquisition Closing Date, in connection with the transactions contemplated in this Agreement or any Related Agreement;
17.5.6any claims made by a Securityholder or a former securityholder of the Company in such Securityholder’s or former securityholder’s capacity as a current or former securityholder of the Company, or by any other Person, seeking to assert, or based upon: (A) ownership or rights to ownership of any Shares or securities of the Company; (B) any rights arising on or prior to the Acquisition Closing Date (other than a Securityholder’s right to receive any portion of the Final Purchase Price or any other right pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Articles of Association of the Company (as amended from time to time), including a claim that any distribution of proceeds pursuant to this Agreement, whether by Purchaser, the Paying Agent, the Securityholders’ Representative or otherwise, violates the terms of the Articles of Association of the Company (as amended from time to time); (D) any claim that such Person’s Shares were wrongfully redeemed or repurchased by the Company on or prior to the Acquisition Closing Date; (E) any breach of any contract between the Company and such Securityholder or former securityholder, in each case in his, her or its capacity as such, on or prior to the Acquisition Closing Date; (F) any claim with respect to the conversion, amendment, variation or cancellation of its Convertible Securities and the shares underlying such Convertible Securities held on or prior to the Acquisition Closing Date; and (G) the purchase or sale of Shares by one or more Persons (other than Purchaser) on or prior to the Acquisition Closing Date;
17.5.7the Sivota Claim to the extent not previously compensated for under the SPA or in the calculation of the Purchase Price under section 2.2, and if so compensated, than indemnity shall be due to any Purchaser Indemnified Person only for any portion of the applicable Loss, exceeding such previous compensation;

17.5.8Fraud committed on or prior to the Acquisition Closing Date by the Company, or its officers, directors, employees or shareholders in connection with the Company or this Agreement; and
17.5.9Any Company Tax.
17.6From and after the Acquisition Closing Date, each Securityholder Indemnifying Person shall (subject to the limitations set forth in this Agreement), severally and not jointly, (save to the extent that recovery is made against the Indemnification Escrow Amount, in which case such liability shall be jointly and several among the Securityholders), indemnify and hold harmless the Purchaser Indemnified Persons, against all Losses, paid, incurred or sustained by any of the Purchaser Indemnified Persons, directly or indirectly, arising out of or resulting from:
17.6.1any Securityholder Taxes of such Securityholder Indemnifying Person;
17.6.2any breach or inaccuracy of any Securityholder Fundamental Representations of such Securityholder Indemnifying Person;
17.6.3any breach or inaccuracy of any Securityholders Non Fundamental Representations of such Securityholder Indemnifying Person;
17.6.4Fraud committed on or prior to the Acquisition Closing Date by such Securityholder Indemnifying Person;
17.6.5any breach by or any failure by such Securityholder Indemnifying Person to perform, fulfill or comply with, any covenant or obligation applicable to such Securityholder Indemnifying Person contained in this Agreement or any Related Agreement.
17.7From and after the Acquisition Closing Date, Purchaser shall (subject to the limitations set forth in this Agreement) indemnify and hold harmless the Securityholders and their respective officers, directors, employees, agents and Affiliates (excluding, after the Acquisition Closing, the Company) (the “Securityholder Indemnified Persons”), against all Losses paid, incurred or sustained by any of the Securityholder Indemnified Persons, directly or indirectly, arising out of, resulting from or related to:
17.7.1any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement;
17.7.2any breach by Purchaser of, or any failure by Purchaser to perform, fulfill or comply with, any covenant or obligation applicable to Purchaser contained in this Agreement or any Related Agreement; or
17.7.3Fraud committed on or prior to the Acquisition Closing Date by Purchaser or its officers, directors, employees or shareholders (excluding on or prior to the Acquisition Closing Date, the Company) in connection with this Agreement or the transactions contemplated hereby.
17.8Threshold Amount. A Purchaser Indemnified Person may not recover any Losses for any breach or inaccuracy of Non Fundamental Representations unless the Losses are in excess of US$ 300,000 in the aggregate (the “Threshold Amount”), in which case the Purchaser Indemnified Persons shall be entitled to recover all Losses so identified in the Threshold Amount from the first dollar of such Losses. A Purchaser Indemnified Person shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses paid, incurred or sustained arising out of or resulting from or related to any other cause for indemnification under Section 17.5 or 17.6. In determining the amount of Losses, (but not in determining whether or not a breach actually occurred), all qualifications set forth in the representations, warranties and covenants referring to “material,” “in all material respects,” or “Material Adverse Effect” shall be disregarded.
17.9Claims for Indemnification.
17.9.1In order to seek indemnification hereunder (including with regard to a Third Party Claim and/or the Sivota Claim), Purchaser shall deliver an Officer’s Certificate to the Securityholders’ Representative and, if such claim involves a claim against the Indemnity Escrow Fund, the Escrow Agent, and such Officer’s Certificate must be delivered by the applicable Survival Date; Purchaser shall deliver an Officer’s Certificate promptly upon Purchaser concluding it intends to assert a claim for indemnification provided, however, the failure to promptly deliver an Officer’s Certificate shall not affect the Purchaser Indemnified Persons’ right to recover Losses, except to the extent the Securityholder Indemnifying Persons are prejudiced by such failure.
“Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser: (x) stating that a Purchaser Indemnified Person has paid, sustained or incurred or reasonably anticipates that it will have to pay, sustain or incur Losses, (y) specifying the amount and date the Losses were paid, sustained or incurred, or if the amount of a Loss is based on an estimation and/or is not determinable as of the date of delivery of an Officer’s Certificate, Purchaser shall state so and specify the amount of Loss that Purchaser in good faith estimates that a Purchaser Indemnified Person could reasonably be expected to pay, incur or sustain, and (z) describing, in reasonable detail, the claim and basis for indemnity, but in each such case only to the extent such information is reasonably available to Purchaser as of the date of such Officer’s Certificate.
17.9.2In order to seek indemnification hereunder the Securityholders’ Representative shall deliver a Claim Certificate to Purchaser by the applicable Survival Date. The Securityholders’ Representative shall deliver a Claim Certificate promptly upon the Securityholders’ Representative (on behalf of the Securityholder Indemnified Persons) concluding it intends to assert a claim for indemnification; provided, however, the failure to promptly deliver a Claim Certificate shall not affect the Securityholder Indemnified Persons’ right to recover Losses, except to the extent the Purchaser is prejudiced by such failure.
17.9.3“Claim Certificate” shall mean a certificate signed by the Securityholders’ Representative : (x) stating that a Securityholder Indemnified Person has paid, sustained or incurred or reasonably anticipates that it will have to pay, sustain or incur Losses, (y) specifying the amount and date the Losses were, paid, sustained or incurred, or if the amount of a Loss is based on an estimation and/or is not determinable as of the date of delivery of a Claim Certificate, Securityholders’ Representative shall state so and specify the amount of Loss that Securityholders’ Representative in good faith estimates that a Securityholder Indemnified Person could reasonably be expected to pay, incur or sustain, and (z) describing, in reasonable detail, the claim and basis for indemnity, but in each case only to the extent such information is reasonably available to the Securityholders’ Representative as of the date of such Claim Certificate.
17.9.4If a Purchaser Indemnified Person is entitled to recover a Loss for Company Non Fundamental Representations, then, subject to the limitations set forth herein, the Purchaser Indemnified Person may recover such Loss first from the Indemnity

Escrow Fund, and then, if there was previously a release from the Indemnity Escrow Fund of a Negative Adjustment Amount Recovery, and the Indemnity Escrow Fund is insufficient to cover such Loss, then from each Securityholder, severally and not jointly, in accordance with its/his/her Pro Rata Portion of the remainder of such Loss which has not been satisfied by recovery from the Indemnity Escrow Fund (the “Remainder of the Loss”), provided that in such event the maximum and aggregate liability for such Remainder of the Loss of any Securityholder, shall not exceed its/his/her Pro Rata Portion of the Negative Adjustment Amount Recovery, and such shall be the sole and exclusive remedy of the Purchaser in connection with such Loss.
17.9.5If a Purchaser Indemnified Person is entitled to recover a Loss for Securityholders Non Fundamental Representations, then, subject to the limitations set forth herein, the Purchaser Indemnified Person may recover such Loss from the Indemnity Escrow Fund and/or (without duplication on recovery for the Loss; meaning that if the Purchaser has chosen to first recover such Loss from the Indemnity Escrow Fund, and the Indemnity Escrow Fund is insufficient to fully cover such Loss, then the Purchaser may recover directly from the applicable Securityholder only the excess of such Loss which has not been so covered by the Indemnity Escrow Fund) directly from the specific Securityholder who has provided such Securityholders Non Fundamental Representations (and only from such Securityholder) which Securityholder shall be directly liable for the amount of such Loss, and shall make payment directly to Purchaser by wire transfer of immediately available cash funds to an account designated by Purchaser, subject in all cases to the maximum liability thresholds set forth in Section 17.12.2 below.
17.9.6If a Purchaser Indemnified Person is entitled to recover a Loss for any grounds for indemnity under Section 17.5 other than Company Non Fundamental Representations (but except for indemnification for Fraud), then subject to the limitations set forth herein, the Purchaser Indemnified Person shall be entitled to recover such Loss from the Indemnity Escrow Fund and/or (without duplication on recovery for the Loss; meaning that if the Purchaser has chosen to first recover such Loss from the Indemnity Escrow Fund, and the Indemnity Escrow Fund is insufficient to fully cover such Loss, then the Purchaser may recover directly from the applicable Securityholder only the excess of such Loss which has not been so covered by the Indemnity Escrow Fund) directly from the Securityholders, in which case each Securityholder shall be, severally and not jointly, in accordance with their Pro Rata Portion thereof, directly liable for the amount of such Loss or for any remaining excess of such Loss if Purchaser Indemnified Person has chosen to first recover such Loss from the Indemnity Escrow Fund, subject in all cases to the maximum liability thresholds set forth in Sections 17.12.3-17.12.4 below.
17.9.7If a Purchaser Indemnified Person is entitled to recover a Loss from a specific Securityholder for any grounds for indemnity under Section 17.6 other than Securityholders Non Fundamental Representations (but except for indemnification for Fraud), then subject to the limitations set forth herein, the Purchaser Indemnified Person shall recover such Loss from the Indemnity Escrow Fund and/or (without duplication on recovery for the Loss; meaning that if the Purchaser has chosen to first recover such Loss from the Indemnity Escrow Fund, and the Indemnity Escrow Fund is insufficient to fully cover such Loss, then the Purchaser may recover directly from the applicable Securityholder only the excess of such Loss which has not been so covered by the Indemnity Escrow Fund) directly from such specific Securityholder, subject in all cases to the maximum liability thresholds set forth in Section 17.12.4 below.
17.9.8If a Purchaser Indemnified Person is entitled to recover a Loss for Fraud, the Purchaser Indemnified Person may recover Losses, severally and not jointly, only directly from such Securityholders that are the subject of such claim as the Person or Persons that committed such Fraud and/or from such Securityholders Pro Rata Portion of the Indemnity Escrow Fund (without duplication on recovery for the Loss; meaning that if the Purchaser has chosen to first recover such Loss from the applicable Securityholders’ Pro Rata Portion of the Indemnity Escrow Fund, and such Securityholders’ Pro Rata Portion of the Indemnity Escrow Fund is insufficient to fully cover such Loss, then the Purchaser may recover directly from the applicable Securityholder(s) only the excess of such Loss which has not been so covered by the Indemnity Escrow Fund). It is clarified that nothing in this Agreement shall limit the liability of Securityholders that committed Fraud.
17.9.9Objections to Claims for Indemnification. The payment of any amount under this Section 17 shall be delayed pending final resolution if (i) the Securityholders’ Representative shall object to the claim made in the Officer’s Certificate by way of a written statement labeled “Objection Notice” (an “Objection Notice”), delivered to Purchaser within 30 Business Days of delivery of the Officer’s Certificate, or (ii) the Purchaser shall object to the claim made in the Claim Certificate in an Objection Notice, and such Objection Notice shall have been delivered to the Securityholders’ Representative within 30 Business Days of delivery of the Claim Certificate – as applicable. If the Securityholders’ Representative or Purchaser as applicable, (each as applicable the “Responding Party”) does not object in writing within such 30- Business Day period, such failure to so object shall be an irrevocable acknowledgment by the Responding Party that the Purchaser Indemnified Person or Securityholder Indemnified Person, as applicable, is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate or Claim Certificate, recoverable in accordance with the provisions of this Section 17.
17.9.10Resolution of Conflicts. In case the Responding Party delivers an Objection Notice, the Securityholders’ Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective Persons with respect to each of such claims. If the Securityholders’ Representative and Purchaser should so agree, a document setting forth such agreement shall be prepared and signed by both the Securityholders’ Representative and Purchaser (the “Resolution Statement”). To the extent such claim is recoverable from the Indemnity Escrow Fund pursuant to the terms hereof, the Securityholders’ Representative and Purchaser shall furnish a copy of such Resolution Statement to the Escrow Agent in accordance with the Escrow Agreement, together with a joint written instruction, instructing the Escrow Agent to release the applicable amount to the relevant party/parties, in accordance with the Resolution Statement.
If no such agreement can be reached within 20 Business Days following delivery of an Objection Notice by the Responding Party, either Purchaser, on the one hand, or the Securityholders’ Representative, on the other hand, may pursue any and all legal remedies available to them under applicable Law in accordance with Section 20.10. Once a final order of any such dispute is obtained (a “Final Order”), payment in respect of such Losses shall thereafter be made in accordance with such Final Order and the Escrow Agreement.

17.9.11Third-Party Claims. If Purchaser becomes aware of a third party claim, other than the Sivota Claim (a “Third Party Claim”) that Purchaser reasonably believes may result in a demand for indemnification pursuant to this Section 17 Purchaser shall notify the Escrow Agent (if the Third Party Claim may result in a claim against the Indemnity Escrow Fund) and the Securityholders’ Representative in writing of such claim, describing the basis for such Third Party Claim and a brief summary of such Third Party Claim and the amount of the claimed Losses, to the extent known by the Purchaser. Purchaser shall have the right in its sole discretion to conduct the defense of, and settle (in accordance with the provisions of this Section 17.9.11), any such claim. If the Third Party Claim may result in a claim for indemnification, the Securityholders’ Representative, on behalf of the Securityholders, shall be entitled, at the Securityholders’ expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Securityholders agree and consent, as a condition of such entitlement of participation, that Purchaser’s legal counsel in the Third Party Claim shall not be precluded from representing Purchaser or the Company as against the Securityholders in the event that the Securityholders dispute the fact or amount of Purchaser’s claim of a Loss related to such matter. Purchaser shall (i) provide the Securityholders’ Representative updates reasonably requested by the Securityholders’ Representative regarding such Third Party Claim, and (ii) reasonably and in good faith consider any comments of the Securityholders’ Representative in connection with such Third Party Claim. No settlement or compromise of any kind shall be made by the Purchaser or by any Purchaser Indemnified Person with respect to any Third Party Claim that includes any admission of fault or culpability or liability of a Securityholder, or that does not include an irrevocable waiver of claims by the third party with respect to the Third Party Claim, absent the prior written consent of the Securityholders’ Representative. In the event, that the Securityholders’ Representative has consented in writing to any settlement and the terms and amounts thereof, the Securityholders shall have no power or authority to object to the amount of any Third Party Claim payable by Purchaser pursuant to such settlement. Notwithstanding the foregoing, in the event the Purchaser does not elect to proceed with the control of the defense of a Third Party Claim, it shall provide notice to the Securityholders’ Representative as soon as practicable and in any event no later than fourteen (14) Business Days of its receipt of the Third Party Claim, (and if the Purchaser has not so provided such notice it shall be deemed to have elected to control the defense of such Third Party Claim) the Securityholders’ Representative shall be entitled to assume control over such Third Party Claim, with counsel reasonably satisfactory to Purchaser, and the above provisions shall apply, mutatis mutandis; provided, however, that the Securityholders’ Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Purchaser (which consent may not be unreasonably withheld or delayed). In addition, with respect to the Sivota Claim, the Securityholders’ Representative shall be entitled to assume control over the Sivota Claim, with counsel reasonably satisfactory to Purchaser, and the above provisions shall apply, mutatis mutandis; provided, however, that the Securityholders’ Representative may not settle, adjust or compromise the Sivota Claim without the prior written consent of Purchaser (which consent may not be unreasonably withheld or delayed). The Parties shall in any event co-operate with each other in dealing with any Third Party Claims.
17.10Payment of Indemnity.

17.10.1Any indemnification made pursuant to this Section 17 out of the Indemnity Escrow Fund shall be made by each Securityholder in cash and in Purchaser Shares (by surrendering and transferring such Purchaser Shares to the Purchaser for no consideration by way of executing a suitable share transfer deed in the form reasonably acceptable to the Purchaser), in the same proportion as the proportion between the Cash Consideration and the Share Consideration within the Purchase Price for such Securityholder, and for the purposes of determining the amount of Purchaser Shares required to be surrendered and transferred in each specific case, the amount of such Purchaser Shares shall be calculated using the Purchaser Share PPS (as adjusted in accordance with section 2.7).
For illustration purposes, if the amount to be indemnified out of the Indemnity Escrow Fund is US$100,000 and the Cash Consideration and Share Consideration are allocated 50%:50% and the Purchaser Share PPS is US$10 (following an adjustment in accordance with section 2.7), then indemnity shall be made US$50,000 in cash and the remaining US$50,000 by surrendering to the Purchaser, for no consideration, of 5,000 Purchaser Shares.
17.10.2Any indemnification made pursuant to this Section 17, except that which is recovered from the Indemnity Escrow Fund, shall be made by each Securityholder in cash and in Purchaser Shares (by surrendering and transferring such Purchaser Shares to the Purchaser for no consideration by way of executing a suitable share transfer deed in the form reasonably acceptable to the Purchaser), in the same proportion as the proportion between the Cash Consideration and the Share Consideration within the Purchase Price for such Securityholder, and for the purposes of determining the amount of Purchaser Shares required to be surrendered in each specific case, the amount of such Purchaser Shares shall be calculated using the Purchaser Share PPS (as adjusted in accordance with section 2.7).
For illustration purposes, if the amount to be indemnified by a Securityholder Indemnifying Person is US$100,000, and the Cash Consideration and Share Consideration are allocated 50%:50% and the Purchaser Share PPS is US$10 (following an adjustment in accordance with section 2.7), then indemnity by such Securityholder Indemnifying Person shall be made US$50,000 in cash and the remaining US$50,000 by surrendering to the Purchaser, for no consideration, of 5,000 Purchaser Shares.
Notwithstanding the foregoing, except in connection with recovery from the Indemnity Escrow Fund, each Securityholder Indemnifying Person, may elect, at its/his/her sole discretion, instead of surrendering any Purchaser Shares to cover indemnification obligations hereunder, to pay the corresponding amount in cash. If a Securityholder Indemnifying Person determined to pay an amount in cash rather than surrendering all or certain portion of the Purchaser Shares required to be surrendered to cover indemnification obligations hereunder, such Securityholder Indemnifying Person shall notify the Securityholders’ Representative or the Purchaser of such determination, in writing, within 3 days from receipt of a written notice requiring such Securityholder Indemnifying Person to provide indemnification hereunder, and absent such notice, the applicable Securityholder Indemnifying Person shall be deemed to have chosen to surrender and transfer the applicable number of the Purchaser

Shares required to be surrendered to cover indemnification obligations hereunder.
17.11Purchaser’s Liability Cap. Except for indemnification for Fraud, the maximum and aggregate amount of Losses a Securityholder Indemnified Persons may recover from the Purchaser hereunder, shall be the amount such Securityholder Indemnified Person is entitled to receive under the Closing Statement, as modified and determined to be final and binding in accordance with section 2.9.6, solely to the extent that such amount has not then been paid by the Purchaser. For the avoidance of doubt, the Purchaser shall have no liability hereunder, except for breach of its obligations herein during the Interim Period, in the event that it does not exercise the Purchaser Option or, after delivery of the Exercise Notice, the Acquisition Closing does not occur for any reason the main cause of which is not the actions or omissions of the Purchaser.
17.12Securityholders’ Liability Cap.
17.12.1Except for indemnification for Fraud, the maximum and aggregate amount of Losses a Purchaser Indemnified Person may recover hereunder for breach or inaccuracy of the Company Non Fundamental Representations, shall be limited to the Indemnity Escrow Fund plus, only if there was previously a release from the Indemnity Escrow Fund of a Negative Adjustment Amount Recovery, the Negative Adjustment Amount Recovery.
17.12.2Except for indemnification for Fraud, the maximum and aggregate amount of Losses a Purchaser Indemnified Person may recover from a Securityholder hereunder for breach or inaccuracy of a Securityholders Non Fundamental Representations of such Securityholder, shall be limited to 20% of such Securityholder’s Pro Rata Portion of the Final Purchase Price actually paid by the Purchaser to the Paying Agent and the Escrow Agent (including for the purpose of such calculation the Delayed Consideration), which, for the avoidance of doubt, is inclusive of such Securityholder’s Pro Rata Portion in the Indemnity Escrow Fund and not on top thereof. Notwithstanding the foregoing, with respect to any Founder, it is agreed that the amount such Founder is liable for pursuant to this Section 17.12.2, shall not exceed 20% of such Founder’s Pro Rata Portion of the Final Purchase Price actually paid by the Purchaser to the Paying Agent and the Escrow Agent, initially disregarding the Delayed Consideration, provided however that upon the actual release of any portion of the Delayed Consideration, the Purchaser shall be entitled to 20% of such released portion of the Delayed Consideration, on account of the applicable Founder’s indemnity obligations under this Section 1717.12.2.
17.12.3Except for indemnification for Fraud, the maximum and aggregate amount of losses a Purchaser Indemnified Person may recover from a Securityholder in respect of any breach or inaccuracy of the IP Representations, shall be limited in the aggregate, to 30% of such Securityholder’s Pro Rata Portion of the Final Purchase Price actually paid by the Purchaser to the Paying Agent and the Escrow Agent (including for the purpose of such calculation any Delayed Consideration of such Founder), which, for the avoidance of doubt, is inclusive of such Securityholder’s Pro Rata Portion in the Indemnity Escrow Fund and not on top thereof. Notwithstanding the foregoing, with respect to any Founder who is subject to the Holdback Agreements, it is agreed that the amount such Founder is liable for pursuant to this Section 17.12, shall not exceed 30% of such Founder’s Pro Rata Portion of the Final Purchase Price actually paid by the Purchaser to the Paying Agent and the Escrow Agent, initially disregarding the Delayed Consideration, provided however that upon the actual release of any portion of the Delayed Consideration, the Purchaser shall be entitled to 30% of such released portion of the Delayed Consideration, on account of the applicable Founder’s indemnity obligations under this Section 17.12.3.
17.12.4Subject to Section 17.12.1, 17.12.2 and 17.12.3 except for indemnification for Fraud, the maximum and aggregate amount of Losses a Purchaser Indemnified Person may recover from a Securityholder in respect of any indemnification obligations under this Agreement, for any grounds for indemnity under Section 17.5, other than Company Non Fundamental Representations and other than the IP Representations (which are capped as set forth in this Section 17.12 above), and/or for any grounds for indemnity under Section 17.6, other than Securityholders Non Fundamental Representations (which are capped as set forth in this Section 17.12 above), shall be limited in the aggregate, to such Securityholder’s Pro Rata Portion of the Final Purchase Price actually paid by the Purchaser to the Paying Agent and the Escrow Agent (including for the purpose of such calculation any Delayed Consideration of such Founder). Notwithstanding the foregoing, with respect to any Founder who is subject to the Holdback Agreements, it is agreed that the amount such Founder is liable for pursuant to this Section 17.12.4, shall not exceed such Founder’s Pro Rata Portion of the Final Purchase Price actually paid by the Purchaser to the Paying Agent and the Escrow Agent, initially disregarding the Delayed Consideration, and upon the actual release of any portion of the Delayed Consideration, the Purchaser shall be entitled to 100% of such released portion of the Delayed Consideration, on account of the applicable Founder’s indemnity obligations under this Section 17.12.4.
17.13In the event any claim for indemnification may be made under alternative subsections of this section 17, the limitations applicable to one subsection shall not preclude or limit indemnification pursuant to an alternative subsection, provided there is no duplicative indemnity.
17.14Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated for all purposes as adjustments to the Final Purchase Price, except as otherwise required by applicable Law.
17.15From the date of this Agreement and ending on the Acquisition Closing, the Parties agree that rights and remedies with respect to this Agreement will be (i) injunctive or other equitable relief under this Agreement, (ii) contractual damages arising under this Agreement (but without duplication with subsection (iv)), (iii) remedies for fraud, and (iv) such other rights and remedies as may exist at law or in equity (but without duplication with subsection (ii)). Further and notwithstanding anything to the contrary contained herein, prior to the delivery of the Exercise Notice: (a) in no event shall a Securityholder be liable for any breach of this Agreement by the Company or any other Securityholder; (b) absent Fraud, in no event shall the Company’s aggregate liability hereunder exceed, when aggregated with any indemnification sought from the Company by the Purchaser under the SPA, US$ 10 Million; and (c) absent Fraud by any Securityholder, the Company shall be liable for any acts or omissions of the Securityholders.
17.16Sole Remedy. From and following the Acquisition Closing, the Parties agree that, except for (a) the availability of injunctive or other equitable relief, (b) the provisions of Section 2.9 (Purchase Price Adjustment), (c) Fraud, and (d) claims for damages for breach of covenants against the Company or against the relevant Securityholder that committed the breach (and only against such Securityholder) - the rights to indemnification under this Section 17 shall be the sole and exclusive remedy that any Purchaser Indemnified Person or Securityholder

Indemnified Person will have in connection with the indemnifiable matters under this Agreement.
17.17For the avoidance of any doubt and notwithstanding anything to the contrary herein, no Securityholder Indemnifying Person shall be held liable nor shall be required to indemnify any Purchaser Indemnified Person for (i) any breach of or inaccuracy in any representation or warranty of any other Securityholder Indemnifying Person, whether contained in this Agreement or in any of the certificates furnished by any other Securityholder Indemnifying Person pursuant to this Agreement, save to the extent such Losses are recovered from the Indemnity Escrow Fund, (ii) any Fraud on the part of any other Securityholder Indemnifying Person, and/or (iii) any breach of or default by any other Securityholder Indemnifying Person, excluding the Company, to perform any covenant, obligation or agreement contained in this Agreement, save to the extent such Losses are recovered from the Indemnity Escrow Fund.
17.18The Purchaser Indemnified Persons shall not be entitled to recover any Losses arising pursuant to one provision of this Agreement to the extent that Purchaser Indemnified Persons have already recovered the same Losses pursuant to any other provision of this Agreement. Furthermore, the Purchaser Indemnified Persons shall not be entitled to recover any Losses arising pursuant to this Agreement to the extent that the Purchaser Indemnified Persons have already recovered the same Losses pursuant to any other agreement, document, certificate or otherwise, including the SPA.
17.19Costs and expenses (including attorneys’ fees, costs and other expenses incurred in investigating, preparing or defending any applicable claim or action) shall constitute Losses for which Purchaser Indemnified Persons are entitled to indemnification if and solely to the extent that such underlying claim or action gives rise to Losses for which such Purchaser Indemnified Persons are entitled to indemnification pursuant to Section 17.5 or 17.6 above.
17.20The amount of Losses that any Securityholder is liable for under this Section 17 shall be reduced by (i) any insurance proceeds actually received from an insurance carrier by any Purchaser Indemnified Persons with respect thereto (net of costs of enforcement, exclusions, deductibles and retro-premium adjustments actually incurred and reasonable future increased expenses and premiums, in each case, as a result of having made a claim upon insurance coverages) and (ii) indemnity or contribution amounts received from third parties (net of any applicable costs of recovery or collection thereof) in each case for the relevant indemnity claim (each of the foregoing (i) and (ii) a “Recovery”), provided, however, that no Purchaser Indemnified Persons shall have any obligation whatsoever to obtain coverage by, or seek recovery under, any insurance policy or other source of potential recovery.
17.21If a Purchaser Indemnified Person receives any Recovery for Losses for which such Purchaser Indemnified Person received an indemnity payment, provided such Recovery has been received within 12 months from the date such Purchaser Indemnified Person has received such indemnity payment, and which amounts were not previously deducted from the Losses payable to the Purchaser Indemnified Person with respect to the same indemnity claim, then such Purchaser Indemnified Person shall promptly reimburse the applicable Securityholders an amount equal to the amount of such Recovery (solely to the extent such Recovery is duplicative of the indemnity payment actually received hereunder), less all reasonable, documented, out-of-pocket costs and expenses incurred by such Purchaser Indemnified Person in connection with such Recovery, but in no event shall any such payment to the applicable Securityholder exceed the amount of such indemnity payment received therefrom by such Purchaser Indemnified Person for the relevant indemnity claim.

17.22Exculpation Amongst Securityholders. As among the Securityholders only, to the extent that (i) any Securityholder’s Pro Rata Portion of the Indemnity Escrow Fund was previously collected as a result of a breach of such Securityholder’s Securityholders Fundamental Representations and/or such Securityholder’s Securityholders Non-Fundamental Representations (the “Breaching Securityholder”), and (ii) as a result of such breach, a Purchaser Indemnified Person actually collects any amounts out of the Indemnity Escrow Fund out of any other Securityholder’s (the “Non-Breaching Securityholder(s)”) Pro Rata Portion of the Indemnity Escrow Fund (such excess amounts, the “Escrow Reimbursement Amount”), then the applicable Breaching Securityholder, shall be in breach towards the Non-Breaching Securityholders and shall be obligated to promptly indemnify the Non-Breaching Securityholders for their respective Pro Rata Portion of the Escrow Reimbursement Amount, and each of such Non-Breaching Securityholders, severally, shall have a claim against such Breaching Securityholder in an amount equal to such Non-Breaching Securityholder’s applicable Pro Rata Portion of the Escrow Reimbursement Amount (any such claim, an “Internal Indemnifying Party Claim”). Notwithstanding anything to the contrary above, if, as a result of such Internal Indemnifying Party Claim, any Purchaser Indemnified Person actually incurs any Losses, then such Securityholders who have brought or initiated said Internal Indemnifying Party Claim, hereby undertake and agree, jointly and severally, to indemnify the applicable Purchaser Indemnified Persons for any such Losses. Notwithstanding anything to the contrary, it is hereby clarified that (i) no Securityholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right, defense or remedy against any Purchaser Indemnified Person in connection with the foregoing, and (ii) nothing in this Section 17.22 shall derogate or be in limitation of any rights of any Purchaser Indemnified Person to indemnification under this Agreement.

18.Termination
18.1This Agreement and the Purchaser Option may be terminated at any time prior to the Acquisition Closing:
(i)With the mutual written consent of each of the Company and Purchaser;
(ii)By the Company, if Purchaser shall have materially breached or failed to perform any of its covenants or other agreements contained in this Agreement or if any of Purchaser’s representations and warranties in this Agreement are inaccurate, which breach, failure to perform, or inaccuracy (A) would give rise, if occurring or continuing on the Acquisition Closing Date, to the failure of a condition set forth in Section 6.5 (Securityholders Conditions to Acquisition Closing) and (B) has not been or is incapable of being cured by Purchaser prior to the earlier of the (x) if an Exercise Notice has not been delivered, the expiration of the Option Period (the “Option Termination Date”) and (y) the 30th day after Purchaser’s receipt of written notice thereof from the Company;
(iii)By Purchaser, if the Company or the Securityholders shall have materially breached or failed to perform any of their respective covenants or other agreements contained in this Agreement or if any of the Company’s or the Securityholders’ respective representations and warranties in this Agreement are inaccurate, which breach, failure to perform, or inaccuracy (A) would give rise, if occurring or continuing on the Acquisition Closing Date, to the failure of a condition set forth in Section 6.4 (Purchaser Conditions to Acquisition Closing) and (B) has not been or is incapable of being cured by the Company prior to the earlier of the (x) the Option Termination Date and (y) 30th Business Day after the Company or the Securityholders’ Representatives receipt of written notice thereof from Purchaser; or

(iv)Subject to section 10.5, by either the Company or Purchaser, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition; or (ii) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall then be in effect, or any proceeding brought by any Governmental Authority, seeking any of the foregoing shall be then threatened or pending; or
(v)By either the Company or Purchaser if the Acquisition Closing has not occurred for any reason whatsoever, by the Longstop Date, provided that such termination rights shall not be available to the Party the actions or omissions of which served as the main cause that the Acquisition Closing has not occurred by such time;
(vi)Automatically, without the need of any further notices or actions by any Party, in the event the Purchaser does not deliver the Exercise Notice prior to the expiration of the Option Period.
18.2In the event of the termination of this Agreement in accordance with this Section 18, this Agreement shall forthwith terminate; provided that Section 12 (Confidentiality), this Section 18 (Termination), Section 19 (Securityholders Representative) and Section 20 (Miscellaneous) shall survive such termination, and termination of this Agreement shall not relieve any Party from liability for a breach of this Agreement prior to the termination of this Agreement. Notwithstanding anything to the contrary herein or elsewhere, neither the Company nor any Securityholder shall be liable to Purchaser or to any Purchaser Indemnified Person whatsoever, if the Purchaser has not been able to complete the Acquisition due to one or more of the conditions to Closing set forth in Section 6.4 (other than the Fundamental Condition, in which case the provisions of Section 18.3 below will apply) having been fulfilled by the Longstop Date.
18.3In the event that this Agreement is terminated by the Purchaser due to failure of the Company and Securityholders to satisfy the Fundamental Condition, so that the Purchaser is unable to acquire 100% of the Company Securities by the Longstop Date, then in addition to such termination, and as the sole additional remedy of the Purchaser, the Company (and not, for the avoidance of any doubt, any Securityholder) shall promptly reimburse the Purchaser for all its costs, fees and expenses actually incurred by Purchaser, including all legal, accounting, financial advisory, consulting, and all other costs, fees and expenses of third parties, in connection with due diligence of the Company and preparation and negotiation of this Agreement and the transactions contemplated in this Agreement, against a valid invoice.

19.Securityholders’ Representative
19.1By virtue of the approval of the Purchaser Option and the Acquisition and by virtue of each Securityholder’s execution of this Agreement, each of the Securityholders shall be deemed to have agreed to irrevocably appoint Connecticut Innovations, Incorporated as its true, exclusive (subject to Section 1.6), and lawful representative, agent and attorney-in-fact, as the Securityholders’ Representative for and on behalf of the Securityholders, to take all actions in connection with this Agreement and any agreements ancillary hereto that are to be taken by the Securityholders’ Representative, including to amend this Agreement, to waive any provision of this Agreement, to take actions necessary to give effect to the Acquisition, to negotiate payments due pursuant to this Agreement, to give and receive notices and communications, to authorize payment to any Purchaser Indemnified Person from the Indemnity Escrow Fund in satisfaction of claims by any Purchaser Indemnified Person, to authorize payment to Purchaser from the Adjustment Escrow Amount, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Purchaser Indemnified Person against any of the Securityholders or by any of the Securityholders against any Purchaser Indemnified Person or any dispute between any Purchaser Indemnified Person and any of the Securityholders, in each case relating to this Agreement or the transactions contemplated in this Agreement, and to take all other actions that are either (i) necessary or appropriate in the sole judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement, in each case subject to the limitation set forth in this Agreement and in accordance with the terms hereof, and the Securityholders’ Representative hereby accepts such appointment. This appointment shall survive the death, incapacity, adjudication of incompetence or insanity or dissolution or bankruptcy, of any Securityholder. Such agency may be changed by the Securityholders from time to time upon not less than 14 Business Days prior written notice to Purchaser; provided, however, that the Securityholders’ Representative may not be removed unless Securityholders representing the holders of at least a majority (i.e., over 50%) interest of the Indemnity Escrow Fund agree to such removal and to the identity of the substituted agent. In the event of a vacancy in the position of Securityholders’ Representative, the role shall be temporarily filled by the Securityholder holding a majority in interest of the Indemnity Escrow Fund or by another Securityholder determined by the Securityholders representing the holders of at least majority (i.e., over 50%) interest of the Indemnity Escrow Fund and the Purchaser shall be notified of such in writing. The Securityholders’ Representative may resign at any time upon the delivery of at least ten Business Days written notice to the Securityholders and Purchaser. In the event a vacancy in the position of Securityholders’ Representative exists for thirty or more days or the Securityholders’ Representative breaches or fails to perform its obligations under this Agreement (after a 30 Business Day advance notice period to cure, which period shall not apply in exigent circumstances), Purchaser shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholders’ Representative. The Securityholders’ Representative shall not receive any compensation for its services from Purchaser. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from all the Securityholders.
19.2Each of the Securityholders represents and warrants to Purchaser that the Securityholders’ Representative has the irrevocable, absolute and unconditional right, power and authority (i) to bind such Securityholder pursuant to terms of this Agreement, (ii) to give and receive directions and notices hereunder on behalf of such Securityholder and (iii) to make all determinations on behalf of such Securityholder that may be required or that it deems appropriate under this Agreement; in each case in its capacity as the Securityholders’ Representative hereunder, all in accordance with the terms and conditions set forth herein; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein or in any other agreement or document ancillary hereto, nothing herein or in any other such document shall authorize or empower the Securityholders’ Representative to exercise any authority conferred by this Section 19 in a manner that improperly discriminates between or among the Securityholders. Without implying that other actions would constitute an improper discrimination, each of the Securityholders agrees that discrimination between or among Securityholders solely on the basis of the respective number of Shares, Company Warrants and/or Company Options or their respective Pro Rata Portion, shall not be deemed to be improper.

19.3Until notified in writing by the Securityholders’ Representative that it has resigned, or that it has been removed by the requisite majority in interest of the Indemnity Escrow Fund pursuant to the term of clause (a) above, Purchaser and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholders’ Representative and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by the requisite majority-in-interest of the Indemnity Escrow Fund pursuant to the terms above, filed with the Escrow Agent or a successor appointed by a court of competent jurisdiction, which actions (or failures to act), directions, instructions and notices shall be conclusive and binding on all the Securityholders, and Purchaser shall not have any liability of any kind or nature to any Securityholders in reliance thereon.
19.4Without limiting the generality of the foregoing, the Securityholders each hereby authorize the Securityholders’ Representative to, in each case subject to the limitation set forth in this Section or otherwise in this Agreement:
(i)Receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith and to receive and file pleadings on behalf of the Securityholders in connection with any suit or proceeding arising under this Agreement; provided, however, that the Securityholders acknowledge and agree that even if Securityholders’ Representative is unable, unwilling, refuses, resists or objects to receiving notice;
(ii)Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated in this Agreement as the Securityholders’ Representative may in its sole discretion deem appropriate; and
(iii)Take such action as the Securityholders’ Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto; (B) taking such other action as the Securityholders’ Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Securityholders’ Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated in this Agreement in its capacity as Securityholders’ Representative, including the prosecution, defense and/or settlement of all indemnification disputes (including hiring counsel and other litigation assistance), and any claims for which indemnification is sought;
19.5A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement, in its capacity as Securityholders’ Representative pursuant to the terms of this Agreement, shall constitute a decision of all the Securityholders and shall be final, binding and conclusive upon the Securityholders, or otherwise in this Agreement; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of all the Securityholders. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Securityholders’ Representative.
19.6The Securityholders shall, severally and not jointly (save to the extent recovered from the Securityholder Expense Fund), in accordance with each Securityholder’s Pro Rata Portion, indemnify, defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative

Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred by the Securityholders’ Representative, save in the event that any such Representative Loss is caused by the fraud, gross negligence or willful misconduct of the Securityholders’ Representative. If not paid directly to the Securityholders’ Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholders’ Representative from the amounts in the Indemnity Escrow Fund, but only if and when required to be distributed to the Securityholders, pursuant to the terms of this Agreement, and prior to any distribution to the Securityholders, in accordance with written instructions delivered by the Securityholders’ Representative to the Escrow Agent; provided, that while this Section allows the Securityholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such remaining Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative under this Section. The foregoing indemnities will survive the Acquisition Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.
19.7Without derogating from the provisions of Section 19.6 above, the Securityholders’ Representative shall have the right from time to time to instruct the Escrow Agent to distribute to the Securityholders’ Representative from the funds remaining in the Securityholder Expense Fund, an amount in cash sufficient for reimbursing the Securityholders’ Representative reasonable out-of-pocket expenses incurred by it or its representatives in the performance of its duties hereunder. The remaining balance of the Securityholder Expense Fund, shall be transferred by the Escrow Agent to the Paying Agent upon completion by the Securityholders’ Representative of its duties hereunder, for further disbursement to the Securityholders in accordance with their Pro Rata Portion thereof.

19.8Without limiting or derogating from the generality of the foregoing, solely among the Securityholders, the Securityholders acknowledge and agree that their appointment of the Securityholders’ Representative, and the performance by the Securityholders’ Representative of its obligations hereunder (including, without limitation, the process by which decisions of the Securityholders’ Representative shall be made) shall be subject in all respect to the terms and conditions of set forth in that certain Securityholders’ Representative Committee Agreement, entered on or around the date hereof, by and among Connecticut Innovations, Incorporated, a member of Fosun group and Amitay Baram (the “SRCA”), and that each such Securityholder has been provided, read and approved the terms and conditions of the SRCA. Notwithstanding anything to the contrary herein, it is clarified that (i) no Securityholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right, defense or remedy against a Purchaser Indemnified Person in connection with the SRCA, and (ii) nothing in this Section 19.8 shall derogate from or be in limitation of the right of a Purchaser Indemnified Person to rely conclusively and act upon the directions, instructions, decisions, acts, consents, instructions or notices of the Securityholders’ Representative.

20.General Provisions
20.1Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of the Parties. The Securityholders agree that any amendment of this Agreement signed by the Securityholders’ Representative shall be binding upon and effective against each of the Securityholders whether or not they have signed such amendment.
20.2Waiver. Purchaser, on the one hand, and the Company (until the Acquisition Closing), and the Securityholders’ Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained in this Agreement; in each case, by executing a written document to that effect, signed by all such Parties. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The Securityholders agree that any extension or waiver signed by the Company, if applicable, and the Securityholders’ Representative shall be binding upon and effective against each of the Securityholders whether or not they have signed such extension or waiver.
20.3Expenses. Save as expressly provided herein, including section 18.3, each Party to this Agreement will bear its own fees and expenses in connection with the execution of this Agreement and the transactions contemplated hereby.
20.4Notices
All notices and other communications hereunder shall be in writing and shall be deemed given: (i) upon delivery, if delivered personally or by commercial messenger; (ii) three (3) Business Day after deposited with an overnight courier service of international reputation (including Federal Express); (iii) upon transmission of electronic mail, during ordinary business hours of the recipient, or, if outside the recipient’s ordinary business hours, the next Business Day, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); or (iv) upon receipt, if sent by mail; in each case if addressed to:
if to Purchaser (and also to Purchaser’s Affiliate, if Purchaser elects in its discretion to have the Purchaser Option exercised by such Affiliate), to:

trivago N.V
Kesselstraße 5 – 7
40221 Düsseldorf
Germany
Attention: CEO / CFO / General Counsel
E-mail: legal@trivago.com

with a copy (which shall not constitute notice) to:
Noerr Partnerschaftsgesellschaft mbB

Rechtsanwälte Steuerberater Wirtschaftsprüfer Speditionstraße 1 / 40221 Dusseldorf / Germany
Attention: Dr. Jens Liese
E-mail: Jens.Liese@noerr.com
and
Barnea Jaffa Lande & Co Law Offices
Electra City Tower, 58 HaRakevet St.
Tel Aviv 6777016, Israel
Attention: Ariella Dreyfuss Adv.
E-mail: adreyfuss@barlaw.co.il.

if to the Company (prior to Acquisition Closing), to:
Holisto Ltd.
4 Nim Blvd., Rishon Letzion, Israel
Attention: Eran Shust, CEO
E-mail: eran@holisto.com

with a copy (which shall not constitute notice) to
                Shibolet & Co., Law Firm
4 Yitzhak Sadeh St. Tel Aviv 6777504
Attention: Ofer Ben-Yehuda, Adv.; Daniel Kariv, Adv.
E-mail: O.Ben-Yehuda@shibolet.com; d.kariv@shibolet.com

if to the Securityholders’ Representative or the Securityholders, to:

                Connecticut Innovations, Incorporated
120 Huyshope Avenue, Ste 403, Hartford, CT, 06106
Attention: Peter Longo
Email: peter.longo@ctinnovations.com

with a copy (which shall not constitute notice) to:
        Shipman & Goodwin LLP
        One Constitution Plaza, Hartford, CT 06103-1919
        Matthew J. Monteith, Esq.

        Email: MMonteith@goodwin.com

        if to an individual Securityholder and not to the Securityholders collectively, to the address for such Securityholder provided on Schedule I or in the Joinder signed by such Securityholder.
20.5Interpretation. Any terms not defined in the body of the Agreement, shall have the meaning ascribed thereto in Schedule II. The preamble and recitals to the Agreement and schedules and exhibits hereto constitute an integral part hereof. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Except for the section references or headings in the Company Disclosure Schedule, headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law, shall include any amendments thereto from time to time, and/or any regulations or directives promulgated thereunder. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in a contract or other document will be construed against the Party drafting such contract or document.
20.6Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same contract and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
20.7Entire Agreement; Assignment. This Agreement, the Related Agreements, and all the exhibits and schedules to this Agreement: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth herein, and (c) shall not be assigned by operation of law or otherwise without the consent of the Parties; provided, however, Purchaser may assign, upon written notice to that effect delivered to the Securityholders’ Representative this Agreement and any of the Related Agreements to which Purchaser is a party to an Affiliate thereof, provided that (i) such assignment shall not relieve the Purchaser from its liability and responsibility for the representations and warranties set forth in Section 9 (Representations and Warranties of the Purchaser) above, the indemnity obligations set forth in Section 17 (Indemnification) , and any other obligations, covenants and deliverables specifically applicable to the Purchaser, and (ii) that the assignee executes and delivers to the Securityholders’ Representative an undertaking to be bound by all of the provisions of this Agreement, other than those for which the Purchaser remains responsible as set forth in sub-Section (i) above.
20.8Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

20.9Other Remedies; Specific Performance. Except as otherwise specifically set forth herein, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred in this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity, pursuant and subject to Section 17.16 (Sole Remedy).
20.10Governing Law; Venue. This Agreement, its interpretation, validity and breach shall be governed by the laws of the State of Israel without regard to its conflict of laws rules. Any claim or dispute with respect to, or arising from, or in connection with this Agreement, shall be submitted to the exclusive jurisdiction of the competent courts of Tel Aviv, Israel. Each of the Parties irrevocably and unconditionally consents to and submits, for itself and its assets and properties, to such exclusive jurisdiction.
20.11Third Party Beneficiaries. Except for the provisions relating to the Purchaser Indemnified Persons and Securityholder Indemnified Persons who are intended third party beneficiaries of the indemnification provisions hereof, and except as otherwise specifically set forth herein, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Option Agreement to be signed, all as of the date first written above.
trivago N.V

By:    /s/ Robin Harries
Name:    Robin Harries
Title:    Managing Director

Schedule 3

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Option Agreement to be signed, all as of the date first written above.
Holisto Ltd
By:    /s/ Eran Shust
Name:    Eran Shust
Title:    CEO

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Option Agreement to be signed, all as of the date first written above.
Connecticut Innovations, Incorporated solely in its capacity as the Securityholders’ Representative
By:    /s/ Matthew Storeygard
Name:     Matthew Storeygard
Title:    Senior Managing Director

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Option Agreement to be signed, all as of the date first written above.

By:    [*]
Name:    [*]
Title:    [*]

Schedule I

Securityholder	Address
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]
1.[*]
1.[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]

1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]	[*]
1.[*]
1.[*]	[*]
1.[*]
1.[*]
1.[*]	[*]

Schedule II
DEFINED TERMS
“102 Options” shall mean the Company Options granted pursuant to Section 102 of the ITO.
“102 Seller” shall mean a holder of 102 Shares.
“102 Shares” shall mean Ordinary Shares issued upon exercise of 102 Options.
“104 Tax Ruling” shall have the meaning set forth in Section 1.14.1
“104 Trustee” means ESOP Management & Trust Services Ltd.
“2019 Plan” shall have the meaning as defined in the SPA
“2019 Amended Plan” shall have the meaning as defined in the SPA
“2023 Revenues” means the aggregate revenues (as determined in accordance with GAAP), generated by the Company during the fiscal year of 2023 as set forth in the Company’s consolidated audited financial statements for the period ending December 31, 2023, multiplied by the Purchaser Percentage.
“341 Legal Proceeding” shall have the meaning set forth in Section 10.10.8.
“Acquisition” shall have the meaning set forth in Section 1.1.
“Acquisition Closing” shall have the meaning set forth in Section 6.1.
“Acquisition Closing Date” shall have the meaning set forth in Section 6.1.
“Adjustment Escrow Amount” shall have the meaning set forth in Section 3.2
“ADS” shall have the meaning set forth in Section 2.7.
“Affiliate” shall mean, with respect to a Party, any Person that is controlled by, controls, or is under common control with such Party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise), for the avoidance of doubt the Company shall be an Affiliate of the Purchaser subject to and following the Acquisition Closing.
“Agreement” shall have the meaning set forth in the first sentence of this Agreement.
“Articles of Association” shall mean the Articles of Association of the Company to be adopted at the Closing of the SPA (as defined therein).
“Board” shall have the meaning set forth in Section 5.1.3.
“Business” shall have the meaning set forth in the Recitals.
“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Düsseldorf, Germany, Israel, Amsterdam, the Netherlands or New York City, New York are closed; provided, however, that, for calculating Business Days with respect to any action to be taken by the Company hereunder, Friday shall not be considered a Business Day.
“Business Combination Agreement” shall have the meaning set forth in Section 8.18.3.
“Bring-Along Notice” shall have the meaning set forth in Section 10.10.1.
“Bring-Along Provision” shall have the meaning set forth in Section 10.10.
“Bring Along Waiting Periods” shall have the meaning set forth in Section 10.10.3.
“Capitalization Table” shall have the meaning set forth in Section 8.7.4
“Cash Consideration” shall have the meaning set forth in Section 2.5.
“Change of Control Payments” shall have the meaning set forth in Section 4.15
“Claim Certificate” shall have the meaning set forth in Section 17.9.2.

“Class A Shares” shall have the meaning set forth in Section 2.7
“Closing Purchase Price” shall have the meaning set forth in Section 2.4.
“Closing Statement” shall have the meaning set forth in Section 2.9.1
“Closing Statement Effective Date” shall have the meaning set forth in Section 2.9.6.
“Code” shall have the meaning set forth in Section 8.9.
“Company” shall have the meaning set forth in the first sentence of this Agreement.
“Company Disclosure Schedule” shall have the meaning set forth in Section 8.
“Company Fundamental Representations” shall have the meaning set forth in Section 17.1.1.
“Company Tax” shall mean, without duplication, any and all Losses actually incurred with respect to (i) Taxes of the Company relating or attributable to any Pre-Acquisition Closing Tax Period (including any such Taxes with respect to deferred revenues arising in any Pre-Acquisition Closing Tax Period and for the portion of any Straddle Period ending on and including the Acquisition Closing Date, regardless of when recognized for income tax purposes) that have not been paid as of the Acquisition Closing, including any Taxes that are not yet due and payable, determined as if the Company used the accrual method of Tax accounting throughout such periods, (ii) Taxes of the Company (including withholding Taxes) attributable to or arising from the transactions contemplated in this Agreement, and (iii) any breach or inaccuracy in any representation or warranty set forth in Section 8.13 (Taxes).
“Contract” shall mean any written, oral, express, implied or other agreement, contract, subcontract, lease, license, covenant, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or commitment or undertaking of any nature, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Company Non Fundamental Representations” shall have the meaning as set forth in Section 17.1.2.
“Company Options” means each unexpired and unexercised option to purchase ordinary shares of the Company.
“Company Securities” shall mean, collectively, the Shares, the Option Shares, and the Convertible Securities.
“Company Warrants” means each unexpired and unexercised warrant to purchase Shares.
“Competing Transaction” shall have the meaning set forth in Section 11.
“Confidentiality Agreement” shall have the meaning set forth in Section 12.1.
“Consequential Damages” means any consequential, indirect, punitive, exemplary or special damages, liabilities, losses, costs, expenses or fees of any kind; provided, however, that any such damages, liabilities, losses, costs, expenses or fees in each case, actually paid or actually due and payable pursuant to a Third Party Claim and/or the Sivota Claim shall not constitute “Consequential Damages”.
“Consideration Schedule” shall have the meaning set forth in Section 2.8
“Convertible Securities” shall mean (i) the Company Options; (ii) the Company Warrants and (iii) any other convertible securities of the Company or instruments exercisable for securities or shares of the Company.
“Copyrights” shall have the meaning set forth in Section 8.21.
“Delayed Consideration” shall have the meaning set forth in Section 3.8.
“Delivery Date” shall have the meaning set forth in Section 2.9.1.
“Discount” means Discount Capital Ltd.
“Discount Agreements” means the (i) Financing Agreement by and between the Company and Discount dated March 25, 2021, as amended on October 13, 2021, November 10, 2022 and March 28, 2023; (ii) the Floating Charge Debenture of Discount, dated March 25, 2021 (iii) Accounts Pledge Debenture of Discount, dated March 25, 2021 (iv) the IP Pledge Debenture of Discount, dated March 25, 2021; (v) Fixed Charge Debenture on Bank Accounts of Discount, dated October 13, 2021, as amended on March 29, 2023; (vi) Floating Charge Debenture of Discount dated October 13, 2021; (vii) Fixed Charge Debenture of Assets and Rights of Discount dated October 13, 2021, as amended on March 29, 2023; (viii) Intellectual Property Security Agreement with Discount dated October 13, 2021 (ix) Subordination Undertaking among Discount, Connecticut Innovations, Incorporated, and other entities specified therein, dated November 10, 2022.
“Dispute” shall have the meaning set forth in Section 2.9.3.
“D&O Indemnified Persons” shall have the meaning set forth in Section 14.
“D&O Tail Policy” shall have the meaning set forth in Section 14.
“Effective Date” shall have the meaning set forth in the preamble hereof.
“Escrow Agent” shall have the meaning set forth in Section 3.1.
“Escrow Agreement” shall have the meaning set forth in Section 3.1.
“Escrow Amount” shall have the meaning set forth in Section 3.1.
“Estimated Purchase Price” shall have the meaning set forth in Section 2.8.
“Exercise Notice” shall have the meaning set forth in Section 1.2.
“Expert” shall have the meaning set forth in Section 2.9.4.
“Expert Fees” shall have the meaning set forth in Section 2.9.5.
“Expiration Date” shall have the meaning set forth in Section 17.1.2.
“Filing Party” shall have the meaning set forth in Section 13.5.
“First Exercise Period” shall have the meaning set forth in Section 2.1.1.
“First Escrow Release Amount” shall have the meaning set forth in Section 3.3.1.
“Final Purchase Price” shall have the meaning set forth in Section 2.9.6.
“Final Order” shall have the meaning set forth in Section 17.9.10.
“Financial Statements” shall have the meaning set forth in Section 8.11.
“Fraud” shall mean fraud, intentional misrepresentation or willful misconduct.
“Founders” shall mean each of Eran Shust, Avi Wortzel and Shay Horovitz.
“Fundamental Condition” shall have the meaning set forth in Section 6.4(ii).
“Fundamental Representations” shall have the meaning set forth in Section 17.1.1
“GAAP” shall have the meaning set forth in Section 2.8.
“Governmental Authority” shall mean any court, tribunal, judicial, legislative or administrative agency, body or commission or other federal, state, county, local or foreign, governmental or regulatory authority, instrumentality, agency, department, ministry, administrative body, or commission or other public or quasi-public legal authority, including, if applicable, the New York Stock Exchange, SEC, the IIA, the ITA, the Israel Competition Authority and any other applicable anti-trust, anti-monopoly or competition authority.
“IIA” shall mean the Israel Innovation Authority.
“Immediate Family Member” shall mean, with respect to any Person, a spouse or common law partner, child, sibling, parent, grandparent, grandchild, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and includes step-parents, step-children, step-siblings, and adoptive relationships.
“Indemnification Escrow Amount” shall have the meaning as set forth in Section 3.3.
“Indemnity Escrow Fund” means the Indemnification Escrow Amount then held in escrow in accordance with section 3.3.

“Intellectual Property” shall have the meaning set forth in Section 8.21.
“Interim Period” shall mean the period beginning with the Effective Date and ending on (i) the expiration of the Option Period, if Purchaser does not deliver the Exercise Notice prior to the expiration of the Option Period or (ii) the earlier to occur of the Acquisition Closing or the termination of this Agreement, if Purchaser delivers the Exercise Notice prior to the expiration of the Option Period.
“In-the-Money Company Option” shall have the meaning set forth in Section 1.8
“In-the-Money Company Optionholder” shall have the meaning set forth in Section 1.7
“In-the-Money Company Warrant” shall have the meaning set forth in Section 1.8
“In-the-Money Company Warrantholder” shall have the meaning set forth in Section 1.8
“IP Representations” shall have the meaning set forth in Section 17.1
“Israeli Companies Law” means the Israeli Companies Law 1999.
“ITA” shall mean the Israel Tax Authority.
“ITO” shall have the Israeli Income Tax Ordinance [New Version] 5721-1961.
“Joinder” shall have the meaning set forth in Section 16.1.
“Law” shall mean any law, statute, regulation, constitution, ordinance, code, edict, rule, requirement, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award (including arbitration award) or company authorization, in each case, which is enacted, promulgated, entered into, imposed or enforced by, any Governmental Authority (including, common law), including any settlement or Contract with any Governmental Authority.
“Lien” shall mean any lien, pledge, proxy, charge, claim, mortgage, hypothecations, security interest, vesting provisions, equitable interest, trust or other encumbrance of any sort, imperfection of title (including any spousal community property rights, decree of divorce or separate maintenance, property settlement, separation agreement or other agreement with a spouse), restrictions including transfer restrictions, rights, options to purchase, voting trust and other voting agreements, calls or commitments of every kind.
“Longstop Date” means 90 Business Days following delivery of the Exercise Notice.
“Loss” and collectively “Losses” shall have the meaning set forth in Section 17.5.
“Material Assets” shall have the meaning as set forth in Section 8.16
“Material Contracts” shall have the meaning as set forth in Section 8.18
“Material Adverse Effect” shall mean, any change, event or effect that is or could reasonably be expected to be materially adverse to (a) Purchaser’s ability to acquire all of the Company Securities upon the Acquisition Closing, or the Company’s or the Securityholders ability to satisfy their obligations under this Agreement prior to the Longstop Date or (b) the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), or operations of the Company and its subsidiaries taken as a whole; provided, however, that solely for the purpose of Section 6.4(iv) (Purchaser Conditions to Acquisition Closing) any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred pursuant to the foregoing clause (b): (i) any change or development in general economic conditions in the industries or markets in which the Company operates, (ii) any change in financing, banking or securities markets generally, changes in Law or changes in GAAP, (iii) any acts of God, act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (iv) changes, conditions or other effects that generally affect the travel industry in which such Party or any subsidiary thereof operates, (v) the public announcement of this Agreement or any transactions contemplated herein, or the identity of Purchaser or Company or any Affiliate thereof, (vi) the taking of any action required by the express terms of this Agreement or at Purchaser’s written request, or (vii) any failure in and of itself (as distinguished from any effect giving rise to or contributing to such failure) by a Party to meet any projections or forecasts for any period; provided, in the case of clause (i), (ii), (iii) and (iv)

above, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company relative to other Persons in the industries or markets in which the Company operates.
“Moringa” shall have the meaning as set forth in Section 8.18.3.
“Negative Adjustment Amount” shall have the meaning as set forth in Section 2.9.6.2.
“Negative Adjustment Amount Recovery” shall have the meaning as set forth in Section 2.8.6.2.
“Net Debt” shall have the meaning attributed thereto by GAAP, in effect on the date the Purchaser delivers an Exercise Notice, applied on a consistent basis with previous years, calculated following payment of the Transaction Expenses
“Non Executing Shareholder” shall have the meaning as set forth in Section 10.10.1.
“Non Fundamental Representations” shall have the meaning as set forth in Section 17.1.2.
“Objection Notice” shall have the meaning set forth in Section 17.9.9.
“Objection Period” shall have the meaning set forth in Section 2.9.3.
“Objections Statement” shall have the meaning set forth in Section 2.9.3.
“Officer’s Certificate” shall have the meaning set forth in Section 17.9.1.
“Off the Shelf IP” shall have the meaning set forth in Section 8.21.
“Operating Income” means all operating income generated by the Company over the period of the last twelve months from the date the Purchaser delivers an Exercise Notice, to the extent it is recognized as operating income under GAAP in effect on the date the Purchaser delivers an Exercise Notice, applied on a consistent basis with previous years.
“Option Period” shall mean the period beginning on the Effective Date and ending on the date that is 15 months as of the Closing (as defined in the SPA).
“Option Shares” shall have the meaning set forth in Section 16.3.
“Option Termination Date” shall have the meaning set forth in Section 18.1(ii).
“Optionholder Joinder” shall have the meaning set forth in Section 1.7.
“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business, consistent with past practices (including with respect to frequency, timing and magnitude).
“Ordinary Shares” means ordinary shares of the Company.
“Owned Intellectual Property” shall have the meaning set forth in Section 8.21.1.
“Outstanding Claim(s)” shall have the meaning set forth in Section 3.3.1.
“Overlapping Claim” shall have the meaning set forth in Section 15.
“Party” and “Parties”, respectively, shall have the meaning given to each such term in the second sentence of this Agreement.
“Paying Agent” shall have the meaning set forth in Section 4.1
“Paying Agent Agreement” shall have the meaning set forth in Section 4.1
“Paying Party” shall have the meaning set forth in Section 13.5.
“Per Share Consideration” shall mean the amount payable for each class of Share at the Acquisition Closing, determined on a fully diluted and as converted basis, in accordance with the liquidation preferences set forth in the Articles of Association.
“Person” shall mean any individual or entity, including any company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Post-Closing Adjustment” shall have the meaning as set forth in Section 2.9.6
“Pre-Acquisition Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Acquisition Closing, including the portion of any Straddle Period ending on and including the Acquisition Closing Date.
“Pro Rata Portion” shall mean, with respect to each Securityholder, the quotient obtained by dividing (a) the portion of the Purchase Price (for the avoidance of doubt, before any deductions, including deductions of the Securityholder Expense Fund, Change of Control Payments, Adjustment Escrow Amount, Indemnification Escrow Amount or Delayed Consideration etc.) payable (in cash and in Purchaser Shares) to such Securityholder with respect of such Securityholder’s Company Securities divided by (b) the portion of the Purchase Price (for the avoidance of doubt, before any deductions, including deductions of the Securityholder Expense Fund, Change of Control Payments, Adjustment Escrow Amount, Indemnification Escrow Amount or Delayed Consideration etc.) payable to all Securityholders (in cash and in Purchaser Shares) with respect to the Company Securities held by all Securityholders, in each case in accordance with the liquidation preferences set forth in the Articles of Association; all as determined and set forth in the Consideration Schedule.
“Purchase Price” shall have the meaning as set forth in Section 2.2.
“Purchase Price Cap” shall have the meaning as set forth in Section 2.2
“Purchaser” shall have the meaning set forth in the first sentence of this Agreement.
“Purchaser Indemnified Persons” shall have the meaning set forth in Section 17.5.
“Purchaser Option” shall have the meaning set forth in Section 1.1.
“Purchaser Percentage” shall have the meaning set forth in Section 2.2
“Purchaser Released Person” shall have the meaning set forth in Section 15.
“Purchaser Share(s)” shall have the meaning set forth in Section 2.5
“Purchaser Share PPS” shall have the meaning set forth in Section 2.7.
“Recovery” shall have the meaning set forth in Section 2.717.20.
“Regulatory Approvals” shall have the meaning set forth in Section 6.3.
“Registered IP” shall have the meaning set forth in Section 8.21.
“Related Agreements” shall mean the Escrow Agreement, the Paying Agent Agreement, Holdback Agreements, Stock Option Agreements, Optionholder Joinder, Warrantholder Joinder, Warrant Amendment and Joinder.
“Release Amount” shall have the meaning Section 3.3.1.
“Release Date” shall have the meaning set forth in Section 3.3.1.
“Released Holder Claims” shall have the meaning set forth in Section 15.
“Releasing Person” shall have the meaning set forth in Section 15.
“Remainder of the Loss” shall have the meaning set forth in Section 17.9.4.
“Representative Losses” shall have the meaning set forth in Section 19.6.
“Responding Party” shall have the meaning set forth in Section 17.9.9.
“Resolution Statement” shall have the meaning set forth in Section 17.9.10.
“Revenues” means all revenues generated by the Company over the period of the last twelve months from the date the Purchaser delivers an Exercise Notice, to the extent it is recognized as revenues under GAAP ASC 606 (Revenues from contracts with customers) in effect on the date the Purchaser delivers an Exercise Notice, applied on a consistent basis with previous years, adjusted for one-off items inconsistent with past practice, and the Company’s latest approved business plan, unless such one-off items have been unanimously approved by the Board.
“Stock Option Agreements” shall have the meaning set forth in Section 6.2.15.
“SEC” shall mean the United States Securities and Exchange Commission
“Securityholder” shall mean each of the holders of Company Securities, including the Shareholders, Joining Shareholders, In-the-Money Company Optionholders and In-the-Money Company Warrantholders.
“Securityholders’ Representative” shall have the meaning set forth in the first sentence of this Agreement.
“Securityholders’ Participation Amount” shall have the meaning set forth in Section 2.5.
“Securityholders Fundamental Representations” shall have the meaning as set forth in Section 17.1.1.
“Securityholder Indemnified Persons” shall have the meaning set forth in Section 17.5.
“Securityholder Indemnifying Person” and “Securityholder Indemnifying Persons”, respectively, shall have the ascribed to each such term in Section 17.5.
“Securityholders Non Fundamental Representations” shall have the meaning as set forth in Section 17.1.2.
“Securityholder Taxes” shall mean, without duplication, with respect to any specific Securityholder, any and all Losses actually incurred with respect to (i) Taxes (including withholding Taxes) attributable to or arising from the transactions contemplated in this Agreement, (ii) any breach or inaccuracy in any representation or warranty set forth in Section 7.8 (Taxes), (iii) Transfer Taxes, and (iv) Taxes of or with respect to such Securityholder for any Tax period or portion thereof.
“Securities Act” shall have the meaning set forth in Section 2.6.
“Share(s)” shall mean any and all shares of the share capital of the Company, of any and all classes and sub-classes, including but not limited to Ordinary Shares, Ordinary A Shares, par value NIS 0.01 each, Preferred A Shares, par value NIS 0.01 each, Preferred A-1 Shares, par value NIS 0.01 each, Preferred A-2 Shares, par value NIS 0.01 each, Preferred B-1 Shares, par value NIS 0.01 each, Preferred B-2 Shares, par value NIS 0.01 each Preferred B-3 Shares, par value NIS 0.01 each and 102 Shares and Option Shares.
“Share Consideration” shall have the meaning as set forth in Section 2.5.
“Share Transfer Instruments” shall have the meaning set forth in Section 1.6.
“Shareholders” shall mean holders of the Shares.
“Shortfall” shall have the meaning set forth in Section 2.2.
“Sivota” means Sivota PLC or any Affiliates thereof
“Sivota Claim” means any claim by Sivota arising from or in connection with the termination of negotiations of an investment by Sivota in the Company and/or the transactions contemplated in the SPA or this Agreement.
“Special Indemnification Matters” shall have the meaning set forth in Section 17.5.7.
“SPA” shall have the meaning set forth in the Recitals.
“Straddle Period” shall have the meaning set forth in Section 13.2.
“Straddle Period Tax Returns” shall have the meaning set forth in Section 13.2.
“Subsidiary” shall have the meaning set forth in Section 8.5 .
“Survival Date” shall have the meaning set forth in Section 17.2.
“Target Net Debt and Target Working Capital” means US$ -10,000,000 (i.e. a negative amount).
“Target Price” shall have the meaning set forth in Section 2.2;
“Tax(es)” shall mean any and all taxes, charges, fees, levies, imposts, tariffs, customs, fines imposed by or payable to any state, or foreign tax authority and federal, state, local and foreign income, profits, sales, franchise, net income, gross receipts, environmental, customs duty, capital gain, occupation, severances, stamp, payroll, sales, employment, unemployment, severance, National Insurance, social security, disability, use, property, withholding, excise, production, value added tax, import, export, occupancy, license, premium, registration, alternative or add-on minimum, digital services, transfer, stamp and other taxes, withholding, duties, deductions or assessments, of any nature whatsoever, together with all interest differentials, interest thereon, penalties, fines, linkage and additions imposed with respect to such amounts and any interest in respect of such penalties, fines, linkage and additions thereto, including any payments on account in respect of estimated taxes and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Taxing Authority” shall mean any competent public authority in charge of imposing or collecting any Tax.
“Tax Contest” shall have the meaning set forth in Section 13.7.
“Tax Refund” shall mean any repayment of any Tax, received in cash, by way of set-off or otherwise.
“Tax Returns” mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, estimates, claims for refund, information returns or other documents, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to any Governmental Authority.
“Third Party Claim” shall have the meaning set forth in Section 17.9.11.
“Third Party Intellectual Property” shall have the meaning set forth in Section 8.21
“Threshold” shall have the meaning set forth in Section 2.9.6.4.
“Threshold Amount” shall have the meaning set forth in Section 17.8.
“Trademarks” shall have the meaning set forth in Section 8.21.
“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Acquisition, this Agreement and the transactions hereunder, in each case, plus any applicable Taxes thereon including (i) any fees, costs expenses, payments and expenditures of legal counsel, insurers and accountants, and (ii) the amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons.
“Transfer Taxes” shall have the meaning set forth in Section 13.6.
“Trustee” shall mean the trustee appointed by the Company for the 102 Options, in accordance with the provisions of the ITO and approved by the ITA.
“Updated Disclosure Schedule” shall have the meaning set forth in Section 17.8
“Warrantholder Joinder” shall have the meaning set forth in Section 1.8
“Warrant Amendment” shall have the meaning set forth in Section 1.8
“Working Capital” shall have the meaning attributed thereto by GAAP in effect on the date the Purchaser delivers an Exercise Notice applied on a consistent basis with previous years.
“Withholding Certificate” mean a valid certificate, approval or ruling or any other written instructions regarding tax withholding, issued by the ITA specifically with respect to this Agreement in customary form and substance reasonably satisfactory to the Purchaser and the Paying Agent (the Purchaser having had the opportunity upon request, to review the application to the ITA therefor), stating that no withholding, or reduced withholding, of Israeli tax is required with respect to the Securityholder's portion of the Purchase Price (including the Cash Consideration and the Share Consideration) under this Agreement or providing any other instructions regarding tax withholding. A standard form “services and assets” withholding confirmation issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall constitute a Withholding Certificate for the purposes hereof other than with respect to payments made outside of Israel or to any payee who is a founder of the Company, employee of the Company or an Affiliate of the Company, former employee of the Company or an Affiliate of the Company, current or past service provider of the Company or an Affiliate of the Company or any holders of Shares which are a result of exercise of Convertible Securities.
“Withholding Drop Date” shall have the meaning set forth in Section 4.7

Schedule 1.8A

Joinder
Dated July 30, 2024

This joinder (this “Joinder”) is executed by the undersigned (“Holder”) pursuant to the terms of that certain Share Purchase Option Agreement by and among Holisto Ltd., an Israeli private limited liability company, registered number 515341535 with its principal office at 2 Sderot Nim, Rishon Lezion, Israel (the “Company”), trivago N.V., a company organized under the laws of the Netherlands (“Purchaser”), the Executing Shareholders and the Securityholders’ Representative (each as defined therein) dated July 30, 2024 (the “Option Agreement”).
Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Option Agreement.
By the execution of this Joinder, Holder agrees as follows:
1.Agreement
By executing this Joinder, Holder confirms and acknowledges that Holder is an In-the-Money Company Warrantholder and a Securityholder for all intents and purposes under the Option Agreement, and irrevocably and unconditionally (i) agrees to the treatment of each of the Holder’s In-the-Money Company Warrants in accordance with Section 1.8 of the Option Agreement (Treatment of Company Warrants); and (ii) if the Holder exercises his/her/its In-the-Money Company Warrants prior to the Acquisition Closing, agrees that the Holder, and any shares or securities of the Company issued to the Holder pursuant to such exercise (the “Holder Shares”), shall be bound by and subject to the terms, covenants and provisions of (x) the Option Agreement and the Purchaser Option (including all annexes, schedules and exhibits to the Option Agreement) and the Holder Shares shall be considered “Shares” under the Option Agreement for all intents and purposes, and (y) the rights, restrictions and obligations set forth in the Articles of Association of the Company, and (iii) hereby joins and adopts and becomes party to the Option Agreement (including all annexes, schedules and exhibits thereto) with the same force and effect as if the Holder was originally a party thereto.
Without derogating from the generality of the foregoing, the Holder hereby irrevocably and unconditionally agrees to comply with all of the terms, conditions and obligations of the Option Agreement in its capacity as a Securityholder and (i) represents and warrants to the Purchaser that the representations and warranties set forth in Section 7 (Representations and Warranties of the Securityholders) of the Option Agreement are true and correct as to the Holder as of the date hereof and the Acquisition Closing Date (other than the representations and warranties which are made as of a specified date, which speak only as of such date), and (ii) expressly agrees to all of the obligations applicable thereto under Section 10.4 (Further Assurances/ Commercially Reasonable Efforts), Section 10.10 (Section 341 of the Israeli Companies Law; Bring-Along), Section 11 (Exclusivity), Section 12 (Confidentiality), Section 15 (Securityholder Release and Non Solicitation), Section 17 (Indemnification), and Section 19 (Securityholders’ Representative), in each case, of the Option Agreement – all in its capacity as a Securityholder.
During the Interim Period, and subject to applicable law, the Holder shall not take any action or omit to take any action that would reasonably be expected to frustrate, impede or prevent the Acquisition Closing.

Simultaneously with the execution hereof, the Holder shall deliver an executed copy of this Joinder to the Purchaser.
If the Holder exercises his In-the-Money Company Warrant prior to the Acquisition Closing, then, simultaneously, with such exercise, the Holder shall deposit his/her/its Share Transfer Instruments with the Company, and thereupon Schedule I to the Option Agreement shall automatically be updated to include the Holder as a Securityholder.
2.Notice
Any notice required or permitted by the Option Agreement shall be given to Holder at the address listed beside Holder’s signature below.
3.Governing Law; Venue
This Joinder, its interpretation, validity and breach shall be governed by the laws of the State of Israel without regard to its conflict of laws rules. Any claim or dispute with respect to, or arising from, or in connection with this Joinder shall be submitted to the exclusive jurisdiction of the competent courts of Tel Aviv, Israel. Each of the Parties irrevocably and unconditionally consents to and submits, for itself and its assets and properties, to such exclusive jurisdiction.

HOLDER
By:
Name:
Title:
Address: Email:

ACKNOWLEDGED AND ACCEPTED:
HOLISTO Ltd.
By: /s/ Eran Shust Name: Eran Shust Title: CEO

TRIVAGO N.V.
By: /s/ Robin Harries Name: Robin Harries Title: Managing Director

Schedule 1.8B
Amendment to Warrants to Purchase Shares
This Amendment to Warrants to Purchase Shares (this "Amendment") is entered into as of July 30, 2024 (the "Amendment Effective Date"), by and between Holisto Ltd., a company organized under the laws of the State of Israel (the "Company"), and those persons or entities who are detailed in Schedule I hereto (the “Warrant Holders” and each a “Warrant Holder”). The Company and the Warrant Holders are referred to, collectively, as the "Parties" and each separately as a "Party".
WHEREAS     the Parties entered into that certain financing agreement, dated as of November 10, 2022, as amended on December 31, 2022, and as may further be amended from time to time (the “Loan Agreement”) (the "Loan Agreement");
WHEREAS    pursuant to the Loan Agreement, the Warrant Holders have been issued with warrants to purchase shares of the Company (the “Warrants” and each a “Warrant”); and
WHEREAS    the Parties now wish to amend certain terms of the Warrants, as provided in this Amendment, effective as of the Amendment Effective Date,
NOW THERFORE, the Parties agree as follows:
1.Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Warrant.
2.Amendments:
The Parties hereby agree that notwithstanding anything to the contrary in the Warrant, Section 2 of the Warrant (“Type and Number of Warrant Shares”), shall be amended in its entirety as follows:
“2.    Type and Number of Warrant Shares.
The type of shares into which this Warrant may be exercised is Preferred B-3 Shares, which rank pari-passu with the Preferred B Shares, Preferred B-1 Shares and the Preferred B-2 Shares of the Company (as such terms is defined in the Amended and Restated Articles of Association of the Company, adopted concurrently with the date hereof); (the “Warrant Shares”). The maximum number of shares into which this Warrant may be exercised equals to (i) the Warrant Amount (as defined below), divided by (ii) the Applicable PPS (as defined below), as may be adjusted in accordance with the provisions of Section 13 hereof.
“Applicable PPS” means the price per share determined in the framework of the first fixed-price equity financing round of the Company occurring after the termination or expiration of the BCA, in which financing round, at least 25% of the Company’s fully diluted share capital at such time is issued to investor(s).
“Warrant Amount” means 80% of the Principal Amount extended by the Holder to the Company under the Loan Agreement.”
The Parties hereby further agree that notwithstanding anything to the contrary in the Warrant, Section 3 of the Warrant (“Exercise Price”), shall be amended in its entirety as follows:

“The exercise price for each Warrant Share purchasable hereunder shall be NIS0.01, subject to adjustments as set forth herein (the “Exercise Price”).”
3.Miscellaneous:
1.1This Amendment constitutes an integral part of each Warrant. This Amendment, together with each Warrant (as amended hereby), constitute the full and entire understanding and agreement between the Company and the Warrant Holder of such Warrant with regard to the subject matter hereof and thereof. In the event of any inconsistency or discrepancy between this Amendment and a Warrant, the provisions of this Amendment shall prevail, govern and supersede in all respects.
1.2All other terms of the Warrants shall remain unchanged.
[Signature page follows]

Holisto Ltd.
By:
Title:

Connecticut Innovations, Incorporated
By:
Title:

Ruizheng Investment (BVI) Limited
By:
Title:

Jeopal Ltd
By:
Title:

Oozzi Cats
By:
Title:
Gunner Holdings Ltd
By:
Title:

Journey Ventures
By:
Title:

Bryan Kujawski
By:
Title:

Payman Pouladdej
By:
Title:

Schedule I
Warrant Holders

Connecticut Innovations, Incorporated
Ruizheng Investment (BVI) Limited
Jeopal Ltd
Oozi Cats
Gunner Holdings ltd
Journey Ventures
Bryan Kujawski
Payman Pouladdej

SCHEDULE 5.1.6

HOLDBACK AGREEMENT

    This HOLDBACK AGREEMENT (this “Agreement”), dated as of 30, July 2024, is made and entered into by and between trivago N.V., a Dutch company (the “Purchaser”) and [*] (the “Holdback Person”).

RECITALS
WHEREAS, Purchaser, Holisto Ltd. (the “Company”) the Holdback Person and certain other parties, entered into that certain Share Purchase Option Agreement dated as of the date hereof, in the form attached hereto as Exhibit A (the “SPOA”), pursuant to which, among other things, Purchaser shall have the option to purchase the entire share capital of the Company (the “Share Purchase”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the SPOA;
    WHEREAS, as of the Acquisition Closing Date, the Holdback Person owns, among others, beneficially and of record Company Options set forth under his name on Schedule A hereto (such Company Options being referred to herein as the “Securities”);
    WHEREAS, it has been agreed between the Purchaser and the Holdback Person, that in order to secure the continuing employment or engagement as an independent contractor of the Holdback Person with the Purchaser or any of its Affiliates (including, without limitations, the Company) (collectively, the “Group” and each entity, a “Group Member”) after the Acquisition Closing, 50%of the consideration payable to the Holdback Person at the Acquisition Closing in Purchaser Shares in consideration for the Securities, shall be held back by the Escrow Agent, and released as set forth herein;
    WHEREAS, as an inducement for Purchaser to enter into the SPOA and consummate and receive the benefits of the Share Purchase, Purchaser and the Holdback Person have agreed to execute, deliver and be bound by this Agreement; and
    WHEREAS, this Agreement and the obligations contained herein are subject to and contingent upon the Acquisition Closing,
    NOW THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for good and valuable consideration payable in accordance with, and subject to the terms of the Share Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
COVENANTS OF THE HOLDBACK PERSON
1.1Delayed Consideration. The Holdback Person hereby agrees and acknowledges that, in order to secure the Holdback Person’s continued employment or engagement with any Group Member after the Acquisition Closing, Purchaser shall pay to the Escrow Agent, at the Acquisition Closing, 50% of the Share Consideration otherwise due and payable to the Holdback Person for his Securities at the Acquisition Closing (calculated prior to the deduction of the Holdback Person’s aggregate Pro Rata Portion of the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Securityholder Expense Fund), as set forth opposite the Holdback Person’s name on Schedule A attached hereto (the “Delayed Consideration”). The Delayed Consideration shall be retained and released by the Escrow Agent to the 102 Trustee or to the Paying Agent (as shall be agreed upon under the Paying Agent Agreement), in accordance with this Agreement, the Escrow Agreement and the SPOA.

1.2Forfeiture of the Delayed Consideration. If prior to the end of 4th anniversary of the Acquisition Closing Date, the Holdback Person shall no longer be employed or engaged as an independent contractor by any Group Member or any of its Affiliates, the Holdback Person’s portion of the Delayed Consideration then retained by the Escrow Agent in accordance with the provisions set forth herein, shall immediately be unconditionally, unequivocally, irrevocably and forever and automatically forfeited by the Holdback Person as of the date on which he is no longer so employed or engaged as an independent contractor thereby and such forfeited Delayed Consideration shall become the property of Purchaser (the date upon which said Holdback Person shall no longer be employed or engaged as an independent contractor by a Group Member or any of its Affiliates for purposes of this Section 1.2 shall mean (a) the effective date of termination of employment or engagement as an independent contractor, or (b) date on which said Holdback Person receives notice of termination of employment or engagement or as an independent contractor, whichever occurs later); provided that a forfeiture under this Section 1.2 of any portion of the Holdback Person’s Delayed Consideration shall expire in regards to an amount equal to (i) 25% of the Holdback Person’s portion of the Delayed Consideration, on the date that is the twelve-month anniversary of the Acquisition Closing Date, provided that the Holdback Person is in Continuous Service at such time, (ii) additional 25% of the Holdback Person’s portion of the Delayed Consideration, on the date that is the twenty-four-month anniversary of the Acquisition Closing Date, provided that the Holdback Person is in Continuous Service at such time, (iii) additional 25% of the Holdback Person’s portion of the Delayed Consideration, on the date that is the thirty-six-month anniversary of the Acquisition Closing Date, provided that the Holdback Person is in Continuous Service at such time, and (iv) the remaining 25% of the Holdback Person’s portion of the Delayed Consideration, on the date that is the forty-eight-month anniversary of the Acquisition Closing Date, provided that the Holdback Person is in Continuous Service at such time (the release date under (i), (ii), (iii) and (iv), as applicable, shall be referred to herein as the “Release Date”), and on each applicable Release Date the applicable portion of the Delayed Consideration shall be transferred by the Escrow Agent to the Section 102 Trustee or to the Paying Agent (as shall be agreed upon under the Paying Agent Agreement), for further disbursement to the Holdback Person, and the Purchaser agrees to deliver appropriate written instruction to the Escrow Agent to that effect; provided, however, that to the extent the Holdback Person’s employment or engagement by any Group Member or any of its Affiliates is (i) terminated by the Group Member or any of its Affiliates for any reason other than for Cause, (ii) terminated by the Holdback Person for Good Reason, or (iii) terminated due to death or Disability of the Holdback Person, then the Holdback Person’s entire portion of the Delayed Consideration then retained by the Escrow Agent in accordance with the provisions set forth herein shall be released and paid by the Escrow Agent to the Section 102 Trustee or to the Paying Agent (as shall be agreed upon under the Paying Agent Agreement), for further disbursement to the Holdback Person (or his estate if applicable), within five (5) Business Days following the effective date of such termination or such death or Disability, as applicable, and the Purchaser agrees to deliver appropriate written instruction to the Escrow Agent to that effect. To the extent the Holdback Person is no longer entitled to any portion of the Delayed Consideration in accordance with the provisions of this Agreement, such portion of the Delayed Consideration shall be forfeited and returned by the Escrow Agent to Purchaser and neither the Holdback Person nor any other Securityholder shall have any rights with respect to such portion of the Delayed Consideration.
1.3Definitions. For the purposes herein:
(i)“Cause” shall mean that (i) the Holdback Person is convicted, indicted, or enters a plea of “guilty” or “no contest” to, any felony or crime involving moral turpitude; (ii) a wilful or intentional misconduct by the Holdback Person, including but not limited to fraud, theft, or embezzlement of funds or assets; (iii) a material breach by the Holdback Person of his confidentiality undertaking toward the Group Member or any of its Affiliates or any other material breach by the Holdback Person of his non-competition, non-solicitation and/or assignment of inventions undertaking executed by such Holdback Person towards the Group Member or any of its Affiliates; (iv) a material breach by the Holdback Person of any of the provisions contained in his employment/services agreement and/or any other written agreement ancillary thereto with the Group Member or any of its Affiliates and/or intentional failure or wilful refusal of the Holdback Person to perform any of his duties and services thereunder, in each case which, if capable of cure, was not cured within 7 days of receipt by the Holdback Person of a written notice thereof from the Group Member or any of its Affiliates; or (v) any wilful act on part of the Holdback Person resulting in material loss to the Group Member or any of its Affiliates or any material damage to the assets, property or reputation of the Group Member or any of its Affiliates. For the avoidance of doubt, in the event that the above definition of “Cause” conflicts with “cause” under any applicable employment law and/or under the Holdback Person’s employment/services agreement with a Group Member, the definition set forth herein shall, solely for the purposes of this Agreement, prevail.
(ii)“Continuous Service” means continuous employment or engagement (as a consultant or a service provider) with a Group Member in substantially the same scope as set forth in the Holdback Person’s employment or engagement agreement in effect at the Acquisition Closing, as of the Acquisition Closing.
(iii)“Good Reason” means the occurrence of any of the following events: (i) a reduction following the Acquisition Closing in the value of the Holdback Person’s salary and/or other benefits (other than reduction or non-payment of discretionary bonuses and/or variable compensation due to failure to attain the criteria or milestones therefor), taken as a whole, by more than 10%, not otherwise agreed to in writing by the Holdback Person; or (ii) a material reduction of the Holdback Person’s position or responsibilities (as imposed by his employment/services agreement and/or any other written agreement ancillary thereto with the Group Member as of immediately following the Acquisition Closing, or under applicable Law), or his removal from such position and responsibilities, unless the Holdback Person is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation or status), in each case of (i) and/or (ii), to the extent that such change is made without the Holdback Person’s prior written consent; or (iii) a relocation of the Holdback Person’s place of employment, without the Holdback Person’s consent, to (a) a place more than 70 Kilometres from wherever the Group Member will decide the offices of such Group Member will be in Israel, or (b) a non-Israeli jurisdiction; provided however that no termination by the Holdback Person will be deemed for Good Reason unless, within 30 business days of the Holdback Person first becoming aware of the Good Reason situation, Holdback Person gave notice to the Company of the Good Reason including the nature and reasonable details thereof and the Company failed to cure the Good Reason situation within 10 business days of such notice.
(iv)“Disability” shall mean a physical or mental disability that prevents the Holdback Person from performing his obligations pursuant to the terms of the Holdback Person’s employment or engagement agreement with the Group Member or any of its Affiliates for a period of 90 consecutive days (or an aggregate of 180 days during any one year period), as confirmed by a licensed medical physician acceptable to the Purchaser.
1.4Share Purchase Consideration. The parties hereto acknowledge that the Holdback Person’s Delayed Consideration is part of his portion of the Final Purchase Price payable in respect of his Securities pursuant to the SPOA.
1.5Payment of Delayed Consideration. Any Delayed Consideration payable to the Holdback Person in accordance with the provisions of this Agreement shall be paid as soon as practicable but in any event no later than five (5) Business Days following a Release Date, subject to (and notwithstanding anything to the contrary herein) at all times any deductions from the Delayed Consideration for payments to the Purchaser therefrom in order to satisfy the Holdback Person’s indemnification obligations in accordance with Section 17 (Indemnification) of the SPOA and the Escrow Agreement. Neither the Delayed Consideration (including any portion thereof) nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, assigned or transferred by the Holdback Person (other than by laws of intestacy, laws of divorce, descent, distribution or succession and by operation of Law) or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Holdback Person, in each case prior to the payment of the Delayed Consideration to the Holdback Person in accordance with this Agreement, without the prior written consent of Purchaser. Notwithstanding anything to the contrary hereunder, the amount of Delayed Consideration shall, in no event, exceed 50% of the total consideration payable (in cash or Purchaser Shares) by Purchaser to the Holdback Person under the SPOA and, to the extent that, for any reason, the Delayed Consideration exceeds such threshold, the excess payment amount shall not be considered Delayed Consideration (and, consequently, be paid by the Paying Agent to the Section 102 Trustee for further disbursement to the Holdback Person or directly to the Holdback Person (as shall be agreed upon under the Paying Agent Agreement) at or promptly following the Acquisition Closing in accordance with the SPOA and subject to the provisions of the Israeli Tax Law).
1.6Withholding. Notwithstanding anything to the contrary herein, the Holdback Person hereby acknowledges and agrees that each of Purchaser, the Company, the Section 102 Trustee and the Paying Agent (each, a “Payor”) shall be entitled to deduct and withhold from any payment to the Holdback Person hereunder, amounts Payor determines it is required to deduct and withhold for Taxes in accordance with and subject to the applicable terms and procedures described in Section 4 (PAYING AGENT; TAX RULING AND TAX WITHHOLDING) of the SPOA.
1.7Interest. The Escrow Agent shall be instructed, under the Escrow Agreement, to place and maintain any Delayed Consideration in an interest-bearing account, as more fully detailed in the Escrow Agreement, and any interest accruing on the Delayed Consideration or any portion thereof, shall be released and paid to the Holdback Person or the Purchaser, as the case may be, in accordance with the terms hereof and of the Escrow Agreement, together with such Delayed Consideration or any portion thereof, as applicable.
ARTICLE II
MISCELLANEOUS
2.1Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions and specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

2.2Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel, excluding its conflict of law rules.
2.3Disputes. It is understood and agreed that all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be resolved in accordance with the provisions of Section 20.10 (Governing Law; Venue) of the SPOA.
2.4Entire Agreement; Amendments and Waivers. Except for the SPOA, Paying Agent Agreement and the Escrow Agreement, this Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement, signed by the Purchaser and the Holdback Person. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
2.5No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto, any rights or remedies hereunder.
2.6Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the third (3rd) Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date transmitted if sent by email (provided automatically generated confirmation of email transmission is obtained), in each case as follows:
(a)If to Purchaser, then as provided for in Section 20.4 (Notices) of the SPOA; and
(b)If to the Holdback Person, then to the address set forth under his name on Schedule A hereto.
2.7Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the extent possible.
2.8No Assignments; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of all other parties hereto, except that Purchaser may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to one (1) or more of its Affiliates, in accordance with Section 20.7 (Entire Agreement; Assignment) of the SPOA, and provided that no such assignment shall relieve Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. In addition, subject to the provisions of this Section 2.8, no portion of the Holdback Person’s Delayed Consideration or any beneficial interest therein may be pledged, sold or transferred by Purchaser or such Holdback Person, or may be reached by any legal or equitable process in satisfaction of any debt or other liability, prior to the termination of this Agreement hereunder in regards to such Holdback Person. Any purported assignment, pledge or transfer not permitted under this Section 2.8 shall be null and void.
2.9Acknowledgment. THE HOLDBACK PERSON HEREBY ACKNOWLEDGES AND CONFIRMS THAT HE HAS READ AND FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE SPOA AND AGREES TO ABIDE BY THE TERMS AND CONDITIONS HEREOF AND THEREOF. THE HOLDBACK PERSON HAD SUFFICIENT TIME TO CONSIDER THIS AGREEMENT AND THE SPOA AND CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.

2.10Effective Date; Termination. This Agreement shall become effective as of and contingent upon the Acquisition Closing. This Agreement shall terminate on the date on which the entire Delayed Consideration of the Holdback Person has been released pursuant to the terms of this Agreement; provided however, that the terms of the SPOA shall not be affected by the termination of this Agreement, provided, further, however, that nothing in this Section 2.10 shall relieve the parties hereto of any liability for a breach of this Agreement prior to the effective date of such termination.
2.11No Employment Guarantee. Nothing in this Agreement is intended to constitute an employment contract or a guaranty of continued employment.
2.12Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one (1) and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                        TRIVAGO N.V.

By: /s/ Robin Harries
Name: Robin Harries
Title: Managing Director

                        HOLDBACK PERSON:

[Signature Page - Holdback Agreement]

SCHEDULE A

HOLDBACK PERSONS SCHEDULE

Name of Holdback Person	Contact Information	Company Options	Portion of the Delayed Consideration (Shares)
[*]	[*]	[*]	[*]

Schedule 6.2.15

Stock Option Commercial Terms

trivago N.V., a public company with limited liability under the laws of the Netherlands (in Dutch: naamloze vennootschap), having its statutory seat in Amsterdam and being business resident at Kesselstraße 5-7, 40221 Düsseldorf, Germany (hereinafter the “Company”, together with its subsidiaries as the “trivago Group”), as the parent company of the trivago Group, will offer you an equity award contingent on and subject to the closing of that certain Share Purchase Option Agreement to which these Stock Option Commercial Terms are attached (the “SPOA”), your engagement with an entity of the trivago Group on the terms described in this document, and your entry into an applicable equity award agreement with the trivago Group (an “Award Agreement”).
1.Equity Award Type. Subject to the formal approval of the Company’s management board (“Equity Approval”) to be expected following the date you have signed an Award Agreement and on the basis of the Equity Award Base Amount set out herein, but not before the lapse of 30 calendar days from the date of filing of the Israeli Plan with the Israeli Tax Authority (“ITA”), you will be granted a certain number of stock options (“Stock Options”) to purchase an equivalent number of the Company’s (NASDAQ: TRVG) American Depository Shares (“ADS”) at a certain price as set out in this Letter (“Strike Price”) (“Equity Award”). The Equity Award is subject to the terms and conditions applicable to stock options granted under the Company’s 2016 Omnibus Incentive Plan, as amended and restated from time to time, (“Equity Plan”) as described in the Equity Plan, and the applicable stock options agreement, which you will be required to sign.
The Equity Award shall be granted under the capital gains track of Section 102 of the Israeli Income Tax Ordinance (“Section 102”). For this purpose, prior to the occurrence of the Equity Approval, the Company shall, within one month from the date you have signed an Award Agreement, (i) adopt an Israeli Appendix to its Equity Plan (“Israeli Plan”), (ii) appoint a trustee for the Israeli Plan (“Trustee”), and (iii) file the Israeli Plan with the ITA via the Trustee. The Equity Approval shall occur no sooner than the lapse of 30 calendar days from the date of filing of the Israeli Plan with the ITA.
2.Equity Award Base Amount; Strike Price. The base amount of your Equity Award is USD [400,000] (the “Equity Award Base Amount”), which is allocated as follows:

Low Strike Price Stock Options (@[0.06] USD): USD [240,000]
High Strike Price Stock Options (@[ACP] USD): USD [160,000]
The actual number of Low Strike Price Stock Options to be granted is going to be determined by dividing the Equity Award Base Amount by the average closing price of the Company’s ADS over the 30-day period prior to and including the date of the Equity Approval in USD (“ACP”).
The actual number of High Strike Price Stock Options to be granted is going to be determined by dividing the Equity Award Base Amount by the ACP and multiplying it by the incentive factor of 3.
Purely for illustrative purposes, we provide the following example, assuming an illustrative ACP of USD 2.40 per ADS:
Low Strike Price Stock Options (@[0.06 / 0.30] USD): [100,000] ADS
High Strike Price Stock Options (@[ACP] USD): [200,000] ADS
3.Payment of Strike Price. The Strike Price shall be paid in cash/wire transfer or otherwise through a “same day sale” commitment whereby you irrevocably elect to exercise the Stock Options and sell a portion of the ADS so purchased sufficient to pay the total Strike Price, and whereby the broker-dealer irrevocably commits upon receipt of such ADS to forward the total Strike Price directly to the Company or the Trustee, all subject to the Company obtaining a tax ruling from the ITA (to the extent necessary to qualify for the capital gains track of Section 102), and subject to the terms of such tax ruling.
4.Equity Award Vesting. Contingent on your continuous service for an entity of the trivago Group, your Equity Award will vest over a period of three years starting on the closing of the SPOA (the “Vesting Start Date”). Your Equity Award shall vest one third on the first anniversary of the Vesting Start Date; thereafter the remainder shall vest each year for the following two years in equal installments (each a “Vesting Event”). Notwithstanding the foregoing, in the event of a change in control or an M&A transaction in the Company, 100% of all Stock Options that did not become vested will immediately become vested and exercisable, provided that you are engaged with an entity of the trivago Group on such date.
5.Exercise Period. As long as you are engaged with an entity of the trivago Group, the Equity Award will be exercisable for a period of [7 / 10] years as of the date of the

Equity Approval. In the event of termination of engagement, the Equity Award will be exercisable for a period of 6 months as of the effective date of such termination (or a shorter period if so requested by you).
6.Taxation. The Equity Award referred to in this letter is subject to all applicable taxes, withholding and any other deductions required by applicable law. Payment of all applicable taxes and fees may be through (i) withholding enough ADS to cover, (ii) withholding from cash proceeds from a cashless exercise of your Stock Options or (iii) by direct payment from you as the option holder to the Company; all in accordance with Section 102 rules and regulations and in coordination with the Trustee (who is responsible for the actual tax withholding).
To the extent that your Equity Award shall not qualify under the capital gains track of Section 102 for any reason, other than the 6 month exercise period in Section 5, then the Company shall provide you with a gross-up payment (the "Gross-Up Payment") to fully compensate you for any additional tax liability incurred by you as a result of such disqualification. The Gross-Up Payment shall be an amount sufficient to place you in the same after-tax position you would have been in had your Equity Award been qualified under the capital gains track of Section 102, considering any additional taxes imposed as a result thereof.